As filed with the Securities and Exchange Commission on February 18, 2014.

Registration No. 333-193577

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OXBRIDGE RE HOLDINGS LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	6331	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Address:

Landmark Square, Suite 1A

64 Earth Close

P.O. Box 469

Grand Cayman, KY1-9006

Cayman Islands

Telephone No: 345-749-7570

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Corporation Service Company

1180 Avenue of the Americas, Suite 210

New York, New York 10036

Telephone No: (800) 927-9801

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Curt P. Creely, Esq. Megan A. Odroniec, Esq. Foley & Lardner LLP 100 North Tampa Street, Suite 2700 Tampa, Florida 33602 Telephone No.: (813) 229-2300 Facsimile No.: (813) 221-4210

Christopher J. Lange, Esq.

LeClairRyan, a Professional Corporation

Riverfront Plaza, East Tower

951 East Byrd Street, Eighth Floor

Richmond, Virginia 23219

Telephone No.: (804) 343-4094

Facsimile No.: (804) 783-7689

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 18, 2014

Oxbridge Re Holdings Limited

Maximum of 4,250,000 Units

Minimum of 1,700,000 Units

Each Unit Consisting of One Ordinary Share and One Warrant

Oxbridge Re Holdings Limited is offering for sale up to 4,250,000 units, with each unit consisting of one ordinary share, $0.001 (USD) par value, and one warrant. Each warrant may be exercised to acquire one ordinary share at an exercise price equal to $         per share (which is 125% of the public offering price). You may exercise your warrants at any time after the closing of this offering until the five year anniversary of the closing of this offering. We may cancel the warrants at any time following the six month anniversary of the closing of this offering if the closing price per ordinary share exceeds $         (which is 125% of the exercise price of the warrant) for at least ten trading days within any period of twenty consecutive trading days. This prospectus also covers the offer of our ordinary shares upon exercise of the warrants.

Our placement agent, Capitol Securities Management, Inc., is selling the units on a minimum/maximum “best efforts” basis. The placement agent is not required to sell any specific dollar amount of securities but will use its best efforts to sell the securities offered. Our placement agent will receive a fee with respect to such sales. Subscriptions for the units will be deposited into escrow with SunTrust Bank, N.A. until a minimum of 1,700,000 units have been sold. In the event we do not sell a minimum of 1,700,000 units by                 , 2014, escrowed funds will be promptly returned to investors without interest or deduction. In the event that a minimum of 1,700,000 units are sold by                , 2014, we will close on those funds received and promptly issue the units.

Prior to this offering, there has been no public market for our units, ordinary shares or warrants. We anticipate that the initial public offering price of the units will be between $5.00 and $7.00 per unit.

Our units, ordinary shares, and warrants have been approved for listing on The NASDAQ Capital Market under the symbols “OXBRU,” “OXBR” and “OXBRW,” respectively. We expect that the ordinary shares and warrants comprising the units will begin separate trading, and that the units will cease trading, on or about the 45th day following the date of this prospectus.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. Investing in our securities involves significant risks. See “Risk Factors” beginning on page 10.

	Price to Public	Placement Agent Fees(1)	Proceeds, Before Expenses, to Oxbridge Re Holdings Limited(2)
Per Unit	$	$	$
Total if minimum sold	$	$	$
Total if maximum sold	$	$	$

(1)	Payable to Capitol Securities Management, Inc., our placement agent. The terms of our arrangement with Capitol Securities Management, Inc. are described under the caption “Plan of Distribution” on page 91.
(2)	We expect total cash expenses for this offering to be approximately $ .

Delivery of the units will be made on or about             , 2014.

None of the Securities and Exchange Commission, any state securities commission, the Cayman Islands Monetary Authority nor any other governmental or regulatory body in the Cayman Islands has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Capitol Securities Management, Inc.	Henley & Company LLC

IAA Financial, LLC	International Assets Advisory, LLC

The date of this prospectus is                 , 2014.

You should rely only on the information contained in this prospectus. We have not, and the placement agent has not, authorized any other person to provide you with information that is different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We and the placement agent are offering to sell and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside of the United States: Neither we nor the placement agent have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

No invitation is being made to the public in the Cayman Islands to subscribe for these securities.

PROSPECTUS SUMMARY

This summary highlights information that we present more fully in the rest of this prospectus and does not contain all of the information you should consider before investing in our securities. This summary contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements. You should read the entire prospectus carefully, including the “Risk Factors” section and our consolidated financial statements and related notes. Except as otherwise indicated, the market data and industry statistics in this prospectus are based upon independent industry publications and other publicly available information. Unless the context requires otherwise, as used in this prospectus, the terms “Oxbridge,” “we,” “us,” “our,” “the Company,” “our company,” and similar references refer to Oxbridge Re Holdings Limited and its wholly owned subsidiary Oxbridge Reinsurance Limited, unless the context dictates otherwise. References in this prospectus to our “Articles” refer to the Second Amended and Restated Memorandum and Articles of Association of Oxbridge Re Holdings Limited as the same shall be in effect upon completion of this offering. For your convenience, we have included a glossary beginning on page G-1 of selected reinsurance terms. All dollar amounts referred to in this prospectus are in U.S. dollars unless otherwise indicated.

Oxbridge Re Holdings Limited

Company Overview

We are a Cayman Islands exempted company that was organized in April 2013 to provide reinsurance business solutions primarily to property and casualty insurers in the Gulf Coast region of the United States. Through our licensed reinsurance subsidiary, Oxbridge Reinsurance Limited, we write fully collateralized policies to cover property losses from specified catastrophes. We intend to specialize in underwriting medium-frequency, high-severity risks, where we believe sufficient data exists to analyze effectively the risk/return profile of reinsurance contracts.

Our company was formed by investors with significant experience in the U.S. property and casualty insurance market who saw an opportunity to provide more competitive reinsurance products to property and casualty insurance providers in the Gulf Coast region. Oxbridge Reinsurance Limited, our reinsurance subsidiary, was approved by the Cayman Islands Monetary Authority as a licensed Class C insurance company under Cayman Islands law in April 2013. In June 2013, we completed a private placement in the amount of $6.7 million. Following the private placement, in June 2013 we entered into our initial reinsurance contracts with Claddaugh Casualty Insurance Company, Ltd. (“Claddaugh”), a captive reinsurance company and a subsidiary of HCI Group, Inc., a Florida-based, publicly traded holding company that is a related party through common directors. We have since entered into an additional reinsurance contract with another party in January 2014. Following our initial reinsurance contracts, our core business will be focused on the provision of property catastrophe reinsurance coverage to a broad range of select insurance companies and potentially other reinsurers.

We intend to underwrite reinsurance contracts on a selective and opportunistic basis as opportunities arise based on our goal of achieving favorable long-term returns on equity for our shareholders. Our goal is to achieve long-term growth in book value per share by writing business that will generate attractive underwriting profits relative to the risk we bear. Unlike other insurance and reinsurance companies, we do not intend to pursue an aggressive investment strategy and instead will focus our business on underwriting profits rather than investment profits. Our initial business focus will be on fully collateralized reinsurance contracts for property catastrophes in the Gulf Coast region of the United States, with an initial emphasis on Florida, and within that market and risk category, we will attempt to select the most economically attractive opportunities across a variety of property and casualty insurers. As our capital base grows, however, we expect that we will consider growth opportunities in other geographic areas and risk categories. We have no current intention to become rated, so we will be required to collateralize our obligations under our reinsurance contracts.

Our Business Strategy

Our goal is to achieve attractive risk-adjusted returns for our shareholders through the prudent management of underwriting risks relative to our capital base. To achieve this objective, the following are the principal elements of our business strategy:

•	Maintain a Commitment to Disciplined Underwriting. We will use a disciplined and data-driven underwriting approach to select a diversified portfolio of risks that we believe will generate an attractive return on capital over the long term. Neither our underwriting nor our investment strategies are designed to generate smooth or predictable quarterly earnings, but rather to optimize growth in book value per share over the long term.

•	Focus on Risk Management. We will treat risk management as an integral part of our underwriting and business management processes. We expect that substantially all of our reinsurance contracts will contain loss limitation provisions that limit our losses to the value of the assets collateralizing our reinsurance contracts.

•	Partial Deployment of Capital. In order to eliminate the possibility of complete losses, we intend to place only a portion of our total capital at risk in any single year. This means that we expect lower returns than some of our competitors in years where there are lower than average catastrophe losses but that our capital will be better protected in the event of large losses. We are committed to maintaining our capitalization and financial strength over the long term and to develop a history of paying a consistent dividend on our ordinary shares.

•	Take Advantage of Market Opportunities. Although our business will be initially focused on catastrophe coverage for Gulf Coast insurers with an emphasis on Florida, we intend to continuously evaluate various market opportunities in which our business may be strategically or financially expanded or enhanced in the future. Such opportunities could take the form of diversifying our business into other geographic or market areas. Such opportunities could also include quota share reinsurance contracts, joint ventures, renewal rights transactions, corporate acquisitions of another insurer or reinsurer, or the formation of insurance or reinsurance platforms in new markets. We believe the environment in the reinsurance and insurance markets will continue to produce opportunities for us, through organic expansion or through acquisitions.

Risks That Could Impact Our Ability to Implement Our Business Strategy

We face the following risks that could impact our business strategy:

•	We do not have an operating history or established reputation in the reinsurance industry. We were incorporated in April 2013, and did not begin underwriting reinsurance transactions until June 2013. As a result, we do not have an operating history on which you can base an estimate of our future earnings prospects. We also do not have an established reputation in the reinsurance industry, which may adversely affect our ability to acquire and retain new business.

•	Our results of operations will fluctuate from period to period and may not be indicative of our long-term prospects. We anticipate that the performance of our reinsurance operations and our future investment portfolio will fluctuate from period to period. In addition, because we plan to underwrite products and make investments to achieve favorable return on equity over the long term, our short-term results of operations may not be indicative of our long-term prospects.

•	Our initial reinsurance contracts are primarily with HCI Group, Inc., and its subsidiaries. For the reinsurance policy year June 1, 2013 through May 31, 2014, we expect to derive substantially all of our reinsurance and insurance business from HCI Group and its subsidiaries. We expect to continue to derive a substantial portion of our reinsurance and insurance business from HCI Group and its subsidiaries during the policy year beginning June 1, 2014. Accordingly, the failure to enter into new reinsurance contracts with HCI Group or any of its subsidiaries for the policy year beginning June 1, 2014 could reduce our revenues during our initial years of operation, increase our dependence on third party insurance companies, program underwriting agents and service providers to support our business, and have a material adverse effect on us.

•	The business relationships between us and HCI Group, together with the positions held by our directors and executives with HCI Group, may present difficult conflicts of interest and business opportunity issues. We currently derive substantially all of our business from a subsidiary of HCI Group in the current policy year and may continue to derive a substantial portion of our business from HCI Group subsidiaries during our first few years of operation. Sanjay Madhu, our President, Chief Executive Officer, and a director, is also a member of the board of directors of HCI Group and a former executive officer of HCI Group. Also, Paresh Patel, the non-executive Chairman of our Board of Directors and the largest stockholder of our company, is the Chairman, President, and Chief Executive Officer of HCI Group. Because of these business relationships, various conflicts of interest could arise with respect to business opportunities that could be advantageous to HCI Group or its subsidiaries, on the one hand, and us or any of our subsidiaries, on the other hand. Moreover, because of these relationships, HCI Group may have the ability to otherwise significantly influence certain business decisions by us, including our writing of future policies. These relationships and potential conflicts could also result in contracts between us and HCI Group and/or its subsidiaries that are less favorable to us than contracts that could be negotiated with other third parties.

•	Established competitors with greater resources may make it difficult for us to effectively market our products or offer our products at a profit. We compete with major reinsurers, all of which have substantially greater financial, marketing and management resources than we do, which may make it difficult for us to effectively market our products or offer our products at a profit.

•	There is uncertainty with respect to the establishment of loss reserves. As we have only recently commenced operations, our estimation of loss reserves may be less reliable than the reserve estimations of a reinsurer with a greater volume of business and an established loss history.

•	We are required to maintain sufficient collateral accounts, which could significantly and negatively affect our ability to implement our business strategy. We are not licensed or admitted as a reinsurer in any jurisdiction other than the Cayman Islands. Certain jurisdictions, including the United States, do not permit insurance companies to take credit for reinsurance obtained from unlicensed or non-admitted insurers on their statutory financial statements unless appropriate security measures are implemented. Consequently, we must continue to maintain sufficient funds in escrow accounts to serve as collateral for our reinsurance contracts.

Our Reinsurance Contracts and Products

We began underwriting business in June 2013 when we entered into our first reinsurance contracts. Our initial reinsurance contracts are principally with Claddaugh, a captive reinsurance company and a subsidiary of HCI Group. Although we will likely enter into additional reinsurance contracts with Claddaugh in the future and anticipate that at least 50% of our gross premiums will be with Claddaugh for the June 2014 hurricane season, we intend to increasingly diversify our customer base in future policy years. In January 2014, we entered into a small reinsurance contract providing up to $250,000 in coverage (with a reinstatement of an additional $250,000 in coverage) with a non-affiliate of Claddaugh for a policy period that ends in March 2015.

With the proceeds from our initial public offering, we intend to pursue reinsurance contracts with additional property and casualty insurers in the Gulf Coast region of the United States with an initial emphasis on Florida. We anticipate that, for the foreseeable future, our reinsurance contracts will, similar to the reinsurance contracts with Claddaugh, principally cover property claims resulting from catastrophes such as hurricanes and tornados. We anticipate that such contracts will be either single-year or multi-year contracts and that our policy years will generally commence on June 1 of each year and end on May 31 of the following year.

We intend to write primarily property, property catastrophe, and short-tail specialty and casualty reinsurance. Substantially all of the reinsurance products we currently seek to write are in the form of treaty reinsurance contracts. When we write treaty reinsurance contracts, we will not evaluate separately each of the individual risks assumed under the contracts and are therefore largely dependent on the individual underwriting decisions made by the cedant. Accordingly, as part of our initial review and renewal process, we carefully review and analyze the cedant’s risk management and underwriting practices in deciding whether to provide treaty reinsurance and in appropriately pricing the coverage.

Marketing and Distribution

We expect that, in the future, the majority of our business will be sourced through reinsurance brokers. Brokerage distribution channels provide us with access to an efficient, variable distribution system without the significant time and expense that would be incurred in creating an in-house marketing and distribution network. Reinsurance brokers receive a brokerage commission that is usually a percentage of gross premiums written.

We intend to build relationships with global reinsurance brokers and captive insurance companies located in the Cayman Islands. Our management team has significant relationships with most of the primary and specialty broker intermediaries in the reinsurance marketplace in our target market. We believe that maintaining close relationships with brokers will give us access to a broad range of reinsurance clients and opportunities.

Additional Risks Relating to Our Business and This Offering

In addition to the risks described in “—Risks That Could Impact Our Ability to Implement Our Business Strategy,” the implementation of our business strategy and our future results of operations and financial condition are subject to a number of risks and uncertainties. We discuss in detail factors that could adversely affect our actual results and performance, as well as the successful implementation of our business strategy, under the heading “RISK FACTORS” beginning on page 10. Before you invest in our securities, you should carefully consider all of the information in this prospectus, including matters set forth under the heading “Risk Factors” including:

•	Cyclicality of the reinsurance market may affect the industry’s and our profitability. The property and casualty reinsurance industry is cyclical and subject to unpredictable developments which may affect the industry’s and our profitability. These include trends of courts granting increasingly larger awards for certain damages, increases in the frequency of natural disasters, fluctuations in interest rates, changes in the investment environment that affect market prices of investments, inflationary pressures and other events that affect the size of premiums or losses companies and primary insurers experience.

•	Exposure to natural and man-made disasters may expose us to significant claims. Our reinsurance operations will expose us to claims arising out of unpredictable catastrophic events, such as hurricanes, hailstorms, tornados, windstorms, earthquakes, floods, fires, explosions, and other natural and man-made disasters. Claims from catastrophic events could cause substantial volatility in our financial results and could have a material adverse effect on our financial condition and results of operations.

•	We may not qualify for an exemption from the Investment Company Act. We rely on an exemption under the Investment Company Act for a company organized and regulated as a foreign insurance company primarily and predominantly engaged in the reinsurance business. If this exception were deemed inapplicable, we would have to register under the Investment Company Act as an investment company, and as a result we likely would not be permitted to operate our business in the manner in which we currently operate.

•	We may be treated as a PFIC if the IRS does not believe we qualify for the insurance company exemption found in the Internal Revenue Code. Significant potential adverse United States federal income tax consequences generally apply to any United States person who owns shares in a “passive foreign investment company”, or PFIC. In general, a non-U.S. corporation is classified as a PFIC for a taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to certain look-through rules, either (i) 75% or more of its gross income is passive income, or (ii) 50% or more of the average quarterly value of its gross assets is attributable to assets that produce passive income or are held for the production of passive income. In general, either of Oxbridge Re Holdings Limited or Oxbridge Reinsurance Limited would be deemed to be a PFIC for a taxable year if 75% or more of its income constitutes “passive income” or 50% or more of its assets produce “passive income.” Passive income generally includes interest, dividends and other investment income but does not include income derived in the active conduct of an insurance business by a corporation predominantly engaged in an insurance business. This exception for insurance companies is intended to ensure that a bona fide insurance company’s income is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. In addition, sufficient risk must be transferred under an insurance company’s contracts with its insureds in order to qualify for the insurance exception. We cannot assure you that the IRS will not successfully challenge the level of risk transfer under our reinsurance contracts for purposes of the insurance company exception. We cannot assure you that the IRS will not successfully challenge our interpretation of the scope of the active insurance company exception and our qualification for the exception. Further, the IRS may issue regulatory or other guidance that causes us to fail to qualify for the active insurance company exception on a prospective or retroactive basis. Therefore, we cannot assure you that we will satisfy the exception for insurance companies and will not be treated as PFICs currently or in the future.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:

•	we may present only two years of audited financial statements and only two years of related disclosure in our “Management’s Discussion & Analysis of Financial Condition and Results of Operations;”

•	we are exempt from requirement to obtain an attestation and report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•	we are permitted to provide less extensive disclosure about our executive compensation arrangements;

•	we are not required to hold non-binding advisory stockholder votes on executive compensation or golden parachute arrangements; and

•	we have elected to use an extended transition period for complying with new or revised accounting standards.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenues, have more than $700 million in market value of our ordinary shares held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens.

To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an emerging growth company may continue to be available to us as a smaller reporting company, including: (1) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes Oxley Act; (2) scaled executive compensation disclosures; and (3) the requirement to provide only two years of audited financial statements, instead of three years.

Corporate Information

Our principal executive offices are located at Landmark Square, Suite 1A, 64 Earth Close, P.O. Box 469, Grand Cayman, KY1-9006, Cayman Islands, and our telephone number is 345-749-7570. Effective March 1, 2014, our principal executive offices will move to Harbour Place, Ground Floor, 103 South Church Street, P.O. Box 469, Grand Cayman, KY1-9006, Cayman Islands. Our website is www.oxbridgere.com. Information contained on our website is not incorporated by reference into this prospectus, and such information should not be considered to be part of this prospectus.

The Offering

Issuer	Oxbridge Re Holdings Limited.

Securities Offered	A minimum of 1,700,000 and a maximum of 4,250,000 units. Each unit consists of one ordinary share, $0.001 par value, and one warrant.

Description of Ordinary Shares	The ordinary shares constitute common equity of the Company and have no pre-emptive, redemption or conversion rights. The ordinary shares will generally be entitled to one vote per share other than in the circumstances noted in the Articles.

Dividends on Ordinary Shares	While we intend to develop a history of paying a consistent dividend on our ordinary shares, dividends will not be mandatory and will be solely at the discretion of the Board of Directors of the company and our reinsurance subsidiary out of funds legally available therefor under Cayman Islands law.

Warrant Terms	The warrants included in the units will be exercisable any time following the completion of the offering, and will expire on the final day of the 60th month following the date of the closing of this offering. Each warrant may be exercised to purchase one ordinary share at an exercise price equal to 125% of the public offering price ($7.50 assuming the mid-point of the expected public offering price range).

We may cancel the warrants at any time following the six month anniversary of the closing of this offering if the closing price per ordinary share exceeds $ (which is 125% of the exercise price of the warrant) for at least ten trading days within any period of twenty consecutive trading days.

Ordinary Shares Outstanding After the Offering	Assuming that we sell the minimum number of units, we will have 2,815,350 ordinary shares outstanding, and assuming that we sell the maximum number of units, we will have 5,365,350 ordinary shares outstanding (not including the ordinary shares underlying the warrants offered hereby).

Proposed NASDAQ Capital Market Symbols/CUSIP Numbers	“OXBRU” for our units (CUSIP No. G6856M122), “OXBR” for our ordinary shares (CUSIP No. G6856M106), and “OXBRW” for our warrants (CUSIP No. G6856M114).

Proposed Transfer Agent	Broadridge Corporate Issuer Solutions, Inc., 1717 Arch St., Suite 1300 Philadelphia, Pennsylvania 19103.

Use of Proceeds	We intend to use the net proceeds from this offering for additional capital for underwriting obligations and for general corporate purposes.

Limitations on Ordinary Share Voting Power	In certain circumstances, the total voting power of the ordinary shares held by any one person will be reduced to less than 9.9% of the total voting power of the total issued and outstanding ordinary shares. In the event a holder of ordinary shares acquires shares representing 9.9% or more of the total voting power of the total ordinary shares, there will be an effective reallocation of the voting power of the ordinary shares as described in the Articles.

Risk Factors	Investing in these securities involves a high degree of risk and as an investor, you should be prepared to bear a complete loss of your investment. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.

Conditions to Closing	We will not close the offering if we do not receive subscriptions to purchase at least the minimum offering amount.

Escrow Period	Funds will be held in escrow until the earlier of our receipt of commitments to purchase 1,700,000 units or , 2014.

Escrow Agent	SunTrust Bank, N.A. will serve as escrow agent for the subscription funds pending the closing of the offering.

Plan of Distribution	The placement agent intends to market the securities on a “best efforts” agency basis.

Unless otherwise indicated, all information in this prospectus assumes the sale of 4,250,000 units at an assumed initial public offering price of $6.00 per unit, the midpoint of the range set forth on the cover page of this prospectus.

Summary Consolidated Financial Data

The following tables set forth a summary of our consolidated financial data for the period presented and should be read in conjunction with our consolidated financial statements and the related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The summary consolidated financial data as of December 31, 2013 and the period from April 4, 2013 (inception) to December 31, 2013 have been derived from our consolidated audited financial statements included elsewhere in this prospectus.

Period Ended December 31, 2013 (Dollars in Thousands, except share amounts)
Consolidated Statement of Operations Data:
Revenue
Net premiums earned	$1,483

Expenses
Losses and loss adjustment expenses	—
Policy acquisition costs	97
Preopening expenses and organizational costs	145
Other administrative expenses	389

Total expenses	631

Net income	$852

Basic and diluted earnings per share	$0.88

December 31, 2013
Condensed Balance Sheet Data:
Cash and cash equivalents	$695
Restricted cash and cash equivalents	10,117
Deferred policy acquisition costs	69
Other assets	481
Total assets	11,362
Reserve for losses and loss adjustment expenses	—
Loss experience refund payable	1,367
Unearned premiums reserve	2,036
Dividends payable	268
Other liabilities	511
Total liabilities	3,914
Share capital	1
Additional paid-in capital	6,594
Retained earnings	853
Total equity	7,448
Total liabilities and equity	11,362
Performance ratios for period ended December 31, 2013: Loss ratio	—
Acquisition cost ratio	6.5%
Expense ratio	33%
Combined ratio	33%
Return on average equity	12.07%

RISK FACTORS

An investment in our securities involves a high degree of risk and many uncertainties. You should carefully consider the specific factors listed below together with the other information included in this prospectus before purchasing our securities in this offering. If any of the possibilities described as risks below actually occurs, our operating results and financial condition would likely suffer and the trading price of our securities could fall, causing you to lose some or all of your investment in the securities we are offering. You should not invest in this offering unless you can afford to lose your entire investment. The following is a description of what we consider the key challenges and material risks to our business and an investment in our securities.

Risks Relating to Our Business

We are a start-up operation and we do not have an operating history on which you can base an estimate of our future earnings prospects.

We were incorporated in April 2013, and did not begin underwriting reinsurance transactions until June 2013. As a result, we do not have an operating history on which you can base an estimate of our future earnings prospects. Because our underwriting and investment strategies may differ from other participants in the property and casualty reinsurance market, you may not be able to compare our business or prospects to other property and casualty reinsurers.

In addition, we cannot assure you that we will raise the funds necessary to capitalize our subsidiaries in order to grow our business. In general, reinsurance and insurance companies in their initial stages of development present substantial business and financial risks and may suffer significant losses. They must develop business relationships, establish operating procedures, hire staff, install information technology systems, implement management processes and complete other tasks appropriate for the conduct of their intended business activities. In particular, our ability to implement our strategy to penetrate the reinsurance market depends on, among other things:

•	our ability to attract clients;

•	our ability to attract and retain personnel with underwriting, actuarial and accounting and finance expertise;

•	our ability to evaluate the risks we assume under reinsurance contracts that we write; and

•	the risk of being deemed a passive foreign investment company or an investment company if we are unable to implement our business plan and are deemed to not be in the active conduct of an insurance business or to not be predominantly engaged in an insurance business.

We cannot assure you that there will be sufficient demand for the reinsurance products we plan to write to support our planned level of operations, or that we will accomplish the tasks necessary to implement our business strategy. In addition, the business we have written to date is not mature and may be subject to greater losses than we have anticipated.

We will need additional capital in the future in order to grow and operate our business. Such capital may not be available to us or may not be available to us on favorable terms. Furthermore, our raising additional capital could dilute your ownership interest in our company.

We expect that we will need to raise additional capital in the future through public or private equity or debt offerings or otherwise in order to:

•	further capitalize our reinsurance subsidiary and implement our growth strategy;

•	fund liquidity needs caused by underwriting or investment losses;

•	replace capital lost in the event of significant reinsurance losses or adverse reserve developments;

•	meet applicable statutory jurisdiction requirements; and/or

•	respond to competitive pressures.

Additional capital may not be available on terms favorable to us, or at all. Further, any additional capital raised through the sale of equity could dilute your ownership interest in our company and may cause the market price of our units (and the ordinary shares and warrants underlying the units) to decline. Additional capital raised through the issuance of debt may result in creditors having rights, preferences and privileges senior or otherwise superior to those of our units (and the ordinary shares and warrants underlying the units).

Our results of operations will fluctuate from period to period and may not be indicative of our long-term prospects.

We anticipate that the performance of our reinsurance operations and our investment portfolio will fluctuate from period to period. Fluctuations will result from a variety of factors, including:

•	reinsurance contract pricing;

•	our assessment of the quality of available reinsurance opportunities;

•	the volume and mix of reinsurance products we underwrite;

•	loss experience on our reinsurance liabilities;

•	our ability to assess and integrate our risk management strategy properly; and

•	the performance of our investment portfolio.

In particular, we plan to underwrite products and make investments to achieve favorable return on equity over the long term. Our investment strategy will be to invest primarily in a traditional fixed-income portfolio that is comprised primarily of investment grade bonds, which are subject to both credit risk and interest rate risk. In addition, our opportunistic nature and focus on long-term growth in book value will result in fluctuations in total premiums written from period to period as we concentrate on underwriting contracts that we believe will generate better long-term, rather than short-term, results. Accordingly, our short-term results of operations may not be indicative of our long-term prospects.

Our initial reinsurance contracts are substantially all with HCI Group, Inc. and its subsidiaries.

For the reinsurance policy year June 1, 2013 through May 31, 2014, we expect to derive substantially all of our reinsurance and insurance business from HCI Group, Inc. (“HCI Group”) and its subsidiaries, and we expect to continue to derive a substantial portion of our reinsurance and insurance business from HCI Group and its subsidiaries during our first few years of operation. Accordingly, the failure to enter into new reinsurance contracts with HCI Group or any of its subsidiaries for the policy year beginning June 1, 2014 or subsequent policy years could reduce our revenues during our initial years of operation, increase our dependence on third party insurance companies, program underwriting agents and service providers to support our business, and have a material adverse effect on us.

The other positions held by Paresh Patel and Sanjay Madhu may present, and make us vulnerable to, difficult conflicts of interest and related legal challenges.

Sanjay Madhu, our President and Chief Executive Officer, is also a member of the board of directors of HCI Group. In addition, Paresh Patel, the non-executive Chairman of our Board of Directors and our largest stockholder, also holds the positions of Chairman of the Board, President and Chief Executive Officer at HCI Group, a company whose subsidiaries primarily operate in the property and casualty insurance and reinsurance markets. Mr. Patel is not an employee of our company and, as such, does not serve our company on a full-time basis.

Because both of Mr. Madhu and Mr. Patel serve on the board of directors at both HCI Group and our company, potential conflicts of interest may arise should the interests of HCI Group and our company diverge. These relationships and potential conflicts could also result in contracts between us and HCI Group and/or its subsidiaries that are less favorable to us than contracts that could be negotiated with other third parties.

Mr. Madhu’s service as President and Chief Executive Officer of Oxbridge Re Holdings Limited and as a director of HCI Group, as well as Mr. Patel’s service on the board of directors of our company and HCI Group, could also raise a potential challenge under anti-trust laws. Section 8 of the Clayton Antitrust Act, or the Clayton Act, prohibits a person from serving as a director or officer in any two competing corporations under certain circumstances. If HCI Group and Oxbridge Re Holdings Limited are in the future deemed to be competitors within the meaning of the Clayton Act, certain thresholds relating to direct competition between HCI Group and Oxbridge Re Holdings Limited are met, and the Department of Justice and Federal Trade Commission challenge the arrangement, Mr. Madhu and/or Mr. Patel may be required to resign his positions with one of the companies and/or fines or other penalties could be assessed against Mr. Madhu, Mr. Patel, and Oxbridge Re Holdings Limited. We expect that our company and HCI Group and its subsidiaries will have different business focuses and marketing strategies, thus minimizing the risk of direct competition. However, it is possible that the potential for direct competition may exist with respect to the business that we pursue with insurance companies other than HCI Group and its subsidiaries.

The business relationships between us and HCI Group, together with the positions held by our directors and executives with HCI Group, may present difficult conflicts of interest and business opportunity issues.

Our reinsurance contracts for the current policy year are substantially all with a subsidiary of HCI Group, and we may continue to derive a substantial portion of our business from HCI Group subsidiaries during our first few years of operation. Sanjay Madhu, our Chief Executive Officer and a director, is also a member of the board of Directors of HCI Group and a former executive officer of HCI Group. Also, Paresh Patel, the non-executive Chairman and largest stockholder of our company, is the Chairman, President, and Chief Executive Officer of HCI Group. Because of these business relationships, various conflicts of interest could arise with respect to business opportunities that could be advantageous to HCI Group or its subsidiaries, on the one hand, and us or any of our subsidiaries, on the other hand. Moreover, because of these relationships, HCI Group may have the ability to otherwise significantly influence certain business decisions by us, including our writing of future policies. These relationships and potential conflicts could also result in contracts between us and HCI Group and/or its subsidiaries that are less favorable to us than contracts that could be negotiated with other third parties.

Reinsurance of HCI Group’s insurance subsidiary’s business could expose us to substantial risk of loss.

As part of our initial growth strategy, substantially all of our business is currently with Claddaugh, and we may continue to have a substantial portion of our reinsurance contracts with Claddaugh in future policy years. Accordingly, our results of operations may be highly dependent on the results of operations of Claddaugh. Claddaugh writes business in Florida, and as a result, a single catastrophe occurrence, destructive weather pattern, terrorist attack, regulatory development or other condition or general economic trend disproportionately affecting the state could have a material adverse effect on the subsidiary, and therefore, our financial condition and results of operations.

Failure to become rated by A.M. Best, or receipt of a negative rating, could significantly and negatively affect our ability to grow.

Companies, insurers and reinsurance brokers use ratings from independent ratings agencies as an important means of assessing the financial strength and quality of reinsurers. This rating reflects the rating agency’s opinion of our financial strength, operating performance and ability to meet obligations. It is not an evaluation directed toward the protection of investors or a recommendation to buy, sell or hold our securities. A.M. Best assigns ratings based on its analysis of balance sheet strength, operating performance and business profile.

Currently, A.M Best has not assigned us a financial strength rating, and we do not intend to seek a rating in the forseesable future. Without a rating, or if we received a negative rating, our growth potential and business strategy will be limited because of the need to collateralize the insurance policies that we write.

Established competitors with greater resources may make it difficult for us to effectively market our products or offer our products at a profit.

The reinsurance industry is highly competitive. We compete with major reinsurers, all of which have substantially greater financial, marketing and management resources than we do. Competition in the types of business that we seek to underwrite is based on many factors, including:

•	premium charges;

•	the general reputation and perceived financial strength of the reinsurer;

•	relationships with reinsurance brokers;

•	terms and conditions of products offered;

•	ratings assigned by independent rating agencies;

•	speed of claims payment and reputation; and

•	the experience and reputation of the members of our underwriting team in the particular lines of reinsurance we seek to underwrite.

Additionally, although the members of our underwriting team have general experience across many property and casualty lines, they may not have the requisite experience or expertise to compete for all transactions that fall within our strategy of offering customized frequency and severity contracts at times and in markets where capacity and alternatives may be limited.

Our competitors include Third Point Reinsurance Ltd., Blue Capital Reinsurance Holdings Ltd., ACE Ltd., Everest Re, General Re Corporation, Hannover Re Group, Munich Reinsurance Company, Partner Re Ltd., Swiss Reinsurance Company and Transatlantic Reinsurance Company, as well as smaller companies and other niche reinsurers. Although we seek to provide coverage where capacity and alternatives are limited, we will directly compete with these larger companies due to the breadth of their coverage across the property and casualty market in substantially all lines of business.

We cannot assure you that we will be able to compete successfully in the reinsurance market. Our failure to compete effectively could significantly and negatively affect our financial condition and results of operations and may increase the likelihood that we may be deemed to be a passive foreign investment company or an investment company.

Reputation is an important factor in the reinsurance industry, and our lack of an established reputation may make it difficult for us to attract or retain business.

Reputation is a very important factor in the reinsurance industry, and competition for business, in part, based on reputation. Although our reinsurance policies will be fully collateralized, we are a newly formed reinsurance company and do not yet have an established reputation in the reinsurance industry. Our lack of an established reputation may make it difficult for us to attract or retain business. While some counterparties may prefer to enter into reinsurance contracts with a rated reinsurer, we do not currently intend to obtain financial strength ratings.

If our losses and loss adjustment expenses greatly exceed our loss reserves, our financial condition may be significantly and negatively affected.

Our results of operations and financial condition will depend upon our ability to assess accurately the potential losses and loss adjustment expenses associated with the risks we reinsure. Reserves are estimates at a given time of claims an insurer ultimately expects to pay, based upon facts and circumstances then known, predictions of future events, estimates of future trends in claim severity and other variable factors. The inherent uncertainties of estimating loss reserves are generally greater for reinsurance companies as compared to primary insurers, primarily due to:

•	the lapse of time from the occurrence of an event to the reporting of the claim and the ultimate resolution or settlement of the claim;

•	the diversity of development patterns among different types of reinsurance treaties; and

•	the necessary reliance on the client for information regarding claims.

As we have only recently commenced operations, our estimation of reserves may be less reliable than the reserve estimations of a reinsurer with a greater volume of business and an established loss history. Our actual losses and loss adjustment expenses paid may deviate substantially from the estimates of our loss reserves and could negatively affect our results of operations. If our loss reserves are later found to be inadequate, we would increase our loss reserves with a corresponding reduction in our net income and capital in the period in which we identify the deficiency, and such a reduction would also negatively affect our results of operations. If our losses and loss adjustment expenses greatly exceed our loss reserves, our financial condition may be significantly and negatively affected.

The property and casualty reinsurance market may be affected by cyclical trends.

We write reinsurance in the property and casualty markets, which tend to be cyclical in nature. Primary insurers’ underwriting results, prevailing general economic and market conditions, liability retention decisions of companies and primary insurers and reinsurance premium rates each influence the demand for property and casualty reinsurance. Prevailing prices and available surplus to support assumed business then influence reinsurance supply. Supply may fluctuate in response to changes in return on capital realized in the reinsurance industry, the frequency and severity of losses and prevailing general economic and market conditions.

Continued increases in the supply of reinsurance may have consequences for the reinsurance industry generally and for us, including lower premium rates, increased expenses for customer acquisition and retention, less favorable policy terms and conditions and/or lower premium volume. Furthermore, unpredictable developments, including courts granting increasingly larger awards for certain damages, increases in the frequency of natural disasters (such as hurricanes, windstorms, tornados, earthquakes, wildfires and floods), fluctuations in interest rates, changes in the investment environment that affect market prices of investments and inflationary pressures, affect the industry’s profitability. The effects of cyclicality could significantly and negatively affect our financial condition and results of operations.

Our property and property catastrophe reinsurance operations will make us vulnerable to losses from catastrophes and may cause our results of operations to vary significantly from period to period.

Our reinsurance operations will expose us to claims arising out of unpredictable catastrophic events, such as hurricanes, hailstorms, tornados, windstorms, earthquakes, floods, fires, explosions, and other natural or man-made disasters. The incidence and severity of catastrophes are inherently unpredictable but the loss experience of property catastrophe reinsurers has been generally characterized as low frequency and high severity. Claims from catastrophic events could reduce our earnings and cause substantial volatility in our results of operations for any fiscal quarter or year and adversely affect our financial condition. Corresponding reductions in our surplus levels could impact our ability to write new reinsurance policies.

Catastrophic losses are a function of the insured exposure in the affected area and the severity of the event. Because accounting regulations do not permit reinsurers to reserve for catastrophic events until they occur, claims from catastrophic events could cause substantial volatility in our financial results for any fiscal quarter or year and could significantly and negatively affect our financial condition and results of operations.

We could face unanticipated losses from war, terrorism, and political unrest, and these or other unanticipated losses could have a material adverse effect on our financial condition and results of operations.

Like other reinsurers, we face potential exposure to large, unexpected losses resulting from man-made catastrophic events, such as acts of war, acts of terrorism and political instability. These risks are inherently unpredictable and recent events may indicate an increased frequency and severity of losses. It is difficult to predict the timing of these events or to estimate the amount of loss that any given occurrence will generate. To the extent that losses from these risks occur, our financial condition and results of operations could be significantly and negatively affected.

We depend on our clients’ evaluations of the risks associated with their insurance underwriting, which may subject us to reinsurance losses.

In the proportional reinsurance business, in which we would assume an agreed percentage of each underlying insurance contract being reinsured, or quota share contracts, we do not expect to separately evaluate each of the original individual risks assumed under these reinsurance contracts. Therefore, we will be largely dependent on the original underwriting decisions made by ceding companies. We will be subject to the risk that the clients may not have adequately evaluated the insured risks and that the premiums ceded may not adequately compensate us for the risks we assume. We also do not expect to separately evaluate each of the individual claims made on the underlying insurance contracts under quota share arrangements. Therefore, we will be dependent on the original claims decisions made by our clients.

Changing climate conditions may adversely affect our financial condition, profitability or cash flows.

Climate change, to the extent it produces extreme changes in temperatures and changes in weather patterns, could impact the frequency or severity of weather events and wildfires. Further, it could impact the affordability and availability of homeowners insurance, which could have an impact on pricing. Changes in weather patterns could also affect the frequency and severity of other natural catastrophe events to which we may be exposed. The occurrence of these events would significantly and negatively affect our financial condition and results of operations.

We may initially rely on Resonant for important underwriting advisory services that are essential to our business, and the loss of our relationship with Resonant could adversely affect or delay our ability to obtain new business.

In January 2014, we entered into an Underwriting Advisory Agreement with Resonant Consultants, Ltd., or Resonant, a company organized and owned by E.W. “Ted” Blanch, a former director of our company. We may initially rely on Resonant and Mr. Blanch to provide us with important advice and services relating to the underwriting of reinsurance contracts. The contract is terminable by us or Resonant upon 30 days prior written notice. The loss of Resonant’s or Mr. Blanch’s services for any reason could adversely affect or delay our ability to obtain new business in the near future.

Other positions and interests held by Mr. Blanch could have an adverse effect on the benefits and services we expect to receive from Resonant.

Mr. Blanch, the owner of Resonant, is also a senior partner with Advocate Reinsurance Partners LLC, a reinsurance broker. Advocate Reinsurance Partners is a reinsurance broker for HCI Group and Claddaugh and in June 2013 was paid a broker commission of $116,651 on a reinsurance contract between our company and Claddaugh. Such commission was paid from the premiums payable to us under the reinsurance contract, and we believe that this commission rate (10% of premiums) is a customary commission amount in the industry. We anticipate paying similar commissions to other brokers in the future on our reinsurance contracts and may pay additional commissions to Advocate Reinsurance Partners in the future on additional reinsurance contracts. Advocate Reinsurance Partners may also be paid commissions by HCI Group and its subsidiaries from time to time on reinsurance placed by Advocate Reinsurance Partners, and some of such policies may potentially be placed with our company, in which case Resonant may also be entitled to a fee under our Underwriting Advisory Agreement with Resonant. Because of these relationships and interests, situations could arise in which Mr. Blanch’s interests are different than our interests, which could have an adverse effect on the benefits and services that we expect to receive under our relationship with Resonant.

Operational risks, including human or systems failures, are inherent in our business.

Operational risks and losses can result from, among other things, fraud, errors, failure to document transactions properly or to obtain proper internal authorization, failure to comply with regulatory requirements, information technology failures or external events.

We believe that our modeling, underwriting and information technology and application systems will be critical to our business and our growth prospects. Moreover, we will rely on our information technology and application systems to further our underwriting process and to enhance our ability to compete successfully. A major defect or failure in our internal controls or information technology and application systems could result in management distraction, harm our reputation or increase expenses.

The effect of emerging claim and coverage issues on our business is uncertain.

As industry practices and legal, judicial and regulatory conditions change, unexpected issues related to claims and coverage may emerge. It is possible that certain provisions of our future reinsurance contracts, such as limitations or exclusions from coverage or choice of forum, may be difficult to enforce in the manner we intend, due to, among other things, disputes relating to coverage and choice of legal forum. These issues may adversely affect our business by either extending coverage beyond the period that we intended or by increasing the number or size of claims. In some instances, these changes may not manifest themselves until many years after we have issued insurance or reinsurance contracts that are affected by these changes. As a result, we may not be able to ascertain the full extent of our liabilities under our insurance or reinsurance contracts for many years following the issuance of our contracts. The effects of unforeseen development or substantial government intervention could adversely impact our ability to adhere to our goals.

We are required to maintain sufficient collateral accounts, which could significantly and negatively affect our ability to implement our business strategy.

We are not licensed or admitted as a reinsurer in any jurisdiction other than the Cayman Islands. Certain jurisdictions, including the United States, do not permit insurance companies to take credit for reinsurance obtained from unlicensed or non-admitted insurers on their statutory financial statements unless appropriate security measures are implemented. Consequently, we must continue to maintain sufficient funds in escrow accounts to serve as collateral for our reinsurance contracts. Because we intend to continue to utilize our funds (rather than utilizing the credit markets) to serve as collateral for our reinsurance obligations, we may not be able to fully utilize our capital to expand our reinsurance coverage as rapidly as other reinsurers.

The inability to obtain business provided from brokers could adversely affect our business strategy and results of operations.

We anticipate that a substantial portion of our business will be placed primarily through brokered transactions, which involve a limited number of reinsurance brokers. If we are unable to identify and grow the brokered business provided through one or more of these reinsurance brokers, many of whom may not be familiar with our Cayman Islands jurisdiction, this failure could significantly and negatively affect our business and results of operations.

The involvement of reinsurance brokers may subject us to their credit risk.

As a standard practice of the reinsurance industry, reinsurers frequently pay amounts owed on claims under their policies to reinsurance brokers, and these brokers, in turn, remit these amounts to the ceding companies that have reinsured a portion of their liabilities with the reinsurer. In some jurisdictions, if a broker fails to make such a payment, the reinsurer might remain liable to the client for the deficiency notwithstanding the broker’s obligation to make such payment. Conversely, in certain jurisdictions, when the client pays premiums for policies to reinsurance brokers for payment to the reinsurer, these premiums are considered to have been paid and the client will no longer be liable to the reinsurer for these premiums, whether or not the reinsurer has actually received them. Consequently, reinsurers assume a degree of credit risk associated with brokers around the world.

We may be unable to purchase reinsurance for the liabilities we reinsure, and if we successfully purchase such reinsurance, we may be unable to collect, which could adversely affect our business, financial condition and results of operations.

Retrocessional coverage (reinsurance for the liabilities we reinsure) may not always be available to us. From time to time, we expect that we will purchase retrocessional coverage for our own account in order to mitigate the effect of a potential concentration of losses upon our financial condition. The insolvency or inability or refusal of a reinsurer of reinsurance to make payments under the terms of its agreement with us could have an adverse effect on us because we remain liable to our client. From time to time, market conditions have limited, and in some cases have prevented, reinsurers from obtaining the types and amounts of retrocession that they consider adequate for their business needs. Accordingly, we may not be able to obtain our desired amounts of retrocessional coverage or negotiate terms that we deem appropriate or acceptable or obtain retrocession from entities with satisfactory creditworthiness. Our failure to establish adequate retrocessional arrangements or the failure of our retrocessional arrangements to protect us from overly concentrated risk exposure could significantly and negatively affect our business, financial condition and results of operations.

U.S. and global economic downturns could harm our business, our liquidity and financial condition and our stock price.

Weak economic conditions may adversely affect (among other aspects of our business) the demand for and claims made under our products, the ability of customers, counterparties and others to establish or maintain their relationships with us, our ability to access and efficiently use internal and external capital resources and our investment performance. Volatility in the U.S. and other securities markets may adversely affect our investment portfolio and our resulting book value.

Our ability to implement our business strategy could be delayed or adversely affected by Cayman Islands employment restrictions.

Under Cayman Islands law, persons who are not Caymanian, do not possess Caymanian status, or are not otherwise entitled to reside and work in the Cayman Islands pursuant to provisions of the Immigration Law (2013 Revision) of the Cayman Islands, which we refer to as the Immigration Law, may not engage in any gainful occupation in the Cayman Islands without an appropriate governmental work permit. The failure to obtain work permits, or extensions thereof, could prevent us from continuing to implement our business strategy.

If we lose or are unable to retain our senior management and other key personnel and are unable to attract qualified personnel, our ability to implement our business strategy could be delayed or hindered, which, in turn, could significantly and negatively affect our business.

Although we only employ two individuals, both of whom are members of senior management, our future success depends to a significant extent on the efforts of our senior management and other key personnel (who have not yet been hired) to implement our business strategy. We believe there are only a limited number of available, qualified executives with substantial experience in our industry. In addition, we will need to add personnel, including underwriters, to implement our business strategy. We could face challenges attracting personnel to the Cayman Islands. Accordingly, the loss of the services of one or more of the members of our senior management or other key personnel (when hired), or our inability to hire and retain other key personnel, could delay or prevent us from fully implementing our business strategy and, consequently, significantly and negatively affect our business.

We do not currently maintain key man life insurance with respect to any of our senior management. If any member of senior management dies or becomes incapacitated, or leaves the company to pursue employment opportunities elsewhere, we would be solely responsible for locating an adequate replacement for such senior management and for bearing any related cost. To the extent that we are unable to locate an adequate replacement or are unable to do so within a reasonable period of time, our business may be significantly and negatively affected.

There are differences under Cayman Islands corporate law and Delaware corporate law with respect to interested party transactions which may benefit certain of our shareholders at the expense of other shareholders.

Under Cayman Islands corporate law, a director may vote on a contract or transaction where the director has an interest as a shareholder, director, officer or employee provided such interest is disclosed. None of our contracts will be deemed to be void because any director is an interested party in such transaction and interested parties will not be held liable for monies owed to the company. Under Delaware law, interested party transactions are voidable.

Risks Relating to Insurance and Other Regulations

Any suspension or revocation of our reinsurance license would materially impact our ability to do business and implement our business strategy.

Oxbridge Reinsurance Limited is licensed as an insurer only in the Cayman Islands by the Cayman Islands Monetary Authority (“CIMA”), and we do not intend to obtain a license in any other jurisdiction. The suspension or revocation of our license to do business as a reinsurance company in the Cayman Islands for any reason would mean that we would not be able to enter into any new reinsurance contracts until the suspension ended or we became licensed in another jurisdiction. Any such suspension or revocation of our license would negatively impact our reputation in the reinsurance marketplace and could have a material adverse effect on our results of operations.

As a regulated insurance company, Oxbridge Reinsurance Limited is subject to the supervision of CIMA and CIMA may at any time direct Oxbridge Reinsurance Limited, in relation to a policy, a line of business or the entire business, to cease or refrain from committing an act or pursing a course of conduct and to perform such acts as in the opinion of CIMA are necessary to remedy or ameliorate the situation.

Furthermore, CIMA may require a licensee to take steps to rectify any matters, suspend the license or revoke the license if, CIMA is of the opinion that:

•	a licensee either is or appears to be likely to become unable to meet its obligations as they fall due;

•	a licensee is carrying on its business in a manner which is seen as detrimental to the general public interest or to the interests of its creditors or policy holders;

•	the activities of any member of the licensee’s insurance group are detrimental to those interests of the licensee’s creditors as well as its policy holders;

•	a licensee has contravened with the Insurance Law (2010 Revision) or the Money Laundering Regulations (2009 Revision) of the Cayman Islands;

•	the licensee has failed to comply with a condition of its license such as maintaining a margin of solvency as prescribed by CIMA;

•	the direction and/or management of a licensee’s business has not been conducted in a fit and proper manner;

•	a director, manager or officer of a licensee’s business is not someone who would qualify or be seen as a person suitable to hold the respective position;

•	any person who is either holding or acquiring control or ownership of a licensee is not a fit and proper person to have such control or ownership;

•	the licensee has ceased to carry on business; or

•	the licensee is placed in liquidation or is dissolved.

Our reinsurance subsidiary is subject to minimum capital and surplus requirements, and our failure to meet these requirements could subject us to regulatory action.

Pursuant to The Insurance (Capital and Solvency) (Classes B, C and D Insurers) Regulations, 2012 (the “Capital and Solvency Regulations”), Oxbridge Reinsurance Limited, our reinsurance subsidiary, is required to maintain the statutory minimum capital requirement (as defined under the Capital and Solvency Regulations) of $500 and prescribed capital requirement (as defined under the Capital and Solvency Regulations) of $500, and a minimum margin of solvency equal to or in excess of the total prescribed capital requirement. Any failure to meet the applicable requirements or minimum statutory capital requirements could subject us to further examination or corrective action by CIMA, including restrictions on dividend payments, limitations on our writing of additional business or engaging in finance activities, supervision or liquidation.

As a holding company, we will depend on the ability of our subsidiaries to pay dividends.

We are a holding company and do not have any significant operations or assets other than our ownership of the shares of our subsidiaries (currently only Oxbridge Reinsurance Limited). Dividends and other permitted distributions from our subsidiaries will be our primary source of funds to meet ongoing cash requirements, including future debt service payments, if any, and other expenses, and to pay dividends to our shareholders if we choose to do so. Oxbridge Reinsurance Limited, as well as some of our future subsidiaries, will be subject to applicable law as well as significant regulatory restrictions limiting their ability to declare and pay dividends. The inability of our subsidiaries to pay dividends in an amount sufficient to enable us to meet our cash requirements at the holding company level could have an adverse effect on our operations and our ability to pay dividends to our shareholders if we choose to do so and/or meet our debt service obligations, if any.

We are subject to the risk of possibly becoming an investment company under U.S. federal securities law.

In the United States, the Investment Company Act regulates certain companies that invest in or trade securities. We rely on an exemption under the Investment Company Act for an entity organized and regulated as a foreign insurance company which is engaged primarily and predominantly in the reinsurance of risks on insurance agreements. The law in this area is subjective and there is a lack of guidance as to the meaning of ‘‘primarily and predominantly’’ under the relevant exemption to the Investment Company Act. For example, there is no standard for the amount of premiums that need to be written relative to the level of an entity’s capital in order to qualify for the exemption. If this exception were deemed inapplicable, we would have to seek to register under the Investment Company Act as an investment company, which, under the Investment Company Act, would require an order from the SEC. Our inability to obtain such an order could have a significant adverse impact on our business, as we might have to cease certain operations or risk substantial penalties for violating the Investment Company Act.

Registered investment companies are subject to extensive, restrictive and potentially adverse regulation relating to, among other things, capital structure, leverage, management, dividends and transactions with affiliates. Registered investment companies are not permitted to operate their business in the maner in which we operate (and intend to operate) our business. Specifically, if we were required to register under the Investment Company Act, provisions of the Investment Company Act would limit (and in some cases even prohibit) our ability to raise additional debt and equity securities or issue stock options or warrants (which could impact our ability to compensate key employees), limit our ability to use financial leverage, limit our ability to incur indebtedness, and require changes to the composition of our board of directors. Provisions of the Investment Company Act would also prohibit (subject to certain exceptions) transactions with affiliates. Accordingly, if we were required to register as an investment company, we would not be permitted to have many of the relationships that we have or expect that we may have with affiliated companies.

If at any time it were established that we had been operating as an investment company in violation of the registration requirements of the Investment Company Act, there would be a risk, among other material adverse consequences, that we could become subject to monetary penalties or injunctive relief, or both, or that we would be unable to enforce contracts with third parties or that third parties could seek to obtain rescission of transactions with us undertaken during the period in which it was established that we were an unregistered investment company.

To the extent that the laws and regulations change in the future so that contracts we write are deemed not to be reinsurance contracts, we will be at greater risk of not qualifying for the Investment Company Act exemption. Additionally, it is possible that our classification as an investment company would result in the suspension or revocation of our reinsurance license.

Insurance regulations to which we are, or may become, subject, and potential changes thereto, could have a significant and negative effect on our business.

We currently are admitted to do business only in the Cayman Islands. Our operations in the Cayman Islands are subject to varying degrees of regulation and supervision. The laws and regulations of the Cayman Islands (i.e., the jurisdiction in which our reinsurance subsidiary is domiciled) require that, among other things, this subsidiary maintain minimum levels of statutory capital, surplus and liquidity, meet solvency standards, submit to periodic examinations of its financial condition and restrict payments of dividends and reductions of capital. Statutes, regulations and policies that our reinsurance subsidiary is subject to may also restrict the ability of this subsidiary to write insurance and reinsurance policies, make certain investments and distribute funds.

Although we do not presently expect that we will be admitted to do business in any jurisdiction other than the Cayman Islands, we cannot assure you that insurance regulators in the United States or elsewhere will not review our activities and claim that we are subject to such jurisdiction’s licensing requirements. In addition, we are subject to indirect regulatory requirements imposed by jurisdictions that may limit our ability to provide reinsurance. For example, our ability to write reinsurance may be subject, in certain cases, to arrangements satisfactory to applicable regulatory bodies, and proposed legislation and regulations may have the effect of imposing additional requirements upon, or restricting the market for, non-U.S. reinsurers such as Oxbridge Reinsurance Limited, with whom domestic companies may place business. We do not know of any such proposed legislation pending at this time.

Furthermore, we may not be able to comply fully with, or obtain desired exemptions from, revised statutes, regulations and policies that currently, or may in the future, govern the conduct of our business. Failure to comply with, or to obtain desired authorizations and/or exemptions under, any applicable laws could result in restrictions on our ability to do business or undertake activities that are regulated in the jurisdiction in which operate and could subject us to fines and other sanctions. In addition, changes in the laws or regulations to which our subsidiary is subject or may become subject, or in the interpretations thereof by enforcement or regulatory agencies, could have a material adverse effect on our business, our business plans, and our growth strategy.

We will likely be exposed to credit risk due to the possibility that counterparties may default on their obligations to us.

Once we make investments from our portfolio, we will likely be exposed to credit risk due to the possibility that counterparties may default on their obligations to us. Issuers or borrowers whose securities or debt we hold, customers, reinsurers, clearing agents, exchanges, clearing houses and other financial intermediaries and guarantors may default on their obligations to us due to bankruptcy, insolvency, lack of liquidity, adverse economic conditions, operational failure, fraud or other reasons. Such defaults could have a significant and negative effect on our results of operations, financial condition and cash flows.

We anticipate that certain of our investments may have limited liquidity and lack valuation data.

Our investment guidelines provide us with the flexibility to invest in certain securities with limited liquidity or no public market. This lack of liquidity may adversely affect our ability to execute trade orders at desired prices and may impact our ability to fulfill our payment obligations.

Risks Relating to our Securities

Provisions of our Articles could adversely affect the value of our securities.

Our Articles permit our Board of Directors to allot, issue, grant options over or otherwise dispose of further shares (including fractions of such share) with or without preferred, deferred or other rights or restrictions, whether in regard to dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they consider appropriate. Accordingly, our Board of Directors may authorize the issuance of preferred shares with terms and conditions and under circumstances that could have an effect of discouraging a takeover or other transaction, deny shareholders the receipt of a premium on their ordinary shares in the event of a tender or other offer for ordinary shares and have a depressive effect on the value of the ordinary shares.

Provisions of the Companies Law of the Cayman Islands could prevent a merger or takeover of our company.

As compared to mergers under corporate law in the United States, it may be more difficult to consummate a merger of two or more companies in the Cayman Islands or the merger of one or more Cayman Islands companies with one or more overseas companies, even if such transaction would be beneficial to our shareholders. The Companies Law of the Cayman Islands, as amended (the “Companies Law”) permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a combined company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders or creditors (representing 75% by value) with whom the arrangement is to be made and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

•	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a takeover offer is made and accepted by holders of 90% of the shares within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Holders of our securities may have difficulty obtaining or enforcing a judgment against us, and they may face difficulties in protecting their interests because we are incorporated under Cayman Islands law.

Because we are a Cayman Islands company, there is uncertainty as to whether the Grand Court of the Cayman Islands would recognize or enforce judgments of United States courts obtained against us predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in the Cayman Islands against us predicated upon the securities laws of the United States or any state thereof.

We are incorporated as an exempted company limited by shares under the Companies Law. A significant amount of our assets are located outside of the United States. As a result, it may be difficult for persons purchasing our securities (including the units) to effect service of process within the United States upon us or to enforce judgments against us or judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States or any state of the United States.

Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will, based on the principle that a judgment by a competent foreign court will impose upon the judgment debtor an obligation to pay the sum for which judgment has been given, recognize and enforce a foreign judgment of a court of competent jurisdiction if such judgment is final, for a liquidated sum, not in respect of taxes or a fine or penalty if not inconsistent with a Cayman Islands judgment in respect of the same matters, and was not obtained in a manner, and is not of a kind, the enforcement of which is contrary to the public policy of the Cayman Islands. There is doubt, however, as to whether the courts of the Cayman Islands will, in an original action in the Cayman Islands, recognize or enforce judgments of U.S. courts predicated upon the civil liability provisions of the securities laws of the United States or any state of the United States on the grounds that such provisions are penal in nature. Furthermore, a Cayman Islands court may stay proceedings if concurrent proceedings are being brought elsewhere.

Unlike many jurisdictions in the United States, Cayman Islands law does not specifically provide for shareholder appraisal rights on a merger or consolidation of an entity. This may make it more difficult for shareholders to assess the value of any consideration they may receive in a merger or consolidation or to require that the offeror give a shareholder additional consideration if he believes the consideration offered is insufficient. In addition, shareholders of Cayman Islands exempted companies such as ours have no general rights under Cayman Islands law to inspect corporate records and accounts. Our directors have discretion under our Articles to determine whether or not, and under what conditions, the corporate records may be inspected by shareholders, but are not obligated to make them available to shareholders. This fact may make it more difficult for shareholders to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest. Finally, subject to limited exceptions, under Cayman Islands law, a minority shareholder may not bring a derivative action against our Board of Directors.

Provisions of our Articles may reallocate the voting power of our ordinary shares.

In certain circumstances, the total voting power of our ordinary shares held by any one person will be reduced to less than 9.9% of the total voting power of the total issued and outstanding ordinary shares. In the event a holder of our ordinary shares acquires shares representing 9.9% or more of the total voting power of our total ordinary shares, there will be an effective reallocation of the voting power of the ordinary shares as described in the Articles.

If we are subject to the reporting obligations under the Exchange Act, holders of our ordinary shares will be subject to SEC compliance.

Upon the completion of this offering, we will become subject to the reporting obligations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). At such time, our shareholders will become subject to the reporting and disclosure requirements of Sections 13(d) and (g) of the Exchange Act. Shareholders should consult their own legal counsel regarding the possible reporting requirements under Section 13 of the Exchange Act.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements and relief from certain other significant obligations that are applicable to emerging growth companies will make our securities less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, less extensive disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements to hold a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved and an extended transition period for complying with new or revised accounting standards. This may make comparison of our financial statements with any other public company that is either not an emerging growth company or is an emerging growth company that has opted out of using the extended transition period difficult, as different or revised standards may be used. We cannot predict if investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the price of our securities may be more volatile.

Risks Relating to Taxation

AN INVESTMENT IN THE UNITS INVOLVES COMPLEX TAX ISSUES FOR U.S. RESIDENTS AND OTHERS. SEE THE SECTIONS OF THIS PROSPECTUS ENTITLED “MATERIAL CAYMAN ISLANDS TAX CONSIDERATIONS” AND “MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS.” THE COMPANY AND ITS LEGAL OR FINANCIAL ADVISORS WILL NOT PROVIDE TAX ADVICE TO PROSPECTIVE INVESTORS, AND PROSPECTIVE INVESTORS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING AN INVESTMENT IN THE UNITS.

We may become subject to taxation in the Cayman Islands which would negatively affect our results.

Under current Cayman Islands law, we are not obligated to pay any taxes in the Cayman Islands on either income or capital gains. The Governor-in-Cabinet of Cayman Islands has granted us an exemption from the imposition of any such tax on us for twenty years from April 23, 2013. We cannot be assured that after such date we would not be subject to any such tax. If we were to become subject to taxation in the Cayman Islands, our financial condition and results of operations could be significantly and negatively affected.

We may be subject to United States federal income taxation.

We are incorporated under the laws of the Cayman Islands and intend to operate in a manner that will not cause us to be treated as engaging in a United States trade or business and will not cause us to be subject to current United States federal income taxation on our net income. However, because there are no definitive standards provided by the Internal Revenue Code, regulations or court decisions as to the specific activities that constitute being engaged in the conduct of a trade or business within the United States, and as any such determination is essentially factual in nature, we cannot assure you that the United States Internal Revenue Service, or the IRS, will not successfully assert that we are engaged in a trade or business in the United States and thus are subject to current United States federal income taxation.

We may be treated as a PFIC, in which case a U.S. holder of our ordinary shares should be subject to disadvantageous rules under U.S. federal income tax laws.

Significant potential adverse United States federal income tax consequences generally apply to any United States person who owns shares in a “passive foreign investment company”, or PFIC. In general, a non-U.S. corporation is classified as a PFIC for a taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to certain look-through rules, either (i) 75% or more of its gross income is passive income, or (ii) 50% or more of the average quarterly value of its gross assets is attributable to assets that produce passive income or are held for the production of passive income. In general, either of Oxbridge Re Holdings Limited or Oxbridge Reinsurance Limited would be deemed to be a PFIC for a taxable year if 75% or more of its income constitutes ‘‘passive income’’ or 50% or more of its assets produce ‘‘passive income.’’

Passive income generally includes interest, dividends and other investment income but does not include income derived in the active conduct of an insurance business by a corporation predominantly engaged in an insurance business. This exception for insurance companies is intended to ensure that a bona fide insurance company’s income is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. We believe that we are currently operating and intend to continue operating our business with financial reserves at a level that should not cause us to be deemed PFICs, although we cannot assure you the IRS will not successfully challenge this conclusion. In addition, sufficient risk must be transferred under an insurance company’s contracts with its insureds in order to qualify for the insurance exception. Whether our insurance contracts possess adequate risk transfer for purposes of determining whether income under our contracts is insurance income, and whether we are predominantly engaged in the insurance business, are subjective in nature and there is very little authority on these issues. We cannot assure you that the IRS will not successfully challenge the level of risk transfer under our reinsurance contracts for purposes of the insurance company exception. We cannot assure you that the IRS will not successfully challenge our interpretation of the scope of the active insurance company exception and our qualification for the exception. Further, the IRS may issue regulatory or other guidance that causes us to fail to qualify for the active insurance company exception on a prospective or retroactive basis. Therefore, we cannot assure you that we will satisfy the exception for insurance companies and will not be treated as PFICs currently or in the future. Although we do not expect to be a PFIC in 2014 or thereafter, no assurance can be provided in that regard or as to our status in future years.

The consequences of Oxbridge Re Holdings Limited or Oxbridge Reinsurance Limited being treated as a PFIC and certain elections designed to mitigate such consequences are discussed in more detail under the heading ‘‘MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS’’ in this prospectus. If you are a United States person, we advise you to consult your own tax advisor concerning the potential tax consequences to you under the PFIC rules.

We may be treated as a CFC and may be subject to the rules for related person insurance income, and in either case this may subject a U.S. holder of our common shares to disadvantageous rules under U.S. federal income tax laws.

Controlled Foreign Corporation. United States persons who, directly or indirectly or through attribution rules, own 10% or more of our ordinary shares, which we refer to as United States 10% shareholders, may be subject to the controlled foreign corporation, or CFC, rules. Under the controlled foreign corporation rules, each United States 10% shareholder must annually include his pro rata share of the controlled foreign corporation’s ‘‘subpart F income,’’ even if no distributions are made. In general, a foreign insurance company will be treated as a controlled foreign corporation only if United States 10% shareholders collectively own more than 25% of the total combined voting power or total value of the company’s shares for an uninterrupted period of 30 days or more during any year. We believe that the anticipated dispersion of our ordinary shares among holders and the restrictions placed on transfer, issuance or repurchase of our ordinary shares, will generally prevent shareholders who acquire ordinary shares from being United States 10% shareholders. In addition, because our Articles prevent any person from holding 9.9% or more of the total combined voting power of our shares (whether held directly, indirectly, or constructively), unless such provision is waived by the unanimous consent of our Board of Directors, we believe no persons holding ordinary shares should be viewed as United States 10% shareholders of a CFC for purposes of the CFC rules. We cannot assure you, however, that these rules will not apply to you. If you are a United States person we strongly urge you to consult your own tax advisor concerning the controlled foreign corporation rules.

Related Person Insurance Income. A different definition of CFC is applicable in the case of a foreign corporation which earns “related person insurance income” (“RPII”). RPII is Subpart F insurance income attributable to insurance policies or reinsurance contracts where the person that is directly or indirectly insured or reinsured is a RPII shareholder or a related person to the RPII shareholder. A “RPII shareholder” is a United States person who owns, directly or indirectly through foreign entities, any amount of our ordinary shares. Generally, for purposes of the RPII rules, a related person is someone who controls or is controlled by the RPII shareholder or someone who is controlled by the same person or persons which control the RPII shareholder. Control is measured by either more than 50% in value or more than 50% in voting power of stock after applying certain constructive ownership rules. For purposes of taking into account RPII, and subject to the exceptions described below, Oxbridge Reinsurance Limited will be treated as a CFC if our RPII shareholders collectively own, indirectly, 25% or more of the total combined voting power or value of their respective shares on any day during a taxable year. If Oxbridge Reinsurance Limited is a CFC for an uninterrupted period of at least 30 days during any taxable year under the special RPII rules, any U.S. Holder that owns ordinary shares on the last day of any such taxable year must include in gross income for U.S. federal income tax purposes the U.S. Holder’s allocable share of the RPII of Oxbridge Reinsurance Limited for the entire taxable year, subject to certain modifications. Among other exceptions, the RPII rules do not apply if the insurance company’s RPII, determined on a gross basis, is less than 20% of such respective entity’s gross insurance income for such taxable year. We do not believe that the 20% gross insurance income threshold will be met. However, we cannot assure you that this is or will continue to be the case. Consequently, we cannot assure you that a person who is a direct or indirect United States shareholder will not be required to include amounts in its income in respect of RPII in any taxable year.

See “MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS” in this prospectus.

United States tax-exempt organizations who own ordinary shares may recognize unrelated business taxable income.

If you are a United States tax-exempt organization you may recognize unrelated business taxable income if a portion of our subpart F insurance income is allocated to you. In general, subpart F insurance income will be allocated to you if we are a CFC as discussed above and you are a United States 10% shareholder or there is related person insurance income and certain exceptions do not apply. Although we do not believe that any United States persons will be allocated subpart F insurance income, we cannot assure you that this will be the case. If you are a United States tax-exempt organization, we advise you to consult your own tax advisor regarding the risk of recognizing unrelated business taxable income.

Changes in United States tax laws may be retroactive and could subject us, and/or United States persons who own ordinary shares to United States income taxation on our undistributed earnings.

The tax laws and interpretations regarding whether a company is engaged in a United States trade or business, is a CFC, has RPII, or is a PFIC are subject to change, possibly on a retroactive basis. There are currently no regulations regarding the application of the passive foreign investment company rules to an insurance company and the regulations regarding RPII are still in proposed form. New regulations or pronouncements interpreting or clarifying such rules may be forthcoming from the IRS. We are not able to predict if, when or in what form such guidance will be provided and whether such guidance will have a retroactive effect.

Risks Relating to this Offering

There is no prior public market for our securities (including the units and the ordinary shares and warrants underlying the units) and we cannot assure you that an active trading market or a specific price will be established or maintained. The market price and trading volume of our units, ordinary shares and warrants may be volatile, and you may not be able to resell your units, ordinary shares or warrants (as the case may be) at or above the initial public offering price.

Prior to this offering, there has been no public market for our securities. There can be no assurance that an active, public trading market will ever develop even if we are successful with this offering.

Our units, ordinary shares, and warrants have been approved for listing on The NASDAQ Capital Market under the symbols “OXBRU,” “OXBR” and “OXBRW,” respectively. We expect that the ordinary shares and warrants comprising the units will begin separate trading, and that the units will cease trading, on or about the 45th day following the date of this prospectus. However, if an active trading market does not develop and continue upon the closing of this offering, your investment may become less liquid and the market price of our securities may decline below the initial public offering price. The initial public offering price per unit will be determined by negotiation among us and our placement agent and may not be indicative of the market price of units (or the ordinary shares or warrants underlying the units) after completion of this offering. The price of our securities after the closing of this offering may fluctuate widely, depending upon many factors, including:

•	the perceived prospects for the reinsurance industry in general;

•	differences between our actual financial and operating results and those expected by investors;

•	changes in the share price of public companies with which we compete;

•	news about our industry and our competitors;

•	changes in general economic or market conditions including broad market fluctuations;

•	adverse regulatory actions; and

•	other factors listed in this section or otherwise.

Our securities may trade at prices significantly below the initial public offering price, in which case, holders of our securities may experience difficulty in reselling, or an inability to sell, our securities. In addition, when the market price of a company’s equity drops significantly, equity holders often institute securities class action lawsuits against the company. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources away from the day-to-day operations of our business.

We will incur increased costs as a result of being a public company.

As a public company, we will incur increased legal, accounting and other costs not incurred as a private company. The Sarbanes-Oxley Act of 2002 and related rules and regulations of the Securities and Exchange Commission (the “SEC”) and the various trading markets (including The NASDAQ Stock Market) regulate the corporate governance practices of public companies. We expect that compliance with these requirements will increase our expenses and make some activities more time consuming than they have been in the past when we were a private company. Such additional costs going forward could negatively impact our financial results.

Securities analysts may not initiate coverage of our securities or may issue negative reports, which may adversely affect the trading price of our securities.

We cannot assure you that securities analysts will cover our company after completion of this offering. If securities analysts do not cover our company, this lack of coverage may adversely affect the trading price of our securities. The trading market for our securities will rely in part on the research and reports that securities analysts publish about us and our business. If one or more of the analysts who cover our company downgrades our securities, the trading price of our securities may decline. If one or more of these analysts ceases to cover our company, we could lose visibility in the market, which, in turn, could also cause the trading price of our securities to decline. Further, because of our small market capitalization, it may be difficult for us to attract securities analysts to cover our company, which could significantly and adversely affect the trading price of our securities.

You will suffer immediate dilution as a result of investing in the units.

Although the initial public offering price is lower than our net tangible book value per unit, if you purchase units in this offering, you will suffer immediate dilution of your investment. Based upon the issuance and sale of units, you will incur immediate dilution of approximately $0.35 in the net tangible book value per unit (assuming the sale of the maximum number of units offered at an initial public offering price of $6.00 per unit less estimated placement agent fees and estimated expenses). See ‘‘DILUTION.’’

Future issuances or sales, or the potential for future issuances or sales, of our ordinary shares may cause the trading price of our securities to decline and could impair our ability to raise capital through subsequent equity offerings.

Future sales of a substantial number of our ordinary shares or other securities in the public markets, or the perception that these sales may occur, could cause the market price of our ordinary shares and our warrants to decline, and could materially impair our ability to raise capital through the sale of additional securities. An additional 1,115,350 restricted ordinary shares are eligible for sale in the public markets, subject to volume limitations and the other restrictions of Rule 144. In addition, there are outstanding warrants to purchase 3,346,050 of our ordinary shares. Actual sales, or the prospect of sales by our present shareholders, may have a negative effect on the market price of our ordinary shares.

If we do not maintain an effective registration statement, you may not be able to exercise the warrants in a cash exercise.

For you to be able to exercise the warrants in a cash exercise, the resale of the ordinary shares to be issued to you upon exercise of the warrants must be covered by an effective and current registration statement. We cannot guarantee that we will continue to maintain a current registration statement relating to the resale of the ordinary shares underlying the warrants. In such circumstances, you would be unable to exercise the warrants in a cash exercise and will be required to engage in a cashless exercise in which a number of warrant shares equal to the fair market value of the exercised shares will be withheld. This potential inability to exercise the warrants in a cash exercise and our right to cancel the warrants under certain circumstances may have an adverse effect on demand for the warrants and the prices that can be obtained from reselling them.

If the ordinary shares cease to be listed on the NASDAQ Capital Market or another appropriate exchange, you may not be able to exercise your warrants.

The units, warrants, and ordinary shares will be listed on the NASDAQ Capital Market and will be “covered securities” and therefore not subject to registration in the states in which units are sold in this offering. However, if our ordinary shares cease at any time to be listed on the NASDAQ Capital Market or another appropriate exchange, they would no longer be a “covered security,” and we would therefore be required to register the offering of ordinary shares issuable upon the exercise of the warrants in any state in which such shares are issued. In such case, if we failed to register the offering of the ordinary shares in a state in which a warrant holder is a resident, the warrant holder would not be able to exercise the warrant unless an exemption were available under the state’s securities laws. We do not intend to register the units, warrants, or ordinary shares in any state.

This offering is being conducted on a “best efforts” basis and we may not be able to execute our growth strategy if a sufficient number of units is not sold in the offering.

If you invest in the units and more than 1,700,000 units are sold, but less than all of the offered units are sold, you may have acquired an interest in a company with limited financial capability and the risk of losing your entire investment will be increased. Our placement agent is offering our units on a minimum/maximum “best efforts” basis, and we can give no assurance that all 4,250,000 units offered by this prospectus will be sold. Our officers, directors and affiliates may, but are not obligated to, purchase units in the offering for the explicit purpose of satisfying the minimum offering amount. Any such purchases will be made for investment purposes only, and not with a view toward redistribution. If we are unable to sell at least 1,700,000 of the units offered hereby, we will terminate this offering and all monies collected from subscribers and held in escrow will be returned to such subscribers without interest or deduction. Furthermore, if at least 2,000,000 of the units offered by this prospectus are not sold, we may be unable to fund all the intended uses described in this prospectus from the net proceeds anticipated from this offering without obtaining funds from alternative sources or using working capital that we generate. Alternative sources of funding may not be available to us at what we consider to be a reasonable cost, and the working capital generated by us may not be sufficient to fund any uses not financed by offering proceeds.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions, or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions. Examples of forward-looking statements include, without limitation:

•	statements regarding our strategies, results of operations or liquidity;

•	statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance;

•	statements of management’s goals and objectives;

•	projections of revenue, earnings, capital structure and other financial items;

•	assumptions underlying statements regarding us or our business; and

•	other similar expressions concerning matters that are not historical facts.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, factors discussed under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.”

Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances, or achievements expressed or implied by the forward-looking statements. These risks include, but are not limited to, those listed below and those discussed in greater detail under the heading “Risk Factors” above:

•	our limited operating history;

•	the fluctuation of our operating results;

•	our ability to raise additional capital;

•	our initial dependence on and relationship with HCI Group, Inc. and its subsidiaries;

•	the highly competitive business environment;

•	the cyclical nature of the reinsurance market;

•	the possibility that our actual losses may exceed our reserves;

•	our ability to maintain sufficient collateral accounts;

•	the failure to become rated by A.M. Best, or the receipt of a negative rating;

•	our exposure to catastrophic events;

•	changes in domestic or foreign laws or regulations or their interpretations;

•	our ability to qualify for an exemption from the Investment Company Act;

•	changes in accounting principles or the application of such principals by accountants or regulators;

•	the lack of a public trading market for our securities; and

•	other factors that may affect us, most of which are beyond our control.

Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or operating results.

The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Consequently, you should not place undue reliance on forward-looking statements.

USE OF PROCEEDS

The gross proceeds from this offering will be approximately $25,500,000 if the maximum number of securities offered is sold, and $10,200,000 if the minimum number of securities offered is sold, before deducting expenses. We estimate offering expenses to be approximately $600,000, excluding placement agent fees. We estimate the net proceeds of the offering to be approximately $8,886,000 if the minimum offering is obtained and approximately $23,115,000 if the maximum offering is obtained. The following table sets forth our estimated net offering proceeds from the sale of the minimum and the maximum amount of securities offered.

Estimated Offering Proceeds

	Maximum Offering	Minimum Offering
Offering Proceeds	$25,500,000	$10,200,000
Less Placement Agent Fees and Offering Expenses(1)	$2,385,000	$1,314,000

Net Proceeds from Offering	$23,115,000	$8,886,000

(1)	Our placement agent, Capitol Securities Management, Inc., will be paid a 7% fee and a 1% expense reimbursement for all units sold in the offering (other than for units sold to investors introduced to the placement agent by our company, for which the placement agent will be paid a 2% fee). Our estimated offering expenses, including the 1% expense reimbursement, are $600,000. For purposes of this estimate, we have assumed that the placement agent will be paid the 7% fee on all units.

We intend to use the net proceeds of this offering as follows, and we have described the specific uses of proceeds in order of priority below:

Description of Use	Maximum Offering	Minimum Offering
Capital for Underwriting Activities	$11,557,500	$4,443,000
General Corporate Purposes	$11,557,500	$4,443,000

Total Uses of Proceeds	$23,115,000	$8,886,000

Except as described above, we have no immediate need for the proceeds we will receive from this offering. The principal purposes of this offering are to increase our capital for underwriting activities, to obtain additional capital, to create a public market for our ordinary shares and to facilitate our future access to the public equity markets. We expect to use the net proceeds from this offering to provide additional long-term working capital, in the form of unrestricted cash, to support the growth of our business by providing us with financial flexibility. We may use a portion of the net proceeds from this offering to pursue acquisitions and expansions of the reinsurance products that we offer in existing and new markets. We have no commitments with respect to any such acquisition or investment, and we are not currently involved in any negotiations with respect to any such transaction. In the event that we sell only the minimum number of units offered, and therefore, receive only the minimum amount of offering proceeds, we would have less working capital with which to pursue the foregoing. Pending the use by us and by our reinsurance subsidiary (Oxbridge Reinsurance Limited) of such proceeds, we will invest such proceeds in interest-bearing securities consistent with our current investment policies.

DIVIDEND POLICY

We expect to develop a history of paying a consistent dividend on our ordinary shares upon the completion of this offering in the form of quarterly cash dividends, subject to applicable law. We expect that the annual dividend rate will be approximately 8% to 10% of the initial public offering price of our ordinary shares. On January 19, 2014, our board of directors declared a dividend of $0.12 per ordinary share for the third quarter of 2013 to be paid on February 14, 2014 to stockholders of record as of December 31, 2013. Also on January 19, 2014, our board of directors declared a dividend of $0.12 per ordinary share for the fourth quarter of 2013 to be paid on February 21, 2014 to stockholders of record as of December 31, 2013. Except for such dividends, we have never paid any dividends on our ordinary shares, and we cannot assure you that any such dividends will be paid or that sufficient cash will be available to pay such dividends. Any future declaration and payment of dividends will be at the discretion of our Board of Directors and will depend on our results of operations and cash flows, our financial position and capital requirements, general business conditions, rating agency guidelines (if applicable), any legal, tax, regulatory and contractual restrictions on the payment of dividends, and any other factors considered relevant by our Board of Directors. Our ability to pay dividends will also depend on the requirements of any future financing agreements to which we may be a party and the ability of our reinsurance subsidiary to pay dividends to us. Although Oxbridge Re Holdings Limited is not subject to any significant legal prohibitions on the payment of dividends, Oxbridge Reinsurance Limited, our reinsurance subsidiary, is subject to Cayman Islands regulatory constraints that affect its ability to pay dividends to us and include a minimum net worth requirement. Currently, the minimum statutory net worth requirement for Oxbridge Reinsurance Limited is $500, but is subject to the discretion of CIMA. As of December 31, 2013, Oxbridge Reinsurance Limited exceeded the minimum statutory capital requirement. Any dividends we pay will be declared and paid in U.S. dollars.

DETERMINATION OF OFFERING PRICE

The public offering price will be determined through negotiations between the placement agent and us. The public offering price does not necessarily bear any relationship to our assets, book value, earnings or other established criterion of value. In addition to prevailing market conditions, the factors to be considered in determining the public offering price are:

•	prevailing market and general economic conditions;

•	our financial information;

•	the history of, and the prospects for, our company and the industry in which we compete;

•	an assessment of our management, our past and present operations, and the prospects for, and timing of, our future revenues;

•	the present state of our development; and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for our units, ordinary shares, and warrants may not develop. It is possible that after this offering the units, ordinary shares and warrants will not trade in the public market at or above the public offering price.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2013:

•	on an actual basis;

•	on a pro forma as adjusted basis to give effect to (i) the issuance of 1,700,000 units (the minimum that may be sold by us in the offering) at an assumed public offering price of $6.00 per unit (the midpoint of the expected price range) and the anticipated application of the net proceeds from this offering and (ii) the payment after December 31, 2013 of dividends in the aggregate amount of $267,684 declared by our board of directors on January 19, 2014 to stockholders of record as of December 31, 2013; and

•	on a pro forma as adjusted basis to give effect to (i) the issuance of 4,250,000 units (the maximum that may be sold by us in the offering) at an assumed public offering price of $6.00 per unit (the midpoint of the expected price range) and the anticipated application of the net proceeds from this offering and (ii) the payment after December 31, 2013 of dividends in the aggregate amount of $267,684 declared by our board of directors on January 19, 2014 to stockholders of record as of December 31, 2013.

The following table does not give effect to the assumed exercise of any warrants issued by our company through the date of this prospectus or to be issued by our company in the offering. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	As of December 31, 2013 (in thousands, except share data)
	As Adjusted
	Actual	Assuming Minimum	Assuming Maximum
Cash and cash equivalents	$695	$9,581	$23,810

Total long-term obligations	—	—	—

Shareholders’ equity
Ordinary shares, $0.001 par value, 50,000,000 authorized ordinary shares, 1,115,350 ordinary shares issued and outstanding actual; 2,815,350 shares issued and outstanding pro forma assuming we raise the minimum offering; and 5,365,350 shares issued and outstanding pro forma assuming we raise the maximum offering.	1	3	5

Additional paid in capital	6,595	15,479	29,706
Retained Earnings	585	585	585

Total Shareholders’ Equity	7,181	16,067	30,296

Total Capitalization	$7,181	$16,067	$30,296

DILUTION

If you invest in our securities, your interest will be diluted to the extent of the difference between the public offering price per ordinary share and the pro forma as adjusted net tangible book value per ordinary share after this offering. We calculate net tangible book value per ordinary share by calculating the total assets less intangible assets and total liabilities, and dividing this total by the number of outstanding ordinary shares.

As of December 31, 2013, after giving effect to the sale of the minimum number units offered at an assumed initial public offering price of $6.00 per unit (the midpoint of the expected price range) less estimated placement agent fees and estimated expenses, and after further giving effect to the payment after December 31, 2013 of $267,684 in aggregate dividends to stockholders of record as of December 31, 2013, our pro forma, as adjusted net tangible book value as of December 31, 2013 would have been $16.1 million, or $5.71 per ordinary share. This represents an immediate decrease of $0.73 per ordinary share in the pro forma as adjusted net tangible book value of $6.44 per ordinary share to existing shareholders, as well as an immediate dilution of $0.29 per ordinary share to you. Assuming the sale of the maximum number of units offered at an initial public offering price of $6.00 per unit (the midpoint of the expected price range) less estimated placement agent fees and estimated expenses, our pro forma, as adjusted net tangible book value as of December 31, 2013 would have been $30.3 million, or $5.65 per ordinary share. This represents an immediate decrease of $0.79 per ordinary share in the pro forma as adjusted net tangible book value of $6.44 per ordinary share to existing shareholders, as well as an immediate dilution of $0.35 per ordinary share to you. This dilution is illustrated in the following table:

	Assuming Minimum	Assuming Maximum
Assumed initial public offering price per ordinary share	$6.00	$6.00
Pro forma net tangible book value per ordinary share as of December 31, 2013	6.44	6.44
Increase/(decrease) per ordinary share attributable to new investors	(0.73)	(0.79)
Pro forma net book value per ordinary share after this offering	$5.71	$5.65

Dilution per ordinary share to new investors	$0.29	$0.35

The following table shows on a pro forma, as adjusted basis at December 31, 2013, the total number of ordinary shares purchased, the total consideration paid to us and the average price per ordinary share paid by existing shareholders assuming the sale of the minimum number of units that may be sold by us in the offering:

	Ordinary Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing shareholders	1,115,350	39.62%	6,692,100	39.62%	$6.00
New investors	1,700,000	60.38%	10,200,000	60.38%	$6.00

Totals	2,815,350	100%	16,892,100	100%	$6.00

The following table shows on a pro forma, as adjusted basis at December 31, 2013, the total number of ordinary shares purchased, the total consideration paid to us and the average price per ordinary share paid by existing shareholders assuming the sale of the maximum number of units that may be sold by us in the offering:

	Ordinary Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing shareholders	1,115,350	20.79%	6,692,100	20.79%	$6.00
New investors	4,250,000	79.21%	25,500,000	79.21%	$6.00

Totals	5,365,350	100%	32,192,100	100%	$6.00

To the extent that we issue additional ordinary shares in the future, you may experience further dilution.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

When you read this section of this prospectus, it is important that you also read our selected consolidated financial data, the consolidated financial statements and related notes included elsewhere in this prospectus. This section of this prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations, and intentions. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons set forth herein, including the factors described below and in “Risk Factors.”

Overview

We are a Cayman Islands specialty property and casualty reinsurer that provides reinsurance solutions through our subsidiary, Oxbridge Reinsurance Limited. We focus on underwriting fully-collateralized reinsurance contracts primarily for property and casualty insurance companies in the Gulf Coast region of the United States, with an initial emphasis on Florida. We intend to specialize in underwriting medium frequency, high severity risks, where we believe sufficient data exists to analyze effectively the risk/return profile of reinsurance contracts.

Principal Revenues and Expense Items

Revenues

We will derive our revenues from two principal sources:

•	premiums assumed from reinsurance on property and casualty business; and

•	income from investments.

Premiums assumed include all premiums received by a reinsurance company during a specified accounting period, even if the policy provides coverage beyond the end of the period. Premiums are earned over the term of the related policies. At the end of each accounting period, the portion of the premiums that are not yet earned are included in the unearned premium reserve and are realized as revenue in subsequent periods over the remaining term of the policy. Our policies typically have a term of twelve months. Thus, for example, for a policy that is written on July 1, 2013, one-half of the premiums would be earned in 2013 and the other half would be earned in 2014.

Premiums from reinsurance on property and casualty business assumed are directly related to the number, type and pricing of contracts we write.

Premiums assumed are recorded net of change in loss experience refund, which consists of changes in amounts due to the cedant under one of our reinsurance contracts. The contract contain retrospective provisions that adjusts premiums in the event losses are minimal or zero. We recognize a liability pro-rata over the period in which the absence of loss experience obligates us to refund premium under the contract and, we will derecognize such liability in the period in which a loss experience arises. The change in loss experience refund is negatively correlated to loss and loss adjustment expenses described below.

Income from our investments will primarily be comprised of interest income, dividends and gains, net realized and unrealized gains on investment securities. Such income will be primarily derived from the company’s capital which will be held in trust accounts that collateralize the reinsurance policies that we write. The investment parameters for capital held in such trust accounts will generally be established by the cedant for the relevant policy.

Expenses

Our expenses consist primarily of the following:

•	underwriting losses and loss adjustment expenses;

•	acquisition costs; and

•	general and administrative expenses.

Loss and loss adjustment expenses are a function of the amount and type of reinsurance contracts we write and of the loss experience of the underlying coverage. As described below, loss and loss adjustment expenses are based on the claims reported by our company’s ceding insurers, and where necessary, includes an actuarial analysis of the estimated losses, including losses incurred during the period and changes in estimates from prior periods. Depending on the nature of the contract, loss and loss adjustment expenses may be paid over a period of years.

Acquisition costs consist primarily of brokerage fees, ceding commissions, premium taxes and other direct expenses that relate to our writing reinsurance contracts. We amortize deferred acquisition costs over the related contract term.

General and administrative expenses consist primarily of salaries and benefits and related costs, including costs associated with our professional fees, rent and other general operating expenses.

Measurement of Results

We use various measures to analyze the growth and profitability of business operations. For reinsurance business, we measure growth in terms of premiums assumed and we measure underwriting profitability by examining our loss, underwriting expense and combined ratios. We analyze and measure profitability in terms of net income and return on average equity.

Premiums Assumed. We use gross premiums assumed (net of loss experience refunds) to measure our sales of reinsurance products. Gross premiums assumed also correlates to our ability to generate net premiums earned.

Loss Ratio. The loss ratio is the ratio of losses and loss adjustment expenses incurred to premiums earned and measures the underwriting profitability of our reinsurance business.

Acquisition Cost Ratio. The acquisition cost ratio is the ratio of policy acquisition costs and other underwriting expenses to net premiums earned. The acquisition cost ratio measures our operational efficiency in producing, underwriting and administering our reinsurance business.

Expense Ratio. The expense ratio is the ratio of policy acquisition costs, other underwriting expenses and other administrative expenses to net premiums earned. We use the expense ratio to measure our operating performance.

Combined Ratio. We use the combined ratio to measure our underwriting performance. The combined ratio is the sum of the loss ratio and the expense ratio. If the combined ratio is at or above 100%, we are not underwriting profitably and may not be profitable.

Net Income and Return on Average Equity. We use net income to measure our profits and return on average equity to measure our effectiveness in utilizing our shareholders’ equity to generate net income. In determining return on average equity for a given year, net income is divided by the average of shareholders’ equity for that year.

Critical Accounting Policies

We are required to make estimates and assumptions in certain circumstances that affect amounts reported in our consolidated financial statements and related footnotes. We evaluate these estimates and assumptions on an on-going basis based on historical developments, market conditions, industry trends and other information that we believe to be reasonable under the circumstances. These accounting policies pertain to premium revenues and risk transfer, reserve for loss and loss adjustment expenses and the reporting of deferred acquisition costs.

Premium Revenue and Risk Transfer. We record premiums revenue as earned pro-rata over the terms of the reinsurance agreements and the unearned portion at the balance sheet date is recorded as unearned premiums reserve. A reserve is made for estimated premium deficiencies to the extent that estimated losses and loss adjustment expenses exceed related unearned premiums. Investment income is not considered in determining whether or not a deficiency exists.

We account for reinsurance contracts in accordance with ASC 944, ‘‘Financial Services – Insurance”. Assessing whether or not a reinsurance contract meets the conditions for risk transfer requires judgment. The determination of risk transfer is critical to reporting premiums written. If we determine that a reinsurance contract does not transfer sufficient risk, we must account for the contract as a deposit liability.

Reserves for Losses and Loss Adjustment Expenses. We determine our reserves for losses and loss adjustment expenses on the basis of the claims reported by the our ceding insurers, and for losses incurred but not reported, if any, we will use the assistance of an independent actuary. The reserves for losses and loss adjustment expenses represent management’s best estimate of the ultimate settlement costs of all losses and loss adjustment expenses. We believe that the amounts that are determined by us will be adequate; however, the inherent impossibility of predicting future events with precision, result in uncertainty as to the amount which will ultimately be required for the settlement of losses and loss expenses, and the differences could be material.

Under U.S. GAAP, we are not permitted to establish loss reserves until the occurrence of an actual loss event. As a result, only loss reserves applicable to losses incurred up to the reporting date may be recorded, with no allowance for the provision of a contingency reserve to account for expected future losses. Losses arising from future events, which could be substantial, are estimated and recognized at the time the loss is incurred.

Deferred Acquisition Costs. We defer certain expenses that are directly related to and vary with producing reinsurance business, including brokerage fees on gross premiums assumed, premium taxes and certain other costs related to the acquisition of reinsurance contracts. These costs are capitalized and the resulting asset, deferred acquisition costs, is amortized and charged to expense in future periods as premiums assumed are earned. The method followed in computing deferred acquisition costs limits the amount of such deferral to its estimated realizable value. The ultimate recoverability of deferred acquisition costs is dependent on the continued profitability of our reinsurance underwriting. If our underwriting ceases to be profitable, we may have to write off a portion of our deferred acquisition costs, resulting in a further charge to income in the period in which the underwriting losses are recognized.

Results of Operations

Premium Income. We were incorporated in April 2013, and entered into our first two fully-collateralized reinsurance contracts on June 1, 2013. For the period ended December 31, 2013, we assumed $3.5 million of premiums (net of loss experience refunds) from one related reinsurer. Of this balance, at December 31, 2013, approximately $2 million remains unearned, and we have recognized earned premiums of $1.5 million. Premiums earned reflects the pro rata inclusion into income of premiums assumed (net of loss experience refund) over the life of the reinsurance contracts.

Losses Incurred. There were no losses incurred for the period ended December 31, 2013. We have recognized within premium income above, a loss experience refund charge of $1.36 million, representing a pro-rated liability over the period in which the absence of loss experience under one of the reinsurance contracts obligates us to refund premium to our ceding reinsurer.

Acquisition Costs. Acquisition costs for the period ended December 31, 2013 totaled $96.5 thousand. These acquisition costs represent the amortization of the brokerage fees of $116.6 thousand and federal excise taxes of $48.8 thousand incurred on contracts written. Deferred acquisition costs are limited to the amount expected to be recovered from future earned premiums and anticipated investment income.

General and Administrative Expenses. General and administrative expenses for period ended December 31, 2013 were $533 thousand. This includes $145.2 thousand of preopening and organization costs incurred prior to the commencement on insurance operations. We expect our general and administrative expenses to increase once we become subject to reporting requirements applicable to public companies.

Offering Expenses. At December 31, 2013, there were $416,540 of offering expenses on the balance sheet as prepaid offering costs. Reclassification to additional paid-in capital will occur upon successful completion of the offering, otherwise they will be expensed.

Exposure to Catastrophes

As with other reinsurers, our operating results and financial condition could be adversely affected by volatile and unpredictable natural and man-made disasters, such as hurricanes, windstorms, earthquakes, floods, fires, riots and explosions. Although we attempt to limit our exposure to levels we believe are acceptable, it is possible that an actual catastrophic event or multiple catastrophic events could have a material adverse effect on our financial condition, results of operations and cash flows. As described under “Reserve for losses and loss adjustment expenses” above, under U.S. GAAP, we are not permitted to establish loss reserves with respect to losses that may be incurred under reinsurance contracts until the occurrence of an event which may give rise to a claim. As a result, only loss reserves applicable to losses incurred up to the reporting date may be established, with no provision for a contingency reserve to account for expected future losses.

Liquidity and Capital Resources

General

We are organized as a holding company with no operations of our own. All of our operations are conducted through our sole reinsurance subsidiary, Oxbridge Reinsurance Limited, which underwrites risks associated with our property and casualty reinsurance programs. We have minimal continuing cash needs which are principally related to the payment of administrative expenses. There are restrictions on Oxbridge Reinsurance Limited’s ability to pay dividends which are described in more detail below. It is our initial policy to retain earnings to support the growth of our business.

Sources and Uses of Funds

Our sources of funds will primarily consist of premium receipts (net of brokerage and ceding commissions) and investment income, including realized gains. We expect to use cash to pay losses and loss adjustment expenses, commissions, dividends, and general and administrative expenses. Substantially all of our surplus funds, net of funds required for cash liquidity purposes, will be invested in accordance with our investment guidelines. Our investment portfolio will be primarily comprised of publicly-traded securities, which we will classify as trading securities and can be liquidated to meet current liabilities. We believe that we will have sufficient flexibility to liquidate the long securities that we will own in a rising market to generate liquidity.

During the period ended December 31, 2013, net cash used in operating activities amounted to approximately $5.9 million and net cash provided through the private placement offering described herein amounted to approximately $6.6 million. On January 19, 2014, our board of directors declared a dividend of $0.12 per ordinary share for the third quarter of 2013 to be paid on February 14, 2014 to stockholders of record as of December 31, 2013. Also on January 19, 2014, our board of directors declared a dividend of $0.12 per ordinary share for the fourth quarter of 2013 to be paid on February 21, 2014 to stockholders of record as of December 31, 2013.

As of December 31, 2013, we believe we had sufficient cash flow from operations to meet our liquidity requirements. We expect that our operational needs for liquidity will be met by cash, funds generated from underwriting activities and investment income, including realized gains, together with the net proceeds of this offering. We have no plans to issue debt and expect to fund our operations for the foreseeable future from operating cash flow and this offering. However, we cannot provide assurances that in the future we will not incur indebtedness to implement our business strategy, pay claims or make acquisitions.

Although Oxbridge Re Holdings Limited is not subject to any significant legal prohibitions on the payment of dividends, Oxbridge Reinsurance Limited is subject to Cayman Islands regulatory constraints that affect its ability to pay dividends to us and include a minimum net worth requirement. Currently, the minimum net worth requirement for Oxbridge Reinsurance Limited is $500. As of December 31, 2013, Oxbridge Reinsurance Limited exceeded the minimum required. By law, Oxbridge Reinsurance Limited is restricted from paying a dividend if such a dividend would cause its net worth to drop to less than the required minimum.

Contractual Obligations and Commitments

We do not have any known fixed contractual obligations other than a minimum fee of $75,000 that will be payable within 30 days after the completion of our initial public offering to an underwriting consultant under an Underwriting Advisory Agreement and lease commitments of $42,000 with respect to an operating lease for residential space at Britannia Villas #616, Grand Cayman, Cayman Islands.

The following table summarizes our contractual obligations as of December 31, 2013 and subsequent to period ended December 31, 2013.

	Payment Due by Period (in thousands)
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Operating lease (1)	$42	42	—	—	—
Underwriting advisory agreement (2)	75	75	—	—	—
Operating Lease (3)	30	30	—	—	—

Total	$147	147	—	—	—

(1)	On October 1, 2013, we entered into an operating lease agreement for residential space at Britannia Villas #616, Grand Cayman, Cayman Islands. The term of the lease is 13 months commencing on October 1, 2013. Rent expense for the period ended December 31, 2013 was $12,600 and lease commitments at December 31, 2013 were $42,000.
(2)	On January 19, 2014, we entered into an underwriting advisory agreement with an underwriting consultant, under which the terms provide for a minimum fee of $75,000 to be payable to the underwriting consultant within 30 days after the completion of our initial public offering.
(3)	On February 3, 2014, we entered into an operating lease agreement for office space at Harbour Place, 103 South Church, Grand Cayman, Cayman Islands. The term of the lease is 12 months commencing on March 1, 2014, at $3,000 per month.

BUSINESS

Overview

We are a Cayman Islands exempted company that was organized in April 2013 to provide reinsurance business solutions primarily to property and casualty insurers in the Gulf Coast region of the United States. Through our licensed reinsurance subsidiary, Oxbridge Reinsurance Limited, we write fully collateralized policies to cover property losses from specified catastrophes. We intend to specialize in underwriting medium frequency, high severity risks, where we believe sufficient data exists to analyze effectively the risk/return profile of reinsurance contracts.

Our company was formed by investors with significant experience in the U.S. property and casualty insurance market who saw an opportunity to provide more competitive reinsurance products to property and casualty insurance providers in the Gulf Coast region. Oxbridge Reinsurance Limited, our reinsurance subsidiary, was approved by the Cayman Islands Monetary Authority as a licensed Class C insurance company under Cayman Islands law in April 2013. In June 2013, we completed a private placement in the amount of $6.7 million. Following the private placement in June 2013, we entered into our initial reinsurance contracts with Claddaugh Casualty Insurance Company, Ltd. (“Claddaugh”), a captive reinsurance company and a subsidiary of HCI Group, a Florida-based, publicly traded holding company. We have since entered into an additional reinsurance contract with another party in January 2014. Following our initial reinsurance contracts, our core business will be focused on the provision of property catastrophe reinsurance coverage to a broad range of select insurance companies and potentially other reinsurers.

We intend to underwrite reinsurance contracts on a selective and opportunistic basis as opportunities arise based on our goal of achieving favorable long-term returns on equity for our shareholders. Our goal is to achieve long-term growth in book value per share by writing business that will generate attractive underwriting profits relative to the risk we bear. Unlike other insurance and reinsurance companies, we do not intend to pursue an aggressive investment strategy and instead will focus our business on underwriting profits rather than investment profits. Our initial business focus will be on fully collateralized reinsurance contracts for property catastrophes in the Gulf Coast region of the United States with an initial emphasis on Florida, and within that market and risk category, we will attempt to select the most economically attractive opportunities across a variety of property and casualty insurers. As our capital base grows, however, we expect that we will consider growth opportunities in other geographic areas and risk categories.

Our Business Strategy

Our goal is to achieve attractive risk-adjusted returns for our shareholders through the prudent management of underwriting risks relative to our capital base. To achieve this objective, the following are the principal elements of our business strategy:

•	Maintain a Commitment to Disciplined Underwriting. We will use a disciplined and data-driven underwriting approach to select a diversified portfolio of risks that we believe will generate an attractive return on capital over the long term. Neither our underwriting nor our investment strategies are designed to generate smooth or predictable quarterly earnings, but rather to optimize growth in book value per share over the long term.

•	Focus on Risk Management. We will treat risk management as an integral part of our underwriting and business management processes. We expect that substantially all of our reinsurance contracts will contain loss limitation provisions that limit our losses to the value of the assets collateralizing our reinsurance contracts.

•

Partial Deployment of Capital. In order to eliminate the possibility of complete losses, we intend to place only a portion of our total capital at risk in any single year. This means that we expect lower returns than some of our competitors in years where there are lower than average catastrophe losses but that our capital will be better protected in the event of large losses. We are committed to maintaining our capitalization and financial strength over the long term and to develop a history of paying a consistent dividend on our ordinary shares.

•	Take Advantage of Market Opportunities. Although our business will be initially focused on catastrophe coverage for Gulf Coast insurers with an initial emphasis on Florida, we intend to continuously evaluate various market opportunities in which our business may be strategically or financially expanded or enhanced in the future. Such opportunities could take the form of diversifying our business into other geographic or market areas. Such opportunities could also include quota share reinsurance contracts, joint ventures, renewal rights transactions, corporate acquisitions of another insurer or reinsurer, or the formation of insurance or reinsurance platforms in new markets. We believe the environment in the reinsurance and insurance markets will continue to produce opportunities for us, through organic expansion or through acquisitions.

The Reinsurance Industry

General

Reinsurance is an arrangement in which an insurance company, referred to as the reinsurer, agrees to assume from another insurance company, referred to as the ceding company or cedant, all or a portion of the insurance risks that the ceding company has underwritten under one or more insurance contracts. In return, the reinsurer receives a premium for the insured risks that it assumes from the ceding company, although reinsurance does not discharge the ceding company from its liabilities to policyholders. It is standard industry practice for primary insurers to reinsure portions of their insurance risks with other insurance companies under reinsurance agreements or contracts. This permits primary insurers to underwrite policies in amounts larger than the risks they are willing to retain. Reinsurance is generally designed to:

•	reduce the ceding company’s net liability on individual risks, thereby assisting it in managing its risk profile and increasing its capacity to underwrite business as well as increasing the limit to which it can underwrite on a single risk;

•	assist the ceding company in meeting applicable regulatory and rating agency capital requirements;

•	assist the ceding company in reducing the short-term financial impact of sales and other acquisition costs; and

•	enhance the ceding company’s financial strength and statutory capital.

When reinsurance companies purchase reinsurance to cover their own risks assumed from ceding companies, this is known as retrocessional reinsurance. Reinsurance or retrocessional reinsurance can benefit a ceding company or retrocedant, as applicable, in various ways, such as by reducing exposure to individual risks and by providing catastrophe protection from larger or multiple losses. Like ceding companies, retrocedants can use retrocessional reinsurance to manage their overall risk profile or to create additional underwriting capacity, allowing them to accept larger risks or to write more business than would otherwise be possible, absent an increase in their capital or surplus.

According to the insurance consulting firm Guy Carpenter, the global property catastrophe reinsurance market was estimated to have approximately $312 billion in total aggregate limits and to generate approximately $24 billion in total annualized premiums, in each case as of and for the 12 months ending March 31, 2013.

Types of Reinsurance Contracts

Property reinsurance products are often written in the form of treaty reinsurance contracts, which are contractual arrangements that provide for the automatic reinsurance of a type or category of risk underwritten.

Treaty reinsurance premiums, which are typically due in installments, are a function of the number and type of contracts written, as well as prevailing market prices. The timing of premiums written varies by line of business. The majority of property catastrophe business is written at the January and June annual renewal periods, depending on the type and location of the risks covered. Most hurricane and wind-storm coverage, particularly in the Gulf-coast region of the United States, is written at the June annual renewal periods.

Property catastrophe reinsurance contracts are typically “all risk” in nature, providing protection to the ceding company against losses from hurricanes and other natural and man-made catastrophes such as floods, earthquakes, tornadoes, storms and fires, also known as perils. The predominant exposures covered by these contracts are losses stemming from property damage and business interruption resulting from a covered peril. Coverage can also vary from “all natural” perils, which is the most expansive form, to more limited types such as windstorm-only coverage. The coverage provided under excess-of-loss reinsurance contracts may be on a worldwide basis or may be limited in scope to specific regions or geographical areas.

Property catastrophe reinsurance contracts are typically written on “an excess-of-loss” basis, which provides coverage to the ceding company when aggregate claims and claim expenses from a single occurrence for a covered peril exceed an amount that is specified in a particular contract. Under these contracts, protection is provided to an insurer for a portion of the total losses in excess of a specified loss amount, up to a maximum amount per loss specified in the contract.

Reinsurance contracts do not discharge ceding companies from their obligations to policyholders. Ceding companies therefore generally require their reinsurers to have, and to maintain, either a strong financial strength rating or security, in the form of collateral, as assurance that their claims will be paid.

Excess-of-loss contracts are typically written on a losses-occurring basis, which means that they cover losses that occur during the contract term, regardless of when the underlying policies came into force. Premiums from excess-of-loss contracts are earned ratably over the contract term, which is ordinarily 12 months. Most of the excess-of-loss contracts provide for a reinstatement of coverage following a covered loss event in return for an additional premium.

Insurers generally purchase multiple tranches of reinsurance protection above an initial retention elected by the insurer. The amount of reinsurance protection purchased by an insurer is typically determined by the insurer through both quantitative and qualitative methods. In the event of losses, the amount of loss that exceeds the amount of reinsurance protection purchased is retained by the insurer. As a program is constructed from the ground up, each tranche added generally has a lower probability of loss than the prior tranche and therefore is generally subject to a lower reinsurance premium charged for the reinsurance protection purchased. Insurer catastrophe programs are typically supported by multiple reinsurers per program.

Reinsurance brokers play an important role in the reinsurance market. Brokers are intermediaries that assist the ceding company in structuring a particular reinsurance program and in negotiating and placing risks with third-party reinsurers. In this capacity, the broker is selected and retained by the ceding company on a treaty-by-treaty basis, rather than by the reinsurer. Though brokers are not parties to reinsurance contracts, reinsurers generally receive premium payments from brokers rather than ceding companies, and reinsurers that do not provide collateralized reinsurance are frequently required to pay amounts owed on claims under their policies to brokers. These brokers, in turn, pay these amounts to the ceding companies that have reinsured a portion of their liabilities with reinsurers.

The Florida Property and Casualty Insurance Market

General Overview

Florida’s property and casualty insurance market has undergone significant changes in the past few decades. This market, which was formerly dominated by large, national, multi-line insurance companies, now includes

Citizens Property Insurance Corporation (“Citizens”), a state-sponsored insurance company created by the Florida Legislature; Florida-based insurance companies that focus primarily on writing property insurance policies in the state of Florida; and Florida-based subsidiaries of national insurance companies that focus on writing property insurance policies in the state of Florida. While these four types of companies participate in the market at varying levels, Citizens and the Florida-based insurance companies are now the dominant market participants. Within the private market, which excludes Citizens, there is a strong dependence on small insurance companies, which have limited capitalization and a limited ability to diversify.

According to The State of Florida’s Property Insurance Market 2nd Annual Report Released in January 2013 for the Florida Legislature by The Florida Catastrophic Storm Risk Management Center (the “Report”), the shift from a market dominated by large, national, multi-line insurance companies to a market dominated by Citizens and the smaller, Florida-based insurance companies has resulted in an increased reliance on the global reinsurance market for diversification and capital. For these smaller, Florida-based insurance companies, reinsurance companies serve as the primary means of accessing broader capital markets.

According to the Report, as of the end of 2011, there were 23 private independent insurance companies and 51 private insurance company groups (for a total of 74 “private insurers”) writing homeowners insurance in the state of Florida. Based on these figures, there are more private insurers writing homeowners insurance in Florida than there are in other coastal states, including Alabama, Georgia, Louisiana, Mississippi, North Carolina, South Carolina, Texas and Virginia. This is largely due to the relatively high number of private independent insurance companies writing homeowners insurance in Florida.

The Report also shows that, as of the end of 2011, “[f]orty-four companies doing business in Florida had concentrated at least 90% of that business in Florida,” and that “all 23 of the independent companies operating in the Florida homeowners insurance market concentrated at least 90% of their business in the homeowners insurance line and in Florida.” (Each insurer’s total business was measured by direct premiums written.) By concentrating their business in Florida, these companies have increased their level of risk in the event that a catastrophic event occurs in Florida. In order to adequately protect against this risk and to ensure solvency in the event of a catastrophic event, these companies must obtain relatively high levels of reinsurance.

Catastrophic Events

While the Florida property and casualty insurance market faces various challenges, the primary challenge is the potential for exposure to catastrophic windstorms. According to the Report, the state of Florida has:

•	more than $1.8 trillion in insured residential property exposure;

•	more than $4 billion in expected average annual losses due to windstorms (with respect to residential and commercial residential properties only); and

•	nearly $60 billion in 1-in-100 probable maximum losses due to windstorms (with respect to residential and commercial residential properties only).

According to NOAA Technical Memorandum NWS NHC-6, entitled “The Deadliest, Costliest, and Most Intense United States Tropical Cyclones from 1851 to 2010 (and Other Frequently Requested Hurricane Facts) (the “NOAA Memorandum”), “[f]orty percent of all U.S. hurricanes and major hurricanes were in Florida,” and “[s]ixty percent of category 4 or higher hurricane strikes have occurred in either Florida or Texas.” The NOAA Memorandum also indicates that, between 1851 and 2010, there were 114 hurricane strikes and 37 major hurricanes in Florida. For these purposes, a “major hurricane” is a category 3, 4, or 5 hurricane.

The following table shows the number of major hurricanes that struck Florida between 1952 and 2013, a span of 61 years, on a year-by-year basis:

FLORIDA HURRICANE HISTORY

Category 3 or Greater, 1952-2013

1952: None	1972: None	1992: 1	2012: None
1953: None	1973: None	1993: None	2013: None
1954: None	1974: None	1994: None
1955: None	1975: 1	1995: 1
1956: None	1976: None	1996: None
1957: None	1977: None	1997: None
1958: None	1978: None	1998: None
1959: None	1979: None	1999: None
1960: 1	1980: None	2000: None
1961: None	1981: None	2001: None
1962: None	1982: None	2002: None
1963: None	1983: None	2003: None
1964: None	1984: None	2004: 3
1965: 1	1985: 1	2005: 2
1966: None	1986: None	2006: None
1967: None	1987: None	2007: None
1968: None	1988: None	2008: None
1969: None	1989: None	2009: None
1970: None	1990: None	2010: None
1971: None	1991: None	2011: None

Source: National Oceanic and Atmospheric Administration

For information regarding risks faced by our company due to weather-related incidents, see the risk factor on page 14 entitled “Our property and property catastrophe reinsurance operations will make us vulnerable to losses from catastrophes and may cause our results of operations to vary significantly from period to period.”

Our Reinsurance Contracts and Products

We intend to write primarily property, property catastrophe, and short-tail specialty and casualty reinsurance. We currently expected that substantially all of the reinsurance products we seek to write in the foreseeable future will be in the form of treaty reinsurance contracts. When we write treaty reinsurance contracts, we do not evaluate separately each of the individual risks assumed under the contracts and are therefore largely dependent on the individual underwriting decisions made by the cedant. Accordingly, as part of our initial review and renewal process, we carefully review and analyze the cedant’s risk management and underwriting practices in deciding whether to provide treaty reinsurance and in appropriately pricing the treaty.

Our contracts are written on an excess of loss basis, generally with a per-event cap. We generally receive the premium for the risk assumed and indemnify the cedant against all or a specified portion of losses and expenses in excess of a specified dollar or percentage amount. To date, all of our reinsurance contracts have been written on an excess of loss basis. We anticipate that such contracts will be either single-year or multi-year contracts and that our policy years will generally commence on June 1 of each year and end on May 30 of the following year.

We anticipate that the bulk of our portfolio of risks will be assumed pursuant to traditional reinsurance contracts. However, we may also from time to time take underwriting risk by purchasing a catastrophe-linked bond, or via a transaction booked as an industry loss warranty (as described below) or an indemnity swap. An indemnity swap is an agreement which provides for the exchange between two parties of different portfolios of catastrophe exposure with similar expected loss characteristics (for example, U.S. earthquake exposure for Asian earthquake exposure).

We believe our most attractive near-term opportunity is in property catastrophe coverage for insurance companies. In addition to seeking profitable pricing, we manage our risks with contractual limits on our exposure. Property catastrophe reinsurance contracts are typically “all risk” in nature, meaning that they protect against losses from earthquakes and hurricanes, as well as other natural and man-made catastrophes such as tornados, fires, winter storms, and floods (where the contract specifically provides for coverage). Losses on these contracts typically stem from direct property damage and business interruption. We generally write property catastrophe reinsurance on an excess of loss basis. These contracts typically cover only specific regions or geographical areas.

We are not licensed or admitted as an insurer in any jurisdiction other than the Cayman Islands. In addition, we do not have a financial rating and do not expect to have one in the near future. Many jurisdictions such as the United States do not permit clients to take credit for reinsurance on their statutory financial statements if such reinsurance is obtained from unlicensed or non-admitted insurers without appropriate collateral. As a result, we anticipate that all of our clients will require us to fully collateralize the reinsurance contracts we bind with them. Every contract will be fully collateralized and separately structured, with our liability being limited to the value of the assets held in the trust. We will generally not be required to top-up the value of the assets held as collateral in respect of a particular reinsurance agreement. For each reinsurance agreement, a reinsurance trust will be established in favor of the cedant, and the trustee of the reinsurance trust will be a large bank that is agreed upon by our company and the cedant. The premium for the contract will ordinarily be deposited into the trust, together with additional capital from our company, up to the coverage limit. Each reinsurance contract will contain express limited recourse language to the effect that the liabilities of the relevant reinsurance contract will be limited to the realizable value of the collateral held in respect of that contract. Upon the expiration of the reinsurance contract, the assets of the trust net of insured losses and other expenses will be transferred to our company.

Our Initial Reinsurance Contracts

We began underwriting business in June 2013 when we entered into our first reinsurance contracts. Our principal initial reinsurance contracts are retrocession contracts with Claddaugh Casualty Insurance Company Ltd., a captive reinsurance company and a subsidiary of HCI Group. Paresh Patel, our non-executive Chairman and the largest stockholder of our company, is a founder and the Chief Executive Officer of HCI Group. Sanjay Madhu, our President and Chief Executive Officer, is a former executive officer of HCI Group and is on the board of directors of HCI Group. Although we will likely enter into additional reinsurance contracts with Claddaugh in the future and anticipate that at least 50% of our gross premiums will be with Claddaugh for the June 2014 hurricane season, we intend to increasingly diversify our customer base in future policy years. In January 2014, we entered into a small reinsurance contract providing up to $250,000 in coverage (with a reinstatement of an additional $250,000 in coverage) with a non-affiliate of Claddaugh for a policy period that ends in March 2015.

All of our reinsurance contracts are excess-of-loss contracts, which are contracts that indemnify against all or a portion of a loss in excess of the reinsured’s specified loss retention. Our reinsurance contracts with Claddaugh indemnify Claddaugh against specified losses under reinsurance contracts that Claddaugh has with

Homeowners Choice Property & Casualty Insurance Company, or HCPCI. HCPCI is a subsidiary of HCI Group and is a licensed property and casualty insurance company in the State of Florida. HCPCI provides property and casualty homeowners’ insurance, condominium-owners’ insurance, and tenants’ insurance to property owners and tenants solely in the State of Florida. HCPCI began operations in July of 2007 by participating in a “take-out program” through which HCPCI assumed insurance policies held by Citizens Property Insurance Corporation (“Citizens”), a Florida state-supported insurer. Most of HCPCI’s policies are policies that were assumed from Citizens in a series of separate assumption transactions and from HomeWise Insurance Company in a November 2012 assumption transaction, or are renewals of the policies assumed from Citizens or HomeWise. HCPCI’s policies, which are the underlying primary policies that are being reinsured by us under our contracts with Clauddaugh, cover properties throughout the State of Florida against a variety of perils, including fire, windstorms (including hurricanes), sinkholes, and theft.

Single-Year Contract with Claddaugh

One of our reinsurance contracts with Claddaugh is a one-year agreement which became effective on June 1, 2013 and will remain in force through June 30, 2014, and this reinsurance contract has two layers. Under one layer, we agreed to reimburse Claddaugh for 18.1818% of Claddaugh’s liability under a Catastrophe Aggregate Excess of Loss Reinsurance Contract with HCPCI. Claddaugh’s liability under the Catastrophe Aggregate Excess of Loss Reinsurance Contract is limited to 22% of HCPCI’s first $61.5 million of covered losses in excess of $185 million, which is $13.53 million in total exposure for Claddaugh on this coverage layer. Therefore our maximum liability for this coverage layer is $2.46 million. Additionally, HCPCI has a retention amount of the first $7.5 million in excess of $185 million for covered losses, and other coverage limitations apply to HCPCI. The Catastrophe Excess of Loss Reinsurance Contract covers HCPCI’s ultimate net losses from specified disasters, accidents, or losses, with “ultimate net losses” generally referring to HCPCI’s losses in excess of, among other things, other insurance or reinsurance that HCPCI is required to obtain (referred to as inuring reinsurance).

Under the second layer, we agreed to reimburse Claddaugh for 22.0779% of Claddaugh’s liability under a Catastrophe Excess of Loss Reinsurance Contract with HCPCI. Claddaugh’s liability under the Catastrophe Excess of Loss Reinsurance Contract is limited to 19.25% of HCI’s first $39 million of covered losses in excess of $61 million. Therefore, our maximum liability for this coverage layer is $1.65 million.

Our premium under the one-year contract was a flat premium of $1,166,513 before brokerage fees and federal excise taxes of $116,651 and $11,665, respectively, which were deducted from premiums paid to us. Under the contract, we entered into a trust agreement with Claddaugh and a trustee pursuant to which we provided collateral having a market value greater than the limit of liability less unpaid premium. The market value of the collateral provided under this contract was $4,117,500 at December 31, 2013, and the collateral was invested 100% in cash deposits.

Multi-Year Contract with Claddaugh

Under the other contract with Claddaugh, which became effective on June 1, 2013 and will remain in force through May 31, 2018, we agreed to reimburse Claddaugh for 100% of the ultimate net loss arising from loss occurrences payable by Claddaugh under a Working Layer Catastrophe Excess of Loss Contract with HCPCI. Under this contract, Claddaugh’s liability (and therefore our liability) is limited to an aggregate of $6.0 million for the current treaty year, being 20% of $30 million in covered losses in excess of $31 million. The annual deposit premium to be paid by Claddaugh and its affiliates will follow the payment schedule of the Original Contract (including any endorsements). For the policy year commencing June 1, 2013, Claddaugh paid the applicable premiums of $3,720,000 (before federal excise taxes of $37,200). Under the contract, we entered into a trust agreement with Claddaugh and a trustee pursuant to which we provided collateral having a market value greater than the limit of liability less unpaid premium. Additionally, under the contract, Claddaugh has the option to terminate the contract on or after May 31, 2016, and we shall be obligated to return approximately 63% of cumulative premiums in the event there are no losses under the contract. The market value of the collateral provided under this contract was $6,000,000 at December 31, 2013, and the collateral was invested 100% in cash deposits.

Illustration of Potential Exposure Under Claddaugh Contracts

As an illustration of our potential liability under our reinsurance contracts with Claddaugh, if HCPCI would by reason of a single hurricane incur losses in excess of $800 million during the current policy period, we would have a 20% participation in losses in a $30 million coverage layer in excess of $31 million, resulting in liability to us of $6.0 million on this layer. We would then have a 4.25% participation in losses in a $39 million layer of coverage in excess of $61 million, resulting in liability to us of $1.65 million. Lastly, we would have a 4% participation in losses in a $61.5 million layer of losses between $185 million and $800 million, resulting in a liability to us of $2.46 million. The total maximum exposure to us would be $10.11 million. The net loss to our company would be the total exposure less the net premiums of about $4.72 million received.

Future Contracts

With the proceeds from this offering, we intend to pursue reinsurance contracts with additional property and casualty insurers in the Gulf Coast region of the United States with an initial emphasis on Florida. We anticipate that, for the foreseeable future, our reinsurance contracts will, similar to the reinsurance contracts with Claddaugh, mainly cover property catastrophes resulting from hurricanes and tornados. We anticipate that such contracts could be either single-year or multi-year contracts.

Underwriting

We intend to write primarily property, property catastrophe, and short-tail specialty and casualty reinsurance. Substantially all of the reinsurance products we currently seek to write are in the form of treaty reinsurance contracts. When we write treaty reinsurance contracts, we will not evaluate separately each of the individual risks assumed under the contracts and are therefore largely dependent on the individual underwriting decisions made by the cedant. Accordingly, as part of our initial review and renewal process, we carefully review and analyze the cedant’s risk management and underwriting practices in deciding whether to provide treaty reinsurance and in appropriately pricing the treaty.

In January 2014, we entered into an Underwriting Advisory Agreement with Resonant Consultants, Ltd., or Resonant. Under this agreement, we have the right to engage Resonant’s underwriting consulting services from time to time in connection with reinsurance contracts that we propose to enter into. Although our relationship with Resonant is not exclusive and although we intend to consult with other advisors from time to time, we anticipate that we will consult with Resonant on one or more reinsurance contracts through at least June 30, 2014. Resonant is a British Virgin Islands company owned and organized by E.W. “Ted” Blanch, who was a non-employee director of our company from May 2013 through October 2013. The Underwriting Advisory Agreement will remain in effect until terminated by either party upon at least 30 days prior written notice. Resonant’s services under the Advisory Agreement are anticipated to include the following:

•	advising our Board of Directors and management regarding the classes of risks to be ceded and associated risk limits and premium rates, as well providing aggregate exposure and exposure management advice;

•	reviewing agreements and related documents for the risks being ceded to Oxbridge Reinsurance Limited;

•	advising on premium rates and other underwriting terms and conditions with respect to the underwriting of the risks being ceded to Oxbridge Reinsurance Limited; and

•	recommending commissions and fees to be paid to producers or brokers.

Resonant will not provide any administrative services, such as premium collection, claims administration, regulatory compliance, or treasury services, as those functions are anticipated to be retained by our company for the forseeable future unless contracted to another third party.

Under the terms of the Underwriting Advisory Agreement, Resonant will be paid an underwriting advisory fee on contracts for which Resonant is engaged. The underwriting advisory fee will be an amount equal to 5.0% of the gross premiums of Oxbridge Reinsurance Limited under the contract after deducting any portion of the premium subject to potential rebate or refund to the retrocedant or cedant (referred to as “earned premiums”). Additionally, Resonant will be paid a performance fee equal to 10% of the gross profit of each reinsurance contract on which an underwriting advisory fee has been paid. The performance fee will be calculated at the end of each reinsurance contract. For this purpose, “gross profit” is defined as earned premiums minus the underwriting advisory fee, broker commissions, policy acquisition costs, incurred losses, and a capital charge. The capital charge will be equal to 10% of the average monthly collateral value securing the reinsurance contract over the life of the reinsurance contract. For example, on a reinsurance contract that involved $1.0 million in gross premiums, a 10% broker commission, $50,000 in other policy acquisition costs, no incurred losses, average monthly collateral value of $2,000,000 million over the life of the contract, and a potential rebate of $300,000 million to the retrocedant at the end of the contract, the total fees payable to Resonant under the Underwriting Advisory Agreement would be $69,500 (i.e., 5% of earned premiums of $700,000 million plus 10% of gross profit of $345,000). The underwriting advisory fee will be payable upon collection of the premium under the applicable reinsurance contract, and the performance fee will be payable within thirty days after the end of the reinsurance contract (unless there are claims during the policy period, in which case the performance fee will be payable within thirty days of the resolution and settlement of all claims). Resonant will be entitled to minimum fees of $75,000 per each semi-annual period during the term of the Underwriting Advisory Agreement.

We anticipate that most of our reinsurance contracts will have other reinsurers participating as lead underwriters, and these lead underwriters will generally set the premium for the risk. We intend to follow the premium pricing of the lead underwriters in most cases subject to the guidance of Resonant. Each quarter, our Board of Directors will set parameters for the maximum level of capital to be deployed for each quarter and the expected premium and risk profile that the contracts must meet.

We have no current plans to purchase retrocessional coverage. However, we may do so in the future to manage our overall exposure and to balance our portfolio. We have not yet purchased retrocessional coverage but expect that, if we do, we will only purchase uncollateralized retrocessional coverage from a reinsurer with a minimum financial strength rating of A- from either A.M. Best or Standard & Poors.

Marketing and Distribution

We expect that, in the future, the majority of our business will be sourced through reinsurance brokers. Brokerage distribution channels provide us with access to an efficient, variable distribution system without the significant time and expense that would be incurred in creating an in-house marketing and distribution network. Reinsurance brokers receive a brokerage commission that is usually a percentage of gross premiums written.

We intend to build relationships with global reinsurance brokers and captive insurance companies located in the Cayman Islands. Our management team has significant relationships with most of the primary and specialty broker intermediaries in the reinsurance marketplace in our target market. We believe that maintaining close relationships with brokers will give us access to a broad range of reinsurance clients and opportunities.

Brokers will not have the authority to bind us to any reinsurance contract. We will review and approve all contract submissions in our corporate offices located in the Cayman Islands. From time to time, we may also enter into relationships with managing general agents who could bind us to reinsurance contracts based on narrowly defined underwriting guidelines.

Mr. Blanch, the owner of Resonant, is also a senior partner with Advocate Reinsurance Partners LLC, a reinsurance broker. Advocate Reinsurance Partners is a reinsurance broker for HCI Group and Claddaugh and was paid a broker commission of $116,651 on the above-described single-year excess-of-loss reinsurance contract between our company and Claddaugh. Such commission was paid from the premiums payable to us under the reinsurance contract, and we believe that this commission rate (10% of premiums) is a customary commission amount in the industry. We anticipate paying similar commissions to other brokers in the future on our reinsurance contracts and may pay additional commissions to Advocate Reinsurance Partners in the future on additional reinsurance contracts. Advocate Reinsurance Partners may also be paid commissions by HCI Group and its subsidiaries from time to time on reinsurance placed by Advocate Reinsurance Partners, and some of such policies may potentially be placed with our company, in which case Resonant may also be entitled to a fee under our Underwriting Advisory Agreement with Resonant.

Investment Strategy

Our company’s business focus will be primarily on underwriting profit as opposed to investment profit. We anticipate that most of our company’s capital will be held in trust accounts that collateralize the reinsurance policies that we write. The investment parameters for capital held in such trust accounts will generally be established by the cedant for the relevant policy. We expect that such investments will generally be held in cash, bank deposits, investments in money-market funds, or highly-rated, short term assets and be managed by reputable investment managers.

Funds that are not held in collateralized trust accounts will generally be invested in a conservative manner, with a focus on generating income while being liquid in a six to twelve month period.

Our Board of Directors will periodically review our investment policy and returns.

Claims Management

We are a newly formed company and have not experienced any claims. We anticipate that, for the foreseeable future, we will enter into only a limited number of reinsurance contracts and that therefore claims, if any, will be handled on a case-by-case basis.

Loss Reserves

Loss reserves represent estimates, including actuarial and statistical projections at a given point in time, of the ultimate settlement and administration costs of claims incurred (including incurred but not reported (IBNR)). Estimates are not precise in that, among other things, they are based on predictions of future developments and estimates of future trends in claims severity and frequency and other variable factors such as inflation. It is likely that the ultimate liability will be greater or less than such estimates and that, at times, this variance will be material.

For our property and other catastrophe policies, we initially establish our loss reserves based on loss payments and case reserves reported by ceding companies. As we are not the only reinsurer on a contract, the lead reinsurer will set the loss amount estimates for the contract and the cedant will have the ability to pay for case losses consistent with that amount on our pro-rata share of the contract.

We then add to these case reserves our estimates for IBNR. To establish our IBNR estimates, in addition to the loss information and estimates communicated by cedants, we also use industry information, knowledge of the business written by us, management’s judgment and general market trends observed from our underwriting activities. We may also use our computer-based vendor and proprietary modeling systems to measure and estimate loss exposure under the actual event scenario, if available. Although the loss modeling systems assist with the analysis of the underlying loss, and provide us with information and the ability to perform an enhanced analysis, the estimation of claims resulting from catastrophic events is inherently difficult because of the variability and uncertainty of property catastrophe claims and the unique characteristics of each loss.

We reaffirm the validity of the assumptions we use in the reserving process on a quarterly basis during an internal review process. During this process the actuaries verify that the assumptions continue to form a sound basis for projection of future liabilities.

Although we believe that we are prudent in our assumptions and methodologies, we cannot be certain that our ultimate payments will not vary, perhaps materially, from the estimates we have made. If we determine that adjustments to an earlier estimate are appropriate, such adjustments are recorded in the quarter in which they are identified. The establishment of new reserves, or the adjustment of reserves for reported claims, could result in significant upward or downward changes to our financial condition or results of operations in any particular period. We regularly review and update these estimates, using the most current information available to us.

Our estimates will be reviewed annually by an independent actuary in order to provide additional insight into the reasonableness of our loss reserves.

Competition

The reinsurance industry is highly competitive. We expect to compete with major reinsurers, most of which are well established, have significant operating histories and strong financial strength ratings and have developed long-standing client relationships.

Our competitors are Renaissance Re, Berkshire Hathaway, PartnerRe Ltd, Aeoulus, and Nephila which are dominant companies in our industry. Although we seek to provide coverage where capacity and alternatives are limited, we directly compete with these larger companies due to the breadth of their coverage across the property and casualty market in substantially all lines of business. We also compete with smaller companies and other niche reinsurers from time to time. While we have a limited operating history, we believe that our unique approach to multi-year underwriting will allow us to be successful in underwriting transactions against more established competitors.

Properties

Since our inception, we occupied office space in the Landmark Square office building in George Town, Grand Cayman under a month-to-month lease. Effective February 3, 2014, we entered into a lease for office space in the Harbour Place office building in Grand Cayman, and we will relocate our offices to the Harbour Place office building on or around March 1, 2014. We anticipate that the Harbour Place office will be sufficient for us to conduct our operations for the forseeable future.

Employees

As of January 15, 2014, we had two employees, both of whom were full time employees. We believe that our relations with our employees are generally good. None of our employees is subject to collective bargaining agreements, and we are not aware of any current efforts to implement such agreements. We believe that we will continue to have relatively few employees and intend to outsource many functions, such as information technology and human resources, to specialist firms in the Cayman Islands if and when we determine that such functions are necessary. We intend to use Resonant to provide underwriting advisory services, as described above.

Legal Proceedings

We are not currently involved in any litigation or arbitration. We anticipate that, similar to the rest of the insurance and reinsurance industry, we will be subject to litigation and arbitration in the ordinary course of business.

REGULATION

Oxbridge Reinsurance Limited holds a Class C Insurer’s License issued in accordance with the terms of the Insurance Law (as revised) of the Cayman Islands (the “Law”), and is subject to regulation by the Cayman Islands Monetary Authority (“CIMA”), in terms of the Law. As the holder of a Class C Insurer’s License, Oxbridge Reinsurance Limited is permitted to undertake insurance business approved by CIMA.

Oxbridge Reinsurance Limited is subject to minimum capital and surplus requirements, and our failure to meet these requirements could subject us to regulatory action. Pursuant to The Insurance (Capital and Solvency) (Classes B, C and D Insurers) Regulations, 2012 (the “Capital and Solvency Regulations”), Oxbridge Reinsurance Limited, our reinsurance subsidiary, is required to maintain the statutory minimum capital requirement (as defined under the Capital and Solvency Regulations) of $500 and prescribed capital requirement (as defined under the Capital and Solvency Regulations) of $500, and a minimum margin of solvency equal to or in excess of the total prescribed capital requirement. Any failure to meet the applicable requirements or minimum statutory capital requirements could subject us to further examination or corrective action by CIMA, including restrictions on dividend payments, limitations on our writing of additional business or engaging in finance activities, supervision or liquidation.

CIMA may at any time direct Oxbridge Reinsurance Limited, in relation to a policy, a line of business or the entire business, to cease or refrain from committing an act or pursing a course of conduct and to perform such acts as in the opinion of CIMA are necessary to remedy or ameliorate the situation. Furthermore, CIMA may require a licensee to take steps to rectify any matters, suspend the license or revoke the license if, CIMA is of the opinion that:

•	a licensee either is or appears to be likely to become unable to meet its obligations as they fall due;

•	a licensee is carrying on its business in a manner which is seen as detrimental to the general public interest or to the interests of its creditors or policy holders;

•	the activities of any member of the licensee’s insurance group are detrimental to those interests of the licensee’s creditors as well as its policy holders;

•	a licensee has contravened with the Law or the Money Laundering Regulations (2009 Revision) of the Cayman Islands;

•	the licensee has failed to comply with a condition of its license such as maintaining a margin of solvency as prescribed by CIMA;

•	the direction and/or management of a licensee’s business has not been conducted in a fit and proper manner;

•	a director, manager or officer of a licensee’s business is not someone who would qualify or be seen as a person suitable to hold the respective position;

•	any person who is either holding or acquiring control or ownership of a licensee is not a fit and proper person to have such control or ownership;

•	the licensee has ceased to carry on business; or

•	the licensee is placed in liquidation or is dissolved.

Failures to comply with a direction given by CIMA may be punishable by a fine of up to five hundred thousand Cayman Islands dollars (US$609,756.10 based on the Cayman Islands’ pegged exchange rate of CI$0.82 per US$1.00) or imprisonment for a term of five years or both, and a fine of an additional ten thousand Cayman Islands dollars (US$12,195.12) for every day after conviction on which the offense so continues.

Whenever CIMA believes that a licensee is or may become unable to meet its obligations as they fall due, is carrying on business in a manner likely to be detrimental to the public interest or to the interest of its creditors or policyholders, has contravened the terms of the Law, or has otherwise behaved in such a manner so as to CIMA to call into question the licensee’s fitness, CIMA may take one of a number of steps, including requiring the licensee to take steps to rectify the matter; suspending the license of the licensee pending a full inquiry into the licensee’s affairs; revoking the license; imposing conditions upon the licensee in terms of decisions made by it, including the suspension of voting rights or nullification of votes cast by it, and amending or revoking any such condition; requiring the substitution or removal of any director, manager or officer of the licensee, at the expense of the licensee; appointing a person to advise the licensee on the proper conduct of its affairs, at the expense of the licensee; appointing a person to assume control of the licensee’s affairs; or otherwise requiring such action to be taken by the licensee as CIMA considers necessary.

In addition, as a Cayman Islands exempted company, we may not carry on business or trade locally in the Cayman Islands except in furtherance of our business outside the Cayman Islands and we are prohibited from soliciting the public of the Cayman Islands to subscribe for any of our securities or debt. We are further required to file a return with the Registrar of Companies in January of each year and to pay an annual registration fee at that time.

The Cayman Islands has no exchange controls restricting dealings in currencies or securities.

MANAGEMENT

Executive Officers and Directors

The following table provides information with respect to our directors and executive officers as of January 15, 2014:

Name	Age	Position
Sanjay Madhu	48	Chief Executive Officer, President, and Director (principal executive officer)

Wrendon Timothy	33	Financial Controller and Secretary (principal financial and accounting officer)

Paresh Patel	51	Chairman of the Board of Directors (non-executive)

Krishna Persaud	52	Director

Ray Cabillot	51	Director

Allan Martin	48	Director

Mayur Patel, M.D.	58	Director

Executive Officers

Sanjay Madhu. Mr. Madhu has served as our Chief Executive Officer and President, and as a director of our company, since April 2013. Mr. Madhu has also served, since April 2013, as a director and the Chief Executive Officer and President of our reinsurance subsidiary, Oxbridge Reinsurance Limited. Mr. Madhu has also been a director of HCI Group, Inc., a publicly traded holding company owning subsidiaries primarily engaged in the property and casualty insurance business, since May 2007. He also served as the President of Greenleaf Capital, the real estate division of HCI Group, Inc., from June 2011 through June 2013 and as Vice President of Investor Relations for HCI Group, Inc. from February 2008 through June 2013. Mr. Madhu also served as Vice President of Marketing for HCI Group, Inc. from 2008 to 2011. In his various positions at HCI Group, Inc., Mr. Madhu’s responsibilities included marketing, investor relations and management and oversight of HCI Group’s real estate division. Since 2013, Mr. Madhu has served on the board of directors of First Home Bancorp, Inc., a bank holding company in Seminole, Florida. Since 2012, Mr. Madhu also has served on the board of directors of Wheeler Real Estate Investment Trust, Inc., a publicly held real estate investment trust. As an owner and manager of commercial properties, Mr. Madhu has been President of 5th Avenue Group LC, a real estate management company, since 2002 and was President of Forrest Terrace LC, a real estate management company, from 1999 until 2010. In addition, Mr. Madhu is an investor in banking and health maintenance organizations. He has also been President of The Mortgage Corporation Network (correspondent lenders) since 1996. Prior to that, Mr. Madhu was Vice President, mortgage division, at First Trust Mortgage & Finance, from 1994 to 1996; Vice President, residential first mortgage division, at Continental Management Associates Limited, Inc., from 1993 to 1994; and President, S&S Development, Inc. from 1991 to 1993. He attended Northwest Missouri State University, where he studied marketing and management.

Mr. Madhu brings considerable business and marketing experience to our Board of Directors.

Wrendon Timothy. Wrendon Timothy has served as our Financial Controller and Secretary since August 1, 2013. Mr. Timothy has approximately ten years of professional experience in audit and assurance service both in Trinidad and the Cayman Islands. From September 2007 through July 2013, Mr. Timothy worked as an Audit Senior and Audit Manager at PricewaterhouseCoopers Chartered Accountants in the Cayman Islands (“PwC Cayman”). During his time with PwC Cayman, Mr. Timothy was responsible for, among other things, leading and managing varied audit and reissue engagements, including banks, trusts, insurance entities, and reinsurance entities; reviewing financial statements to ensure compliance with U.S. GAAP or International Financial Reporting Standards; training and development of junior staff; technical presentations to insurance managers on island, as well as other management functions. From September 2005 through August 2007, Mr. Timothy served as a Senior Accountant at KPMG Chartered Accountants in Trinidad and Tobago (“KPMG”). During his time with KPMG, Mr. Timothy led numerous financial services, retail, manufacturing and other audit engagements and prepared financial statements under International Financial Reporting Standards. Mr. Timothy is a Fellow of the Association of Chartered Certified Accountants and is currently pursuing an MBA in Finance from Heriott Watt University. Mr. Timothy is also a member of the Cayman Islands Society of Professional Accountants (CISPA). Mr. Timothy brings considerable finance, accounting and management experience to our Company.

Directors

In addition to Mr. Madhu, the Board of Directors includes the following individuals:

Paresh Patel. Mr. Patel has been the Chairman of the Board of Directors of our Company during most of the period since April 2013. Mr. Patel is also the Chief Executive Officer (since 2011) and a founder of HCI Group, Inc., a publicly traded holding company owning subsidiaries primarily engaged in the property and casualty insurance business. He has been a director of HCI Group, Inc. since its inception and has served as the Chairman of the board of directors of HCI Group, Inc. since May 2007. From 2011 to 2012, Mr. Patel also served as President of HCI Group, Inc.’s insurance subsidiary, Homeowners Choice Property & Casualty Insurance Company, Inc. which provides property and casualty homeowners’ insurance, condominium-owners’ insurance, and tenants’ insurance to individuals owning property in Florida. Since 2011, Mr. Patel has served as Chairman of the board of First Home Bancorp, Inc., a bank holding company in Seminole, Florida. He is a founder of NorthStar Bank, a community bank in Tampa, Florida, and from 2006 to 2010 served on the board of directors of the bank and its parent company, NorthStar Holding Company. Mr. Patel’s analytical and technology skills were developed through experience with international financial, telecommunications and consulting positions. As a private investor from 2000 to 2006, Mr. Patel used statistical and probability techniques to develop and implement a system for managing money as a business to generate cash flow. Prior to that, Mr. Patel was director of customer care and billing with Global Crossing from 1998 to 2000. In that position, Mr. Patel defined business processes and systems, hired and trained department staff and led the merger of the customer care and billing systems with those of the company’s acquisitions. Mr. Patel received his bachelor’s and master’s degrees in Electronic Engineering from Cambridge University, England.

Mr. Patel brings considerable experience in business, management, systems and technology to our Board of Directors.

Krishna Persaud. Mr. Persaud has been a director of our Company since April 2013. He has also been, since April 2013, a director of our reinsurance subsidiary, Oxbridge Reinsurance Limited. Mr. Persaud is a founder and the President, since June 2002, of KPC Properties, LLC, a real estate investment firm, where he leverages his knowledge and experience to identify opportunities to add value to real properties in the state of Florida. He implements a strategy of acquiring, adding value, relinquishing or holding the improved asset. He has demonstrated consistent success in implementing his strategy in real estate investments. Since June 2002, Mr. Persaud has been an asset manager, demonstrating the ability to consistently exceed average market returns. From May 2007 to May 2011, Mr. Persaud was a director of HCI Group, Inc., a publicly traded holding company owning subsidiaries primarily engaged in the property and casualty insurance business. Mr. Persaud received an award from the Tampa Bay INDOUS Chamber of Commerce as one of the most successful businessmen of the year in Tampa. Previously he spent ten years working with several consulting firms and municipalities providing design and construction management services for a wide variety of building systems and public works projects. Mr. Persaud earned his Bachelor of Science degree in Mechanical Engineering and a Master’s Degree in Civil Engineering from City College of City University of New York. He holds licenses as a Professional Engineer in the States of Florida, New York and California.

Mr. Persaud brings considerable investment experience to our Board of Directors.

Ray Cabillot. Mr. Cabillot has been a director of our Company since April 2013. He has also been, since April 2013, a director of our reinsurance subsidiary, Oxbridge Reinsurance Limited. Since 1998, Mr. Cabillot has served as Chief Executive Officer and director of Farnam Street Capital, Inc., the General Partner of Farnam Street Partners L.P., a private investment partnership. Prior to his service at Farnam Street Capital, Mr. Cabillot was a Senior Research Analyst at Piper Jaffrey, Inc., an investment bank and asset management firm, from 1989 to 1997. Early in his career, Mr. Cabillot worked for Prudential Capital Corporation as an Associate Investment Manager and as an Investment Manager. Mr. Cabillot is currently a director for Pro-Dex, Inc. (PDEX) and several private companies and, from 2006 to 2010, served as director and Chairman of the board for O.I. Corporation (OICO). Mr. Cabillot earned his BA in economics from St. Olaf College and an MBA from the University of Minnesota. He is a Chartered Financial analyst (CFA).

Mr. Cabillot brings considerable investment experience to our Board of Directors.

Allan Martin. Mr. Martin has been a director of our Company since April 2013. From October 2009 to present, Mr. Martin has been CEO of Atlantic Merchant Capital Investors (“Atlantic”), a private equity firm based in Tampa, Florida. Prior to that, from June 2005 to September 2009, Mr. Martin was CEO of Mortgage Contracting Services of Tampa, Florida (“MCS”). MCS is a national mortgage field services company. From January 2010 to present, Mr. Martin has been a director of Florida Capital Group and its subsidiary, Florida Capital Bank. He also serves as the bank’s audit chair. Mr. Martin has been a director of Moffitt Medical Group since March 2013 and is currently Vice Chairman. He also serves as an officer and director of several additional portfolio companies of Atlantic. Mr. Martin is currently a trustee of Jesuit High School of Tampa, a director of the Raphael Foundation, and chairman of the Martin Family Foundation.

Mr. Martin brings substantial operating, investment and corporate governance experience to our Board of Directors.

Mayur Patel, M.D. Dr Mayur Patel has been a director of our Company since October 2013. Since 1997, he has been a founding partner and a practicing physician with American Radiology Services (ARS) based in Baltimore, Maryland. In addition to practicing Radiology at three hospitals and several free standing imaging centers, Dr Patel plays an active role in the administrative and financial functions of the group. He is an elected member of the board of directors of American Radiology Associates and in addition serves as the chairman of the finance committee. He is also a member of the Retirement, Quality Assurance and Operations committees. He has published many peer reviewed articles and also co-authored a book chapter in the field of Radiology. He has also lectured extensively both as a invited guest speaker and also at national meetings in the field of radiology and Molecular Imaging He has held academic appointments as an Assistant Professor of Radiology at University of Vermont, School of Medicine(1989-1992) and at University of Maryland, School of Medicine (1989-2000). As a principal of ARS, he participated in the group’s corporate affiliation in the capital markets with Advent International (a global private equity group) and with CML Healthcare (a Canadian based medical diagnostics service provider). Dr Patel is a double board certified physician and a diplomat of the American Board of Radiology and American Board of Nuclear Medicine. Outside of medicine, Dr Patel has a 20 year experience of investing in the public markets as well as in private equity offerings. Dr. Patel is the brother-in-law of Paresh Patel.

Dr. Patel brings considerable investment experience to our Board of Directors.

Board of Directors

Currently, our Board of Directors consists of six members – Sanjay Madhu, Paresh Patel, Krishna Persaud, Allan Martin, Ray Cabillot, and Mayur Patel.

Our Board of Directors has determined that we have four “independent directors” as defined under the rules of The NASDAQ Stock Market. These four independent directors are Krishna Persaud, Allan Martin, Ray Cabillot, and Mayur Patel.

Committees of the Board of Directors

Our Board of Directors has an audit committee, a compensation committee, a nominating and corporate governance committee, and an underwriting committee. All of the members of the audit committee and the nominating and corporate governance committee qualify as independent directors under the rules of The NASDAQ Stock Market. One of the members of our compensation committee, Paresh Patel, is not an independent director. We have relied on NASDAQ Marketplace Rule 5615(b)(1) in appointing Paresh Patel to our compensation committee.

NASDAQ Marketplace Rule 5615(b)(1) permits a company listing in connection with its initial public offering to phase in its compliance with the compensation committee composition requirements set forth in Rule 5605(d)(2) as follows: (1) one member must satisfy the independence requirements at the time of listing; (2) a majority of members must satisfy the independence requirements within 90 days of listing; and (3) all members must satisfy the independence requirements within one year of listing. We currently have three compensation committee members, two of which are independent. In order to meet the requirements set forth in NASDAQ Marketplace Rule 5615(b)(1), within one year of listing, we will replace the non-independent member of our compensation committee (Paresh Patel) with an independent member who will be a then-current member of our board of directors or a new member elected or appointed to our board of directors.

Audit Committee. Our audit committee consists of three members – Ray Cabillot, Allan Martin and Mayur Patel. Each of these individuals meets all independence requirements for audit committee members set forth in applicable SEC rules and regulations and the NASDAQ listing standards. Ray Cabillot serves as chairman of the audit committee and qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC.

Compensation Committee. Our compensation committee currently consists of three members – Krishna Persaud, Mayur Patel, and Paresh Patel. Krishna Persaud serves as chairman of the compensation committee.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee is composed of three members – Ray Cabillot, Allan Martin, and Krishna Persaud. Allan Martin serves as the chairman of the Nominating and Corporate Governance Committee.

Underwriting Committee. Our underwriting committee is composed of three members – Sanjay Madhu, Paresh Patel, and Mayur Patel. The Underwriting Committee, among other things, advises our Board of Directors and management concerning the establishment and review of our underwriting policies and guidelines, oversees our underwriting process and procedures, monitors our underwriting performance and oversees our underwriting risk management exposure. Paresh Patel serves as the chairman of our Underwriting Committee.

Code of Ethics

On or before pricing of this offering, we will adopt a written code of ethics applicable to our directors, officers and employees in accordance with the rules of The NASDAQ Stock Market and SEC. Our code of ethics will be designed to deter wrongdoing and to promote ethical conduct. The code of ethics will be published on our corporate website at www.oxbridgere.com.

Executive Compensation

The following table summarizes the compensation of our principal executive officer for 2013. No other executive officer earned compensation in excess of $100,000 in 2013. As described below, we have employment agreements with each of our named executive officers. We currently do not have an equity compensation plan for our executive officers, but we anticipate that we will adopt a customary equity incentive plan following the completion of this offering. Accordingly, neither of our executive officers had outstanding equity awards as of December 31, 2013.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Non-Equity Incentive Plan Compensation	All Other Compensation(1)	Total
Sanjay Madhu
Chief Executive Officer and President	2013	$91,667	$9,100	—	—	$100,767

Sanjay Madhu

On July 18, 2013, we entered into an executive employment agreement with Sanjay Madhu, our Chief Executive Officer and President. Under the terms of this agreement, Mr. Madhu’s employment commenced on July 18, 2013 and will continue for three years unless terminated earlier. Following this initial three year term, the agreement will automatically renew for additional one year terms unless either party chooses not to renew.

The executive employment agreement entitles Mr. Madhu to receive: (1) an annual base salary of $200,000, (2) any additional compensation granted by our Board of Directors (or a committee thereof), and (3) medical, dental, life, disability and retirement benefits.

If Mr. Madhu’s employment is terminated by us for good cause or if Mr. Madhu terminates his employment with us, he will be entitled to: (1) his accrued base salary and accrued vacation pay and other paid time off, in each case through his date of termination, and (2) reimbursement for expenses accrued through his date of termination.

If Mr. Madhu’s employment is terminated by us without good cause, he will be entitled to: (1) his accrued base salary and accrued vacation pay and other paid time off, in each case through the date of termination, (2) reimbursement for expenses accrued through his date of termination, and (3) the amount of base salary that would have been payable through the term of the agreement (excluding future automatic renewals) if his employment had not been terminated. If such termination is within three years following a change of control, Mr. Madhu will be entitled to receive, in lieu of the amount described in clause (3) directly above, an amount equal to 2.9 times the total amount of his annual base salary. If Mr. Madhu’s employment is terminated due to his death or incapacity, it will be deemed to be a termination without good cause.

Mr. Madhu’s executive employment agreement also contains non-compete and non-solicitation provisions.

Wrendon Timothy

Wrendon Timothy is our Financial Controller and Secretary, and his employment with us commenced on August 1, 2013. The terms of his employment, as provided in an employment letter agreement between us and Mr. Timothy, will continue until July 31, 2015 and may be extended by mutual consent.

Under the agreed upon terms of employment, Mr. Timothy is entitled to receive a basic gross salary of $80,400 per year, payable monthly. His salary will be reviewed annually and may be adjusted at our discretion. We will also pay the monthly premiums for Mr. Timothy’s medical, dental and vision insurance, and match

Mr. Timothy’s contributions to his pension plan. Finally, Mr. Timothy will be eligible to receive a discretionary bonus which will be based on our financial performance and Mr. Timothy’s personal performance.

We may terminate Mr. Timothy’s employment without notice in the event of serious or persistent misconduct or breach of the agreed upon terms of Mr. Timothy’s employment or for cause. In other circumstances, the party that wishes to terminate Mr. Timothy’s employment must provide 60 days’ prior written notice.

Director Compensation

Beginning August 19, 2013, each of our non-employee directors will receive an annual director fee of $20,000, payable in quarterly installments of $5,000, for service as a director. We currently do not have an equity compensation plan for our directors, but we anticipate that we will adopt a customary equity incentive plan following the completion of this offering.

The following table summarizes the compensation of our non-employee directors for 2013.

Director Compensation

Name	Fees Earned or Paid in Cash	Total
Paresh Patel	$7,247	$7,247
Krishna Persaud	$7,247	$7,247
Ray Cabillot	$7,247	$7,247
Allan Martin	$7,247	$7,247
Mayur Patel, M.D.	$3,333	$3,333

Equity Compensation Plan

We do not currently have an equity compensation plan for our officers and directors, but we anticipate that we will adopt a customary equity incentive plan following the completion of this offering. The size of the plan and the nature and amount of awards to be made under the plan have not yet been determined.

RELATED PARTY TRANSACTIONS

Transactions with Related Persons

Reinsurance Contract with Claddaugh

In June 2013, we entered into our initial reinsurance contracts, pursuant to which we have reinsurance premiums in the amount of $4,886,513. These initial reinsurance contracts are with Claddaugh, a captive reinsurance company and a subsidiary of HCI Group, a Florida-based, publicly traded holding company. Mr. Madhu is a director of HCI Group and, until recently, served as the President of its real estate division and as its Vice President of Investor Relations. Paresh Patel, the non-executive Chairman of our Board of Directors and our largest stockholder, is a founder of HCI Group and currently serves as its Chief Executive Officer and as the Chairman of its Board of Directors. Both Mr. Madhu and Mr. Patel are also shareholders of HCI Group. However, neither of Mr. Madhu nor Mr. Patel have any interest in the reinsurance contracts between Claddaugh and our company other than in their capacity as equity holders of both of HCI Group and our company.

Private Placement

In May and June 2013, we sold an aggregate of $6,692,100 of investment units, with each investment unit consisting of one ordinary share and three warrants (each representing the right to purchase one additional ordinary share), to a group of accredited investors. The price of each investment unit was $6.00. As a result of our sale of such investment units, we issued 1,115,350 ordinary shares and 3,346,050 warrants to purchase 3,346,050 ordinary shares to such accredited investors. Of the 1,115,350 ordinary shares issued, an aggregate of 420,000 ordinary shares were issued to our current directors and executive officers and their immediate family members and affiliates. Of the 3,346,050 warrants issued, an aggregate of 1,260,000 warrants were issued to our current directors and executive officers and their immediate family members and affiliates.

Of the 420,000 ordinary shares and 1,260,000 warrants issued to our current directors and executive officers and their immediate family members and affiliates, 101,000 shares and 303,000 warrants were issued collectively to two companies owned or affiliated with Sanjay Madhu, our President, and Chief Executive Officer (such companies being Universal Finance & Investments, L.C. and Moksha Capital Partners Re (M) Ltd.); an aggregate of 149,000 shares and 447,000 warrants were issued to our non-executive Chairman, Paresh Patel, and his wife and Moksha Capital Partners Re (P), Ltd., a company controlled by Mr. Patel; 118,000 shares and 354,000 warrants were issued to our director, Krishna Persaud, and his affiliate, Moksha Capital Partners Re (A) Ltd.; 35,000 shares and 105,000 warrants were issued to our director, Ray Cabillot; 83,000 shares and 249,000 warrants were issued to Fleur de Lis Partners, LLLP, an affiliate of our director, Allan Martin; and 83,000 shares and 249,000 warrants were issued to our director, Mayur Patel.

As of the date of this prospectus, none of the above-described warrants have been exercised.

Relationships Involving E.W. “Ted” Blanch

In January 2014, we entered into an Underwriting Advisory Agreement with Resonant Consultants, Ltd., or Resonant, a company organized and owned by E.W. “Ted” Blanch, a former director of our company. The material terms of the Underwriting Advisory Agreement are described under “Business – Underwriting” beginning on page 48. Mr. Blanch is also a senior partner with Advocate Reinsurance Partners LLC, a reinsurance broker. Advocate Reinsurance Partners is a reinsurance broker for HCI Group and Claddaugh and was paid a broker commission of $116,651 on one of the initial reinsurance contracts between our company and Claddaugh. Such commission was paid from the premiums payable to us under the reinsurance contract, and we believe that this commission rate (10% of premiums) is a customary commission amount in the industry. We anticipate paying similar commissions to other brokers in the future on our reinsurance contracts and may pay additional commissions to Advocate Reinsurance Partners in the future on additional reinsurance contracts.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our ordinary shares as of January 15, 2014 by:

•	each person who is known by us to beneficially own more than 5% of our outstanding ordinary shares,

•	each of our directors and named executive officers, and

•	all directors and named executive officers as a group.

The number and percentage of ordinary shares beneficially owned before the offering are based on the 1,115,350 ordinary shares outstanding as of January 15, 2014. Information with respect to beneficial ownership has been furnished by each director, officer and beneficial owner of more than 5% of our ordinary shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to the securities. In computing the number of ordinary shares beneficially owned by a person listed below and the percentage ownership of such person, ordinary shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of January 15, 2014 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all ordinary shares shown as beneficially owned by them. Unless otherwise indicated in the footnotes, the address for each principal shareholder is in care of Oxbridge Re Holdings Limited, at Landmark Square, Suite 1A, 64 Earth Close, P.O. Box 469, Grand Cayman, KY1-9006, Cayman Islands.

	Beneficially Owned Before the Offering			Beneficially Owned After the Offering
				Assuming Minimum(26)			Assuming Maximum(27)
Name of Beneficial Owners	Number of Ordinary Shares		Percent	Number of Ordinary Shares		Percent	Number of Ordinary Shares		Percent
5% Shareholders:
Pinkal Patel	126,000	(1)	10.41%	126,000	(1)	4.33%	126,000	(1)	2.31%
Blake Casper	332,000	(2)	24.33%	332,000	(2)	10.83%	332,000	(2)	5.91%
Dominion Financial Group, Inc.	166,000	(3)	13.39%	166,000	(3)	5.65%	166,000	(3)	3.02%
Andy Redleaf	140,000	(4)	11.47%	140,000	(4)	4.79%	140,000	(4)	2.56%
Anilkumar D. Patel and Hemlatta A. Patel	68,000	(5)	5.83%	68,000	(5)	2.37%	68,000	(5)	1.26%
Anthony Saravanos	68,000	(6)	5.83%	68,000	(6)	2.37%	68,000	(6)	1.26%
Dhimant Patel and Chhaya Patel	168,000	(7)	13.53%	168,000	(7)	5.71%	168,000	(7)	3.06%
Hoshi and Anahita Tamboli	139,400	(8)	11.43%	139,400	(8)	4.77%	139,400	(8)	2.55%
Joseph Q. Chapman and Beth Ann Scharrer	68,000	(9)	5.83%	68,000	(9)	2.37%	68,000	(9)	1.26%
Martin A. Traber	68,000	(10)	5.83%	68,000	(10)	2.37%	68,000	(10)	1.26%
Matthew Paschke	140,000	(11)	11.47%	140,000	(11)	4.79%	140,000	(11)	2.56%
Michael Pinson	80,000	(12)	6.81%	80,000	(12)	2.78%	80,000	(12)	1.47%
Minesh Patel	70,000	(13)	5.99%	70,000	(13)	2.44%	70,000	(13)	1.29%
Nicholas Swenson	140,000	(14)	11.47%	140,000	(14)	4.79%	140,000	(14)	2.56%
Peter Haeg	140,000	(15)	11.47%	140,000	(15)	4.79%	140,000	(15)	2.56%
Robert Charles Gentry and Tilotma Casson	68,000	(16)	5.83%	68,000	(16)	2.37%	68,000	(16)	1.26%
Stacy Madhu	68,000	(17)	5.83%	68,000	(17)	2.37%	68,000	(17)	1.26%
Shirin Kanji	68,000	(18)	5.83%	68,000	(18)	2.37%	68,000	(18)	1.26%
Piyush Mulji and Nayana Mulji	68,000	(19)	5.83%	68,000	(19)	2.37%	68,000	(19)	1.26%

	Beneficially Owned Before the Offering			Beneficially Owned After the Offering
				Assuming Minimum(26)			Assuming Maximum(27)
Name of Beneficial Owners	Number of Ordinary Shares		Percent	Number of Ordinary Shares		Percent	Number of Ordinary Shares		Percent
Named Executive Officers and Directors:
Paresh Patel	596,000	(20)	38.15%	596,000	(20)	18.27%	596,000	(20)	10.25%
Sanjay Madhu	404,000	(21)	28.48%	404,000	(21)	12.96%	404,000	(21)	7.13%
Wrendon Timothy	—		—	—		—	—		—
Krishna Persaud	472,000	(22)	32.12%	472,000	(22)	14.89%	472,000	(22)	8.25%
Mayur Patel	332,000	(23)	24.33%	332,000	(23)	10.83%	332,000	(23)	5.91%
Allan Martin	332,000	(24)	24.33%	332,000	(24)	10.83%	332,000	(24)	5.91%
Ray Cabillot	140,000	(25)	11.47%	140,000	(25)	4.79%	140,000	(25)	2.56%
All Executive Officers and Directors as a Group (6 persons)	2,136,000		89.92%	2,136,000		52.41%	2,136,000		32.24%

*	Less than 1.0%
(1)	Includes 31,500 ordinary shares held by Moksha Capital Partners Re (O) Ltd., and 94,500 ordinary shares issuable upon the exercise of warrants held by Moksha Capital Partners Re (O) Ltd. that are currently exercisable. As of the date of this table, Pinkal Patel, an individual, has sole voting and investment power over these shares in his capacity as sole manager of Moksha Orlando, LLC, a Florida limited liability company that is the sole owner of Moksha Capital Partners Re (O) Ltd.
(2)	Includes 83,000 ordinary shares held by Moksha Capital Partners Re (C) Ltd., and 249,000 ordinary shares issuable upon the exercise of warrants held by Moksha Capital Partners Re (C) Ltd. that are currently exercisable. As of the date of this table, Blake Casper, an individual, has sole voting and investment power over these shares by virtue of being the majority member of Moksha Partners Reinsurance Entity, Inc., a Florida member-managed limited liability company that is the sole owner of Moksha Capital Partners Re (C) Ltd.
(3)	Includes 41,500 ordinary shares held by WIT Ventures, Ltd. and 124,500 ordinary shares issuable upon the exercise of warrants held by WIT Ventures, Ltd. that are currently exercisable. As the general partner of WIT Ventures, Ltd., Dominion Financial Group, Inc. has voting and investment power over these shares.
(4)	Includes 105,000 ordinary shares issuable upon the exercise of warrants that are currently exercisable.
(5)	Includes 51,000 ordinary shares issuable upon the exercise of warrants that are currently exercisable.
(6)	Includes 17,000 ordinary shares held by Oxbridge Re Investment LLC and 51,000 ordinary shares issuable upon the exercise of warrants held by Oxbridge Re Investment LLC that are currently exercisable. As the sole managing member of Oxbridge Re Investment LLC, Mr. Saravanos has voting and investment power over these shares.
(7)	Includes 126,000 ordinary shares issuable upon the exercise of warrants that are currently exercisable.
(8)	Includes 18,250 ordinary shares held as tenants by the entirety, 54,750 ordinary shares issuable upon the exercise of warrants held as tenants by the entirety that are currently exercisable, 16,600 ordinary shares held by the Tamboli Family Limited Partnership, and 49,800 ordinary shares issuable upon the exercise of warrants held by the Tamboli Family Limited Partnership that are currently exercisable. As the general partners of the Tamboli Family Limited Partnership, Hoshi and Anahita Tamboli have voting and investment power over the ordinary shares held by the Tamboli Limited Partnership.
(9)	Includes 51,000 ordinary shares issuable upon the exercise of warrants that are currently exercisable.
(10)	Includes 17,000 ordinary shares held by the Martin A. Traber 2012 Revocable Trust, and 51,000 ordinary shares issuable upon the exercise of warrants held by the Martin A. Traber 2012 Revocable Trust that are currently exercisable. As the sole trustee of the Martin A. Traber 2012 Revocable Trust, Martin A. Traber has voting and investment power over the shares held in that trust.
(11)	Includes 105,000 ordinary shares issuable upon the exercise of warrants that are currently exercisable.
(12)	Includes 60,000 ordinary shares issuable upon the exercise of warrants that are currently exercisable.

(13)	Includes 17,500 ordinary shares held by PBP Holdings, A LLC, and 52,500 ordinary shares issuable upon the exercise of warrants held by PBP Holdings, A LLC that are currently exercisable. As the manager of PBP Holdings, A LCC, Mr. Patel has voting and investment power over these shares.
(14)	Includes 105,000 ordinary shares issuable upon the exercise of warrants that are currently exercisable.
(15)	Includes 105,000 ordinary shares issuable upon the exercise of warrants that are currently exercisable.
(16)	Includes 51,000 ordinary shares issuable upon the exercise of warrants that are currently exercisable.
(17)	Includes 51,000 ordinary shares issuable upon the exercise of warrants that are currently exercisable.
(18)	Includes 17,000 ordinary shares held by SNK Residential I, LLC, and 51,000 ordinary shares issuable upon the exercise of warrants held by SNK Residential I, LLC that are currently exercisable. As the sole manager of SNK Residential I, LLC, Shirin Kanji has voting and investment power over these shares.
(19)	Includes 51,000 ordinary shares issuable upon the exercise of warrants that are currently exercisable.
(20)	Includes 198,000 ordinary shares issuable upon the exercise of warrants held by Paresh Patel, individually, that are currently exercisable; 198,000 ordinary shares issuable upon the exercise of warrants held by Moksha Capital Partners Re (P) Ltd. that are currently exercisable; 66,000 ordinary shares held by Moksha Capital Partners Re (P) Ltd.; 17,000 ordinary shares held by Mr. Patel’s wife, Neha Patel; and 51,000 ordinary shares issuable upon the exercise of warrants held by Mr. Patel’s wife, Neha Patel, that are currently exercisable. As the sole manager of Dharma Partners, LLC, the owner of Moksha Capital Partners Re (P) Ltd., Mr. Patel has voting and investment power over the ordinary shares and warrants held by Moksha Capital Partners Re (P) Ltd.
(21)	Includes 66,000 ordinary shares held by Moksha Capital Partners Re (M) Ltd.; 198,000 ordinary shares issuable upon the exercise of warrants held by Moksha Capital Partners Re (M) Ltd. that are currently exercisable; 35,000 ordinary shares held by Universal Finance & Investments, L.C.; and 105,000 ordinary shares issuable upon the exercise of warrants held by Universal Finance & Investments, L.C. that are currently exercisable. As the sole manager of Moksha Partners M, LLC, the owner of Moksha Capital Partners Re (M) Ltd., Mr. Madhu has voting and investment power over the ordinary shares and warrants held by Moksha Capital Partners Re (M) Ltd. As the sole owner and manager of Universal Finance & Investments, L.C., Mr. Madhu has voting and investment power over the ordinary shares and warrants held by that entity.
(22)	Includes 35,000 ordinary shares held by Krishna Persaud and his wife, Sumentra Persaud, jointly; 105,000 ordinary shares issuable upon the exercise of warrants held by Krishna Persaud and his wife, Sumentra Persaud, jointly, that are currently exercisable; 83,000 ordinary shares held by Moksha Capital Partners Re (A) Ltd.; and 249,000 ordinary shares issuable upon the exercise of warrants held by Moksha Capital Partners Re (A) Ltd. that are currently exercisable. Mr. Persaud and his wife share voting and investment power over the shares and warrants held jointly in their names. As the sole manager of Moksha KPC Holding LLC, the owner of Moksha Capital Partners Re (A) Ltd., Mr. Persaud has voting and investment power over the ordinary shares and warrants held by Moksha Capital Partners Re (A) Ltd.
(23)	Includes 249,000 ordinary shares issuable upon the exercise of warrants that are currently exercisable. All of these shares are owned jointly by Dr. Patel and his wife, Ulupi M. Patel. Does not include shares in which Dr. Patel and Ulupi Patel may have an economic interest, but not voting or investment power, by reason of their 9.43% interest in Dharma Partners, LLC, which owns shares through Moksha Capital Partners, Re (P) Ltd., as described in footnote 20 above.
(24)	Includes 83,000 ordinary shares held by Fleur de Lis Partners, LLLP, and 249,000 ordinary shares issuable upon the exercise of warrants held by Fleur de Lis Partners, LLLP that are currently exercisable. As the general partner of Fleur de Lis Partners, LLLP, Mr. Martin has voting and investment power over the ordinary shares and warrants held by that entity.
(25)	Involves 105,000 ordinary shares issuable upon the exercise of warrants held by Mr. Cabillot.
(26)	Assumes the sale of the minimum number of units offered at a price of $6.00 per unit.
(27)	Assumes the sale of the maximum number of units offered at a price of $6.00 per unit.

DESCRIPTION OF SECURITIES

The following description of our securities summarizes certain provisions of our Articles and the Warrant Agreement between us and Broadridge Corporate Issuer Solutions, Inc. that will be in effect upon the closing of this offering. This is a summary and does not contain all of the information that may be important to prospective investors.

Units

Each unit consists of one ordinary share and one warrant. Each warrant is exercisable to purchase one ordinary share. The ordinary shares and warrants are expected to trade as units for 45 days following the closing of this offering.

Ordinary Shares

General

The ordinary shares constitute common equity of our company. We are authorized to issue up to 50,000,000 ordinary shares, par value $0.001. As of January 15, 2014, there were approximately 1,115,350 ordinary shares issued and outstanding. As of the date of this offering, our share capital consists of only the ordinary shares. However, subject to the provisions in the Articles and without prejudice to any rights of existing shares, the Board of Directors may create different classes of shares and may vary the rights of such classes of shares.

As of January 15, 2014, we had 30 shareholders of record.

Dividends

The Board of Directors may declare dividends and other distributions out of funds legally available for dividends and in accordance with the Companies Law and the Articles. Our ability to pay dividends depends on the ability of Oxbridge Reinsurance Limited to pay dividends to us. Oxbridge Reinsurance Limited is subject to the Cayman Islands regulatory constraints that affect its ability to pay dividends to us. Under the Cayman Islands law and related regulations, Oxbridge Reinsurance Limited must maintain a minimum net worth and may not declare or pay dividends that would result in non-compliance with such requirements. In addition, under the Cayman Islands law, we or Oxbridge Reinsurance Limited may not pay or declare a dividend unless immediately following the date on which the dividend is proposed to be paid by us or Oxbridge Reinsurance Limited, as the case may be, are able to pay our or their debts as they fall due in the ordinary course of business. Accordingly, we may not be able to declare or pay dividends on the ordinary shares. Except as otherwise provided by the rights attached to any shares, the Board of Directors may deduct from any dividend or other distribution payable any holder of our shares all sums of money payable by such holder to the company.

Voting

Holders of our ordinary shares are generally entitled to one vote per share, other than in circumstances set forth in the Articles. In certain circumstances, the total voting power of our ordinary shares held by any one person will be reduced to less than 9.9% of the total voting power of the total issued and outstanding ordinary shares. In the event a holder of our ordinary shares acquires shares representing 9.9% or more of the total voting power of our total ordinary shares, there will be an effective reallocation of the voting power of the ordinary shares as described in the Articles.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of votes attached to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of votes cast attached to the ordinary shares. A special resolution will be required for important matters such as a change of name or making changes to our Articles.

Selection of Directors

There are currently six (6) directors on our Board of Directors. The number of directors may be increased or reduced by an ordinary resolution passed by a simple majority of the holders of our shares. Directors may be appointed by an ordinary resolution passed by a simple majority of the holders of our shares. However, the Board of Directors may also appoint an additional director, provided that the appointment does not cause the number of directors to exceed the number fixed in accordance with the Articles as the maximum number of directors.

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares will be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Preemptive Rights; Redemption Rights; Further Calls and Assessment

Although our Articles allow us to issue shares with preemptive rights and redemption rights provisions, the ordinary shares being sold in this offering are not subject to any preemptive rights or redemption rights provisions.

Our Articles also permit our Board of Directors to make calls upon holders in respect of monies unpaid on their shares, however, the ordinary shares being sold in this offering will not be liable for further calls or assessment.

Variations of Rights of Shares

If at any time, our share capital is divided into different classes of shares, all or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class. Consequently, the rights of any class of shares cannot be detrimentally altered without a majority of two-thirds of the vote of all of the shares in that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights will not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

General Meetings of Shareholders

Shareholders’ meetings may be convened by our Board of Directors. Additionally, on the requisition of shareholders representing not less than 66.66% of the voting rights entitled to vote at general meetings, the board shall convene an extraordinary general meeting. Advance notice of at least ten days is required for the convening of our annual general shareholders’ meeting and any other general meeting of our shareholders. A quorum required for a meeting of shareholders consists of at least two shareholders present or by proxy, representing not less than a majority in par value of the total issued voting shares in our company.

Proceedings of Board of Directors

Our Articles provide that our business is to be managed and conducted by our Board of Directors. The quorum necessary for the board meeting may be fixed by the board and, unless so fixed at another number, will be a majority of the directors.

Exempted Company

As a Cayman Islands exempted companies, each of Oxbridge Re Holdings Limited and Oxbridge Reinsurance Limited is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of our business carried on outside the Cayman Islands.

Register of Members

Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third-party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company be rectified where it considers that such register of members does not reflect the correct legal position. The register of members is not filed with, and it does not need to be approved by, the Cayman Islands authorities. Under Cayman Islands law, every person or entity that acquires our shares must have his, her or its name entered on our register of members in order to be considered a shareholder.

Warrants

Each unit purchased includes one warrant. Each warrant may be exercised to purchase an additional ordinary share from us at a purchase price of $             per share (125% of the public offering price). The warrants can be exercised at any time until the final calendar day of the month following the fifth anniversary of the effective date of the registration statement covering the offering. The warrants are exercised by surrendering to us the warrants to be exercised, with an exercise form included therein duly completed and executed, and paying to us the exercise price per share in cash or check payable to us. At any time while there is an effective registration statement available for the issuance of shares issuable pursuant to the warrants, the warrants may be exercised only with a cash payment. If a registration statement is not available for the issuance of the underlying shares, the warrants may be exercised on a cashless net-share basis. We are obligated under the warrants to use our best efforts to maintain an effective registration statement with respect to the issuance of the underlying shares. However, under no circumstances will a holder of warrants be entitled to settle the warrants for cash, even in the absence of an effective registration statement.

As long as any warrants remain outstanding, ordinary shares to be issued upon the exercise of warrants will be adjusted in the event of one or more stock splits, readjustments or reclassifications. In the event of the foregoing, the remaining number of ordinary shares still subject to the warrants shall be increased or decreased to reflect proportionately the increase or decrease in the number of ordinary shares outstanding and the exercise price per share shall be decreased or increased as the case may be, in the same proportion.

We have reserved a sufficient number of ordinary shares for issuance upon exercise of the warrants and such shares, when issued in accordance with the terms of the warrants, will be fully paid and non-assessable. The shares so reserved are included in the Registration Statement of which this prospectus is a part. We are required to use our best efforts to maintain an effective registration statement and current prospectus relating to these shares of ordinary shares at all times when the market price of the ordinary shares exceeds the exercise price of the warrants until the warrants expire. We intend to use this Registration Statement and prospectus to cover the warrant exercises. We plan to file all post-effective amendments to the registration statement and supplements to the prospectus required to be filed under the Securities Act. However, we cannot assure you that an effective registration statement or current prospectus will be available at the time you desire to exercise your warrants.

Fractional shares will not be issued upon the exercise of warrants, and no payment will be made with respect to any fractional shares to which any warrant holder might otherwise be entitled upon exercise of warrants. No adjustments as to previously declared or paid cash dividends, if any, will be made upon any exercise of warrants.

The holders of the warrants as such are not entitled to vote, receive dividends or to exercise any of the rights of holders of ordinary shares for any purpose until such warrants shall have been duly exercised and payment of the purchase price shall have been made. There is currently no market for the warrants and there is no assurance that any such market will ever develop.

For the life of the warrants, the warrant holders are given the opportunity to profit from the rise in market value of our ordinary shares, if any, at the expense of the holders of ordinary shares and we might be deprived of favorable opportunities to secure additional equity capital, if it should then be needed, for the purpose of its business. A warrant holder may be expected to exercise the warrants at a time when, we, in all likelihood, would be able to obtain equity capital, if we needed capital then, by a public sale of a new offering on terms more favorable than those provided in the warrants.

If upon exercise of the warrants the exercise price is less than the book value per share, the exercise will have a dilutive effect upon the warrant holder’s investment.

After the six month anniversary of the closing of the offering, if for at least ten (10) trading days within any period of twenty (20) consecutive trading days, including the last trading day of the period, the closing price per ordinary exceeds 125% of the warrant’s exercise price, we may cancel any warrants remaining outstanding and unexercised. The date upon which we may cancel such warrants must be a date which is more than thirty (30) calendar days, but less than sixty (60) calendar days, after a notice is mailed by first class mail to all registered holders of the warrants following the satisfaction of the conditions described above, or such longer time as may be required by regulatory authorities. The notice of cancellation must be mailed by us on or before the ninetieth (90th) calendar day following the last trading day of any twenty (20) consecutive trading day period that triggers our right to cancel any warrants.

Book-Entry Form

Individual certificates will not be issued for the units, ordinary shares, and warrants. Instead, one or more global certificates will be deposited by us with DTC and registered in the name of Cede & Co., as nominee for DTC. The global certificates will evidence all of the units, ordinary shares, and warrants outstanding at any time. Accordingly, holders of our units, ordinary shares, and warrants are limited to (1) participants in DTC such as banks, brokers, dealers and trust companies (“DTC Participants”), (2) those who maintain, either directly or indirectly, a custodial relationship with a DTC Participant (“Indirect Participants”), and (3) those banks, brokers, dealers, trust companies and others who hold interests in the securities through DTC Participants or Indirect Participants. The securities are only transferable through the book-entry system of DTC. Holders who are not DTC Participants may transfer their securities through DTC by instructing the DTC Participant holding their securities (or by instructing the Indirect Participant or other entity through which their securities are held) to transfer the securities. Transfers will be made in accordance with standard securities industry practice.

Prior Warrants

In May and June 2013, we issued and sold to qualified accredited investors 1,115,350 investment units, with each unit consisting of one ordinary share, $0.001 par value, and three warrants, each of which represents the right to purchase one additional ordinary share (the “Prior Warrants”). The Prior Warrants have an exercise price of $7.50 per share, subject to adjustment, and expire on May 31, 2018 unless exchanged as described below. The Prior Warrants cannot be redeemed by us prior to their expiration date unless they are exchanged as described below. Each holder of a Prior Warrant will have the right to exchange all of the Prior Warrants held by such holder for warrant(s) to purchase an aggregate number of ordinary shares equivalent to the number of ordinary shares purchasable by such holder upon exercise of the Prior Warrants at an exercise price equal to the exercise price of the warrants issued in this offering. The warrants to be issued to those holders that elect to exchange their Prior Warrants will have the same terms and will be in the same form as the warrants to be issued in this offering; provided, however, that such warrants will be subject to Rule 144 restrictions and will not be tradable until the expiration of such restrictions.

Indemnification of Directors and Executive Officers and Limitation of Liability

Under the Articles, every director and officer of the Company and every former director and former officer of the Company (each, an “Indemnified Person”) will be indemnified against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, that they may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person will be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of such Indemnified Person’s functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person will be found to have committed actual fraud or wilful default under Article 45 of the Articles unless or until a court of competent jurisdiction has made a finding to that effect.

In addition, pursuant to the Articles, the Company will advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any such advance of expenses, the Indemnified Person must execute an undertaking to repay the advanced amount to the Company if it is determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification. If it is determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

The directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Anti-Takeover Provisions

Some provisions of our Articles may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

•	authorize our Board of Directors to issue shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such shares without any further vote or action by our shareholders;

•	prohibit cumulative voting (the ordinary shares will generally be entitled to one vote per share other than in the circumstances noted in the Articles); and

•	establish requirements for proposing matters that can be acted on by shareholders at extraordinary general meetings.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Articles for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Differences in Corporate Law

The Cayman Islands Companies Law is modeled after that of England and Wales but does not follow recent statutory enactments in England. In addition, the Cayman Islands Companies Law, which applies to us, differs in certain material respects from laws generally applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant provisions of the Companies Law (including modifications adopted pursuant to our Articles) applicable to us which differ in certain respects from provisions of Delaware corporate law. Because the following statements are summaries, they do not purport to deal with all aspects of Cayman Islands law that may be relevant to us and our shareholders.

Mergers and Similar Arrangements

The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a combined company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders or creditors (representing 75% by value) with whom the arrangement is to be made and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

•	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a takeover offer is made and accepted by holders of 90% of the shares within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Interested Party Transactions

No person shall be disqualified from the office of director or alternate director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any director or alternate director shall be in any way interested be or be liable to be avoided, nor shall any director or alternate director so contracting or being so interested be liable to account to the Company for any profit realized by or arising in connection with any such contract or transaction by reason of such director or alternate director holding office or of the fiduciary relationship thereby established. A director (or his alternate director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any director or alternate director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

Under Delaware law such a transaction would be voidable unless:

•	the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors;

•	such material facts are disclosed or are known to the stockholder entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon; or

•	the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

Shareholder’s Suit

In principle, we will normally be the proper plaintiff and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting or proposing to act illegally or beyond the scope of its authority;

•	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

•	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company – a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Resolution

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our Articles provide that shareholders may approve corporate matters by way of unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matters at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Our Articles allow our shareholders holding not less than 66.66% in par value of the issued voting share capital to put forth a requisition to convene an extraordinary general meeting of the Company. Upon such shareholder requisition, the Board of Directors shall convene an extraordinary general meeting of the Company. If the Board of Directors do not within twenty-one (21) days from the date of the deposit of the shareholders’ requisition (at the Company’s registered office) duly proceed to covene a general meeting to be held within a further twenty-one (21) days, the requisitionists, may themselves convene a general meeting. At such shareholders’ meeting, the shareholders who have requisitioned the meeting may put forth proposals, provided the details of such proposals are set forth in their notice requisitioning the meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, our Articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

The Articles have no provisions in place relating to the retirement of directors upon reaching any age limit. The directors have the power to appoint any person as a director either to fill a casual vacancy on the board or, subject to authorization by the shareholders in the general meeting, as an addition to the existing board, but so that the number of directors so appointed will not exceed any maximum number determined from time to time by the shareholders in general meeting. The Company may by ordinary resolution appoint any person to be a director or may by ordinary resolution remove any director.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its shareholders or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its shareholders. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Companies Law of the Cayman Islands and our Articles, our company may be dissolved, liquidated or wound up by a special resolution, or by an ordinary resolution on the basis that our company is unable to pay its debts as they fall due.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our Articles, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. As permitted by Cayman Islands law, our Articles may only be amended by special resolution or the unanimous written resolution of all shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our Articles on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Articles governing the ownership threshold above which shareholder ownership must be disclosed.

Directors’ Power to Issue Shares

Subject to applicable law, our Board of Directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, qualified or other special rights or restrictions.

Indemnification of Directors

The Companies Law of the Cayman Islands does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Our Articles provide that every director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former director and former officer of the Company (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under the Articles unless or until a court of competent jurisdiction shall have made a finding to that effect.

Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if:

•	such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and

•	with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.

Inspection of Corporate Records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. Our Articles however provide that our Board of Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations our accounts and books or any of them shall be open to the inspection of shareholders not being directors, and no shareholder (not being a director) shall have any right of inspecting any of our accounts or books or documents except as conferred by statute, or authorized by our Board of Directors or by the Company in general meeting. Also, the directors may from time to time cause to be prepared and to be laid before the Company in general meeting financial statements and such other reports and accounts as may be required by law. We are also required to keep a register of mortgages and charges, which is open to inspection by any creditor or shareholder at all reasonable times.

We are not required to, but may, maintain our share register in the Cayman Islands. We are required to keep at our registered office a register of our directors and officers, which is not open for inspection by members of the public. The registered office of Oxbridge Re Holdings Limited is at the offices of Maples Corporate Services, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The registered office of Oxbridge Reinsurance Limited is located at Landmark Square, 1st Floor, 64 Earth Close, P.O. Box 715, Grand Cayman KY1-1107, Cayman Islands.

Delaware law permits any shareholder to inspect or obtain copies of a corporation’s shareholder list and its other books and records for any purpose reasonably related to such person’s interest as a shareholder.

NASDAQ Trading

Our units, ordinary shares, and warrants have been approved for listing on The NASDAQ Capital Market under the symbols “OXBRU,” “OXBR” and “OXBRW,” respectively.

Transfer Agent and Registrar

The transfer agent and registrar for our units, ordinary shares and warrants is Broadridge Corporate Issuer Solutions, Inc. The transfer agent’s address is 1717 Arch St., Suite 1300, Philadelphia, Pennsylvania 19103, and its telephone number is 1-877-830-4936.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there was no market for our securities. We cannot predict the effect, if any, that the sale of our units, ordinary shares or warrants or the availability of our units, ordinary shares or warrants for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of our units, ordinary shares or warrants in the public market following the offering could adversely affect the market price of such securities and adversely affect our ability to raise capital at a time and on terms favorable to us.

Sale of Restricted Shares

Upon completion of this offering, assuming we sell the minimum number of units and assuming no exercise of outstanding warrants, we will have 2,815,350 ordinary shares outstanding. Of these ordinary shares, the 1,700,000 ordinary shares being sold in this offering, plus any ordinary shares issued upon exercise of the warrants being sold in this offering, will be freely tradable without restriction under the Securities Act, except for any such ordinary shares which may be held or acquired by an “affiliate” of ours, as that term is defined in Rule 144 under the Securities Act, which ordinary shares will be subject to the volume limitations and other restrictions of Rule 144 described below.

If we sell the maximum number of units, we will have 5,365,350 ordinary shares outstanding (assuming no exercise of outstanding warrants). Of these ordinary shares, the 4,250,000 ordinary shares being sold in this offering, plus any ordinary shares issued upon exercise of the warrants being sold in this offering, will be freely tradable without restriction under the Securities Act, except for any such ordinary shares which may be held or acquired by an “affiliate” of ours, as that term is defined in Rule 144 under the Securities Act, which ordinary shares will be subject to the volume limitations and other restrictions of Rule 144 described below.

The remaining ordinary shares held by our existing shareholders upon completion of the offering and any ordinary shares issued upon exercise of the warrants held by our existing shareholders will be “restricted securities,” as that phrase is defined in Rule 144, and may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from such registration, including among others, the exemptions provided by Rule 144 under the Securities Act, which rules are summarized below.

Warrants to Purchase Shares

In addition to the ordinary shares described above, as of January 15, 2014, 3,346,050 warrants to purchase 3,346,050 ordinary shares are outstanding. These warrants are exercisable at any time until May 31, 2018 at an exercise price of $7.50 per ordinary share. As noted above, any ordinary shares issued upon exercise of these warrants will be “restricted securities,” as that phrase is defined in Rule 144, and may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from such registration, including among others, the exemptions provided by Rule 144 under the Securities Act, which rule is summarized below.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours at the time of a sale, or at any time during the ninety days immediately before a sale, and who has beneficially owned restricted shares for at least six months, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares or the average weekly trading volume of shares during the four calendar weeks preceding such sale. Such sales under Rule 144 are also subject to certain manner of sale requirements, notice requirements and requirements relating to the availability of current public information about us.

In addition, under Rule 144 as currently in effect, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person (or persons whose shares are aggregated) who is not our affiliate at the time of a sale, and has not been our affiliate at any time during the three months preceding a sale, and who has beneficially owned restricted shares for at least six months, would be entitled under Rule 144 to sell such shares subject only to the current public information requirements under Rule 144 (but not subject to the manner of sale requirements, notice requirements or volume limitations described above). If such a person has beneficially owned restricted shares for at least one year, then that person would be entitled to sell such shares without complying with any of the requirements of Rule 144.

Lock-up Arrangements

Each of our executive officers and directors, as well as those individuals who on the effective date of the registration statement covering the offering are the beneficial owners of more than 99% of our ordinary shares, have agreed not to sell or otherwise dispose of any of our ordinary shares for a period of 180 days after the date of this prospectus. Upon the expiration of these lock-up agreements, additional shares will be available for sale in the public market.

MATERIAL CAYMAN ISLANDS TAX CONSIDERATIONS

The following discussion generally summarizes the material Cayman Islands taxation of Oxbridge Re Holdings Limited and the material Cayman Islands tax consequences of the ownership and disposition of ordinary shares and warrants. The summary does not purport to be a complete analysis of all of the tax considerations that may be applicable to a decision to acquire the units. The tax treatment applicable to you may vary depending on your particular tax situation or status. This summary is based on current law, and future legislative, judicial or administrative changes could affect the information, beliefs and conclusions in this summary, possibly on a retroactive basis.

WE RECOMMEND THAT YOU CONSULT WITH YOUR OWN TAX ADVISOR AS TO THE PARTICULAR CAYMAN TAX CONSEQUENCES OF AN INVESTMENT IN UNITS.

Taxation of Oxbridge Re Holdings Limited and its Subsidiaries

The Government of the Cayman Islands will not, under existing legislation, impose any income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax upon Oxbridge Re Holdings Limited, Oxbridge Reinsurance Limited or its shareholders. The Cayman Islands are not party to a double tax treaty with any country that is applicable to any payments made to, or by, Oxbridge Re Holdings Limited and Oxbridge Reinsurance Limited.

Each of Oxbridge Re Holdings Limited and Oxbridge Reinsurance Limited (collectively, the “Companies”) has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, we received on April 23, 2013 and May 17, 2013, respectively, an undertaking from the Governor-in-Cabinet of the Cayman Islands that, in accordance with section 6 of the Tax Concessions Law (2011 Revision) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to each of the Companies or its operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable (i) on the shares, debentures or other obligations of each of the Companies or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by each of the Companies to its members or a payment of principal or interest or other sums due under a debenture or other obligation of each of the Companies.

Although the Companies are not subject to tax in the Cayman Islands, the Companies may be liable for any taxes which may be withheld at source in other countries in respect of income or gains derived from their investments.

The Cayman Islands currently impose stamp duties on certain categories of documents; however, we do not anticipate that our operations will involve the payment of any material amount of stamp duties. The Cayman Islands currently impose an annual company registration fee upon all exempted companies and we pay an additional annual licensing fee to CIMA, in respect of the maintenance of the Class C insurance license. Such fees do not constitute a material expense.

Taxation of Shareholders

Under current Cayman Islands laws, payments of dividends on our ordinary shares will not be subject to taxation in the Cayman Islands. In addition, no withholding tax is required on the payment of dividends, nor are gains derived from the sale of ordinary shares subject to Cayman Islands income or corporation tax. The Cayman Islands currently has no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax. No stamp duty is payable with respect to the issue or on an instrument of transfer in respect of ordinary shares.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax considerations that are relevant to the acquisition, ownership, and disposition of units by investors that are “U.S. Holders” (as defined below). This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, rulings of the Internal Revenue Service (the “IRS”), and judicial decisions in existence on the date hereof, all of which are subject to change. Any such change could apply retroactively and could affect adversely the tax consequences described below. No assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation. No advance tax ruling has been sought or obtained from the IRS regarding the tax consequences of the transactions described herein.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of ordinary shares or warrants that is (a) an individual who is a citizen of the United States or who is resident in the United States for U.S. federal income tax purposes, (b) an entity that is classified for U.S. federal income tax purposes as a corporation and that is organized under the laws of the United States, any state thereof, or the District of Columbia, or is otherwise treated for U.S. federal income tax purposes as a domestic corporation, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust (i) whose administration is subject to the primary supervision of a court within the United States and all substantial decisions of which are subject to the control of one or more United States persons as described in Section 7701(a)(30) of the Code (“United States persons”), or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

If an entity classified for U.S. federal income tax purposes as a partnership or as a “disregarded entity” owns ordinary shares or warrants, the tax treatment of a member of the entity will depend on the status of the member and the activities of the entity. The tax treatment of such an entity, and the tax treatment of any member of such an entity, are not addressed in this summary.

This summary does not discuss all U.S. federal income tax considerations that may be relevant to U.S. Holders in light of their particular circumstances or that may be relevant to certain U.S. Holders that may be subject to special treatment under U.S. federal income tax law (for example, tax-exempt organizations, insurance companies, banks and other financial institutions, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, real estate investment trusts, regulated investment companies, individual retirement accounts, qualified pension plans, U.S. Holders that hold ordinary shares or warrants as part of a straddle, hedging, constructive sale, conversion, or other integrated transaction, U.S. Holders that purchase or sell ordinary shares or warrants as part of a wash sale for tax purposes, U.S. Holders whose functional currency is not the U.S. dollar, and corporations that accumulate earnings to avoid U.S. federal income tax). Furthermore, this summary does not discuss any alternative minimum tax consequences, and does not address any aspects of state, local, or foreign taxation (other than the Cayman Islands tax considerations discussed above). This summary does not apply to any U.S. Holder that owns (directly, indirectly, or constructively under applicable U.S. federal income tax attribution rules) more than 9.9% of the total combined voting power of all classes of our share capital. This summary applies only to those U.S. Holders that own ordinary shares and warrants as “capital assets” within the meaning of Section 1221 of the Code.

This discussion is not intended to be tax advice. Prior to making an investment in units, we recommend that you consult with your own tax advisors in order to understand fully the U.S. federal, state, local and foreign tax consequences of buying, holding or selling units in your particular situation.

Taxation of Oxbridge Re Holdings Limited and its Subsidiaries

We do not believe we currently operate or will operate in the future in a manner that constitutes being engaged in the conduct of a trade or business in the United States, although we cannot assure you that the IRS will not successfully assert that we are engaged in a trade or business in the United States. Because we believe we do not operate in a manner that constitutes being engaged in the conduct of a trade or business in the United States, we do not expect to be subject to U.S. federal income tax, except as described below.

The determination as to whether we are engaged in a United States trade or business is factual in nature and must be made annually. Neither the Code nor the applicable Regulations provide a general definition of what constitutes being engaged in a trade or business within the United States, and the limited case law regarding what constitutes being engaged in a United States trade or business does not provide definitive guidance. The case law that exists generally provides that a foreign corporation will be treated as engaged in a United States trade or business if it regularly and continuously carries out business activities in the United States.

If we were deemed to be engaged in a trade or business in the United States, we generally would become subject to U.S. federal income tax on any taxable income treated as “effectively connected” to such trade or business and such income would be taxed at regular corporate rates. In addition, we would become subject to U.S. branch profits tax on our earnings and profits that are both “effectively connected” with our trade or business in the United States, with certain adjustments, and deemed repatriated out of the United States. The highest marginal U.S. federal income tax rates currently are 35% for a corporation’s effectively connected income and 30% for the “branch profits” tax. Our U.S. federal income tax liability would generally be computed in the same manner that applies to the income of a United States corporation, except that deductions and credits would generally only be available if we filed a United States income tax return. In order to preserve the ability to claim such deductions and credits if we are ultimately determined to be engaged in a U.S. trade or business, and to mitigate potential penalties in that case, each of Oxbridge Re Holdings Limited and Oxbridge Reinsurance Limited intends to timely file protective U.S. federal income tax returns.

In addition to the general rule described above regarding non-U.S. corporations that are engaged in a trade or business within the United States, a special rule applies to non-U.S. insurance companies that carry on an insurance business within the United States. Under this rule, a non-U.S. insurance company that carries on an insurance business within the United States is treated as having a certain minimum amount of effectively connected net investment income. This minimum amount of effectively connected net investment income is determined in accordance with a formula that depends, in part, on the proportion of the company’s total reserves that represents risks located in the United States, and in part on an assumed rate of investment return that is promulgated periodically by the IRS. Thus, if Oxbridge Re Holdings Limited or Oxbridge Reinsurance Limited is considered to be carrying on an insurance business within the United States, it could be subject to U.S. federal income tax on a portion of its investment income, regardless of whether such investment income would be treated as effectively connected with a U.S. trade or business under the standards otherwise applicable.

Even if we are not engaged in a trade or business in the United States, we are subject to U.S. federal income tax on certain fixed or determinable annual or periodical gains, profits and income, such as dividends and certain interest on investments, if any, from sources within the United States. Generally, this tax is imposed by withholding 30% of the payments, or deemed payments, to us that are subject to this tax, and is eliminated with respect to certain types of United States source income, such as interest on certain debt instruments. If we are treated as engaged in the conduct of a trade or business in the United States, the 30% withholding tax only applies to payments to us that are not effectively connected with such trade or business.

The United States also imposes an excise tax on insurance and reinsurance premiums paid to Oxbridge Reinsurance Limited with respect to insureds located in the United States at a rate of (i) 4% for direct casualty insurance and indemnity bond premiums and (ii) 1% for reinsurance premiums and for direct insurance premiums for life, sickness and accident policies and annuity contracts.

Taxation of Holders of Warrants

The purchase or exercise of a warrant will not generally give rise to the recognition of any taxable income or gain for U.S. federal income tax purposes. Any amounts paid for a warrant, in addition to the amount paid upon exercise of the warrant, will be taken into account in determining the basis of the ordinary shares acquired through the exercise of such warrant. The holder will generally recognize taxable gain or loss only when the ordinary shares acquired through the exercise of the warrant are sold, exchanged, or otherwise disposed of. In determining whether gain or loss recognized on the disposition of ordinary shares acquired through the exercise of a warrant is long-term or short-term, the holding period of the ordinary shares begins on the date of the exercise of the warrant. In the event a holder’s warrant expires unexercised, such holder will generally recognize a capital loss in the amount of the holder’s tax basis in such warrant.

Special considerations apply in the event that, as discussed below under “Taxation of Shareholders – Passive Foreign Investment Companies,” Oxbridge Re Holdings Limited or Oxbridge Reinsurance Limited is determined to be a passive foreign investment company (a “PFIC”). Under the PFIC rules, a warrant holder is treated as owning the stock of the PFIC which it would acquire upon exercise of the warrant. Thus, upon disposition of the warrant, the holder would be subject to the “excess distribution” rules for holders of PFIC stock, described below in “Taxation of Shareholders – Consequences of PFIC Status,” and its holding period for the stock for purposes of computing the tax consequences would include the holding period for the warrant. Further, while as discussed below under “Taxation of Shareholders – Passive Foreign Investment Companies” a holder of PFIC stock may mitigate some of the adverse consequences of owning PFIC stock by making a timely qualified electing fund (“QEF”) election or mark-to-market election with respect to such stock, a holder of a warrant cannot make a QEF election or mark-to-market election with respect to such warrant. Accordingly, if either Oxbridge Re Holdings Limited or Oxbridge Reinsurance Limited is a PFIC, a holder of warrants generally would incur adverse U.S. federal income tax consequences under the PFIC rules with respect to its ownership of warrants.

Taxation of Shareholders

General Taxation of Dividends and Gains on Disposition

Dividends. Subject to the discussion below regarding the potential application of the PFIC, CFC, and RPII rules, any distributions paid on the ordinary shares will constitute dividends for U.S. federal income tax purposes to the extent such distributions are made out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution paid on an ordinary share exceeds our current and accumulated earnings and profits attributable to that share, the excess will be treated as a tax-free return of capital, up to the holder’s adjusted tax basis in that share. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “—Gains on Disposition.”

In the case of a U.S. Holder that is an individual, trust, or estate, a dividend received by such a U.S. Holder on the ordinary shares generally will constitute “qualified dividend income,” provided that (i) our ordinary shares are readily tradable on an established securities market in the United States, and (ii) during the taxable year in which the dividend is paid and the preceding taxable year, Oxbridge Re Holdings Limited is not a PFIC. There is no assurance that our ordinary shares will ever be readily tradable on an established securities market in the United States.

A dividend that constitutes “qualified dividend income” will be subject to a reduced maximum U.S. federal income tax rate of 20%. This rate reduction will not apply to dividends received to the extent that the U.S. Holder elects to treat the dividends as “investment income” for purposes of calculating the U.S. Holder’s limitation on the deduction of “investment interest” expense. Furthermore, this rate reduction will not apply to dividends that are paid to a U.S. Holder with respect to an ordinary share that is owned by the U.S. Holder for less than 61 days during the 121-day period beginning on the date which is 60 days before the date on which the ordinary share becomes ex-dividend with respect to such dividend.

Dividends paid on our ordinary shares to a U.S. Holder that is classified for U.S. federal income tax purposes as a corporation generally will not be eligible for the dividends received deduction.

Gains on Disposition. Subject to the discussion below regarding the potential application of the CFC and PFIC rules, upon a sale or other taxable disposition of ordinary shares, an investor will recognize gain or loss equal to the difference, if any, between the amount received and the investor’s adjusted tax basis in the ordinary shares, and any such gain or loss will constitute capital gain or loss. A capital gain recognized by an individual upon the sale or other disposition of an ordinary share that is held for more than one year is generally eligible for reduced rates of U.S. federal income taxation. The deductibility of a capital loss recognized upon the sale or other disposition of an ordinary share is subject to limitations.

Unearned Income Medicare Contribution Tax. A 3.8% Medicare contribution tax is imposed on the “net investment income” of certain United States individuals and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes dividend income and certain net gain from the disposition of property, less certain deductions. This tax is in addition to the U.S. federal income tax applicable to the dividend income or capital gain.

Passive Foreign Investment Company Rules

In general. A non-U.S. corporation is classified as a “passive foreign investment company” (a “PFIC”) for a taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to certain look-through rules, either (i) 75% or more of its gross income is passive income, or (ii) 50% or more of the average quarterly value of its gross assets is attributable to assets that produce passive income or are held for the production of passive income.

For purposes of the PFIC tests, “passive income” generally includes interest, dividends, annuities and other investment income. The PFIC rules contain an express exception (referred to below as the “Insurance Company Exception”) for income that is derived in the active conduct of an insurance business by a corporation predominantly engaged in an insurance business. For purposes of determining whether Oxbridge Re Holdings Limited is a PFIC, Oxbridge Re Holdings Limited is treated under a look-through rule as owning its proportionate share of the assets, and as receiving its proportionate share of the income, of Oxbridge Reinsurance Limited.

The Insurance Company Exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income. Although the PFIC rules are not entirely clear, we believe that the characterization of income and assets of an insurance company are maintained when the look-through rule described above is applied. However, there is little authority as to what constitutes the active conduct of an insurance business or being predominantly engaged in such business. In particular, there is uncertainty as to what constitutes the appropriate levels of financial reserves and risk transfer with respect to an insurance contract. Our income could be considered passive income derived outside of the active conduct of our insurance business if it is earned from:

•	investments that are attributable to financial reserves in excess of the reasonable needs of our insurance business; or

•	non-traditional insurance activities that do not contain sufficient risk transfer.

We intend to conduct our business activities in a manner that will not result in PFIC status for either Oxbridge Re Holdings Limited or Oxbridge Reinsurance Limited. The IRS may disagree with our interpretation of the Insurance Company Exception, however, and may successfully challenge our position that we qualify for the exception. In addition, the IRS may issue regulatory or other guidance that applies on either a prospective or retroactive basis under which we may fail to qualify for the Insurance Company Exception. The IRS announced in Notice 2003-34 that it intends to scrutinize the PFIC status of purported insurance companies organized outside the United States. Although we do not expect to be a PFIC in 2014 or thereafter, no assurance can be provided in that regard or as to our status in future years. We recommend that you consult with your own tax advisor to assess your tolerance of this risk.

Default PFIC Rules Under Section 1291 of the Code. If Oxbridge Re Holdings Limited is a PFIC, the U.S. federal income tax consequences to a U.S. Holder of the acquisition, ownership, and disposition of ordinary shares will depend on whether such U.S. Holder makes an election to treat Oxbridge Re Holdings Limited as a “qualified electing fund” (“QEF”) under Section 1295 of the Code (a “QEF Election”) or a mark-to-market election under Section 1296 of the Code (a “Mark-to-Market Election”). A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election with respect to Oxbridge Re Holdings Limited for the first taxable year in which the U.S. Holder’s holding period of its ordinary shares begins is referred to in this summary as a “Non-Electing U.S. Holder.”

A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code with respect to (a) any gain recognized on the sale or other disposition of ordinary shares and (b) any excess distribution received on the ordinary shares. A distribution generally will be an “excess distribution” to the extent that such distribution (together with all other distributions received in the current taxable year) exceeds 125% of the average annual distributions received during the three preceding taxable years (or during a U.S. Holder’s holding period for the ordinary shares, if shorter).

Under Section 1291 of the Code, any gain recognized on the sale or other taxable disposition of ordinary shares, and any “excess distribution” received on ordinary shares, must be ratably allocated to each day in a Non-Electing U.S. Holder’s holding period for the respective ordinary shares. The amount of any such gain or excess distribution allocated to the taxable year of disposition or distribution of the excess distribution and to taxable years before the entity became a PFIC, if any, would be taxed as ordinary income. The amounts allocated to any other taxable year would be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such taxable year, and an interest charge would be imposed on the tax liability for each such taxable year, calculated as if such tax liability had been due in each such taxable year. A Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as “personal interest,” which is not deductible. In addition, Non-Electing U.S. Holders who are individuals would not be entitled to a step up in the tax basis of the ordinary shares upon death.

If Oxbridge Re Holdings Limited is determined to be a PFIC for any taxable year during which a Non-Electing U.S. Holder holds ordinary shares, Oxbridge Re Holdings Limited will continue to be treated as a PFIC with respect to such Non-Electing U.S. Holder, regardless of whether Oxbridge Re Holdings Limited ceases to be a PFIC in one or more subsequent taxable years. A Non-Electing U.S. Holder may terminate this deemed PFIC status by electing to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such ordinary shares were sold on the last day of the last taxable year for which Oxbridge Re Holdings Limited is a PFIC.

If Oxbridge Re Holdings Limited is a PFIC and if Oxbridge Reinsurance Limited is also a PFIC, a U.S. Holder will be deemed to own its proportionate share of the stock of Oxbridge Reinsurance Limited. Unless a QEF Election is made by a U.S. Holder with respect to Oxbridge Reinsurance Limited for the first taxable year in which the U.S. Holder’s holding period of its interest in Oxbridge Reinsurance Limited begins, a U.S. Holder generally will be subject to the rules of Section 1291 of the Code with respect to its proportionate share of (a) a distribution on the stock of Oxbridge Reinsurance Limited, and (b) a disposition or deemed disposition of the stock of Oxbridge Reinsurance Limited, both as if such U.S. Holder directly held the shares of Oxbridge Reinsurance Limited, whether or not the proceeds of those distributions or dispositions are distributed by Oxbridge Re Holdings Limited to the U.S. Holder.

QEF Election. A U.S. Holder that makes a timely and effective QEF Election with respect to both Oxbridge Re Holdings Limited and Oxbridge Reinsurance Limited for the first taxable year in which the U.S. Holder’s holding period of its ordinary shares begins generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to the U.S. Holder’s direct interest in Oxbridge Re Holdings Limited or its indirect interest in Oxbridge Reinsurance Limited. In the case of a U.S. Holder that makes a QEF Election with respect to Oxbridge Re Holdings Limited or Oxbridge Reinsurance Limited, this U.S. Holder will be subject to U.S. federal income tax (in the taxable year for which the election is made and in each subsequent taxable year in which the respective company is a PFIC) on such U.S. Holder’s pro rata share of (a) the net capital gain of the respective company, which will be taxed as long-term capital gain to such U.S. Holder, and (b) the ordinary earnings of the respective company, which will be taxed as ordinary income to such U.S. Holder. A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts, regardless of whether such amounts are actually distributed to such U.S. Holder by us.

A U.S. Holder that makes a QEF Election generally (a) may receive a tax-free distribution from us to the extent that such distribution represents “earnings and profits” of the Company that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder’s tax basis in the ordinary shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election. In addition, a U.S. Holder that makes a timely and effective QEF Election with respect to both Oxbridge Re Holdings Limited and Oxbridge Reinsurance Limited for the first taxable year in which the U.S. Holder’s holding period of its ordinary shares begins generally will recognize capital gain or loss on the sale or other taxable disposition of ordinary shares.

A U.S. Holder may make a timely QEF Election for a taxable year by filing the appropriate QEF Election documents at the time such U.S. Holder files a timely U.S. federal income tax return for such taxable year. In certain circumstances, a U.S. Holder may be able to make a retroactive QEF election for a taxable year at a later date. A U.S. Holder may preserve its right to make a retroactive QEF election by filing a protective statement signed under penalty of perjury with the IRS for the first taxable year in which the U.S. Holder acquires ordinary shares, provided that the U.S. Holder reasonably believes that we are not PFICs for such taxable year and certain other conditions are met. In light of the uncertainty and lack of guidance regarding the application of the PFIC rules to companies engaged in an insurance business, you may wish to consider filing a protective statement with respect to Oxbridge Re Holdings Limited and Oxbridge Reinsurance Limited for the first taxable year in which you hold our ordinary shares in order to preserve your ability to make a retroactive QEF election. We recommend that you consult with your own tax advisor regarding the mechanics and effects of filing such a protective statement.

A QEF Election will apply to the taxable year for which such QEF Election is timely made and to all subsequent taxable years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election.

Although (as described above) we do not believe that either Oxbridge Re Holdings Limited or Oxbridge Reinsurance Limited will be a PFIC, we intend to provide U.S. Holders with information regarding the amount of any net capital gain and ordinary earnings of these two companies for each year. Each U.S. Holder should consult its own tax advisor regarding the advisability and availability of, and procedure for making, a QEF Election, as well as the adverse consequences of failing to make a QEF election in a timely manner.

Mark-to-Market Election. A U.S. Holder that makes a timely and effective Mark-to-Market Election with respect to Oxbridge Re Holdings Limited for the first taxable year in which the U.S. Holder’s holding period of its ordinary shares begins generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to the U.S. Holder’s direct interest in Oxbridge Re Holdings Limited.

A U.S. Holder may not make a Mark-to-Market Election with respect to Oxbridge Re Holdings Limited unless the ordinary shares are “marketable stock.” The ordinary shares generally will be “marketable stock” if the ordinary shares are regularly traded on (a) a national securities exchange that is registered with the Securities and Exchange Commission, or (b) the national market system established pursuant to section 11A of the Securities and Exchange Act of 1934. If the ordinary shares are traded on such a qualified exchange, the ordinary shares generally will be “regularly traded” for any calendar year during which such shares are traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. There is no assurance that the ordinary shares will ever be regularly traded on such a qualified exchange.

In addition, the benefit of a Mark-to-Market Election may not be available at all. This is because it is unclear whether the Mark-to-Market Election is available to a publicly-traded holding company that becomes a PFIC because of its lower-tier PFIC subsidiaries. The Code and the Regulations currently do not allow a mark to market election with respect to the stock of lower-tier PFICs that are non-marketable. There is also no provision that specifically provides that a Mark-to-Market Election with respect to the stock of a publicly-traded holding company effectively exempts the lower-tier PFICs from the adverse tax consequences arising from the rules of Section 1291 of the Code. If a U.S. Holder makes a Mark-to-Market Election with respect to Oxbridge Re Holdings Limited, the U.S. Holder may continue to be subject to the rules of Section 1291 of the Code with respect to Oxbridge Reinsurance Limited, to the extent that either or both entities are PFICs, in the absence of a QEF election with respect to such entities, and to additional inclusions of taxable income, if such a QEF election is made.

A U.S. Holder that makes an effective Mark-to-Market Election with respect to Oxbridge Re Holdings Limited will include in ordinary income, for the taxable year in which the election is made and for each subsequent taxable year in which Oxbridge Re Holdings Limited is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the ordinary shares, as of the close of such taxable year over (b) such U.S. Holder’s tax basis in such ordinary shares. A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the excess, if any, of (a) such U.S. Holder’s adjusted tax basis in the ordinary shares, over (b) the fair market value of such ordinary shares (but only to the extent of the net amount of previously included income as a result of the Mark-to-Market Election for prior taxable years).

A U.S. Holder that makes an effective Mark-to-Market Election generally also will adjust such U.S. Holder’s tax basis in the ordinary shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election. In addition, upon a sale or other taxable disposition of ordinary shares, a U.S. Holder that makes a Mark-to-Market Election will recognize ordinary income or ordinary loss (but only to the extent of the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior taxable years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior taxable years). Any loss on an actual sale of ordinary shares would be a capital loss to the extent in excess of previously included mark-to-market income not offset by previously deducted decreases in value.

A Mark-to-Market Election applies to the taxable year in which such Mark-to-Market Election is made and to each subsequent taxable year, unless the ordinary shares cease to be “marketable stock” or the IRS consents to revocation of such election. Each U.S. Holder should consult its own tax advisor regarding the availability of, and procedure for making, a Mark-to-Market Election.

Other PFIC Rules. Under Section 1291(f) of the Code, the U.S. Treasury has issued proposed regulations that, subject to certain exceptions, would cause a U.S. Holder that had not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of ordinary shares that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations).

Certain additional adverse rules will apply with respect to a U.S. Holder if Oxbridge Re Holdings Limited or Oxbridge Reinsurance Limited is a PFIC, regardless of whether such U.S. Holder makes a QEF Election or Mark-to-Market Election. For example under Section 1298(b)(6) of the Code, a U.S. Holder that uses ordinary shares as security for a loan will, except as may be provided in Treasury regulations, be treated as having made a taxable disposition of such ordinary shares.

The PFIC rules are complex, and each U.S. Holder should consult its own tax advisor regarding the PFIC rules and how the PFIC rules may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of ordinary shares.

Controlled Foreign Corporation Rules

In General. In this section of the summary, we refer to “United States 10% shareholders” as United States persons who:

•	own, directly or indirectly through foreign entities, 10% or more of the total combined voting power of all classes of stock of a foreign corporation; or

•	are considered to own, generally through attribution from family members, partnerships, estates, trusts or 10% controlled corporations, stock which, when added to stock directly or indirectly owned, equals 10% or more of the total combined voting power of all classes of stock of a foreign corporation.

Certain United States 10% shareholders that own, directly or indirectly through foreign entities, shares of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during any taxable year, are required to include in their gross income for U.S. federal income tax purposes their pro rata share of the CFC’s “Subpart F income” for such year.

Subpart F income generally includes:

•	passive investment income, such as interest, dividends or certain rent or royalties; and

•	certain insurance income, including underwriting and investment income that is attributable to the issuing or reinsuring of any insurance or annuity contract, and that, absent an exception, generally would be taxed under the insurance company provisions of the Code if such income were the income of a United States insurance company.

We expect that all of our income will be Subpart F income. Subpart F income inclusion generally is applicable to United States 10% shareholders that have a direct or indirect ownership interest in a CFC on the last day of the taxable year of the CFC. The Subpart F income inclusion is required even if the Subpart F income is not distributed. In addition, United States 10% shareholders of a CFC may be deemed to receive taxable distributions to the extent the CFC increases the amount of its earnings that are invested in certain specified types of United States property.

In general, a foreign corporation is treated as a CFC only if its United States 10% shareholders collectively own more than 50% of the total combined voting power or total value of the corporation’s stock. However, for purposes of taking into account Subpart F insurance income, a foreign corporation such as Oxbridge Reinsurance Limited generally will be treated as a CFC if more than 25% of the total combined voting power or total value of its stock is owned, directly or indirectly, by United States 10% shareholders.

Our Articles provide voting and ownership limitations designed to reduce the risk that we or Oxbridge Reinsurance Limited would be considered CFCs. With those limitations, we do not believe that we should be CFCs. However, because of the complexity of the attribution rules contained in the Code and the uncertainty of the effectiveness of these voting and ownership limitations, we cannot assure investors that this will be the case.

If a U.S. Holder is a United States 10% shareholder and we are CFCs, the rules relating to PFICs generally would not apply to the U.S. Holder. However, certain Subpart F income may be taxable at higher rates than if such income were taxable under the PFIC regime where a valid QEF election has been made.

We recommend that you consult with your own tax advisor to determine whether your ownership of our ordinary shares will cause you to become a United States 10% shareholder and the impact of such a classification.

Related Person Insurance Income. A different definition of CFC is applicable in the case of a foreign corporation which earns “related person insurance income” (“RPII”). RPII is Subpart F insurance income attributable to insurance policies or reinsurance contracts where the person that is directly or indirectly insured or reinsured is a RPII shareholder or a related person to the RPII shareholder. A “RPII shareholder” is a United States person who owns, directly or indirectly through foreign entities, any amount of our ordinary shares. Generally, for purposes of the RPII rules, a related person is someone who controls or is controlled by the RPII shareholder or someone who is controlled by the same person or persons which control the RPII shareholder. Control is measured by either more than 50% in value or more than 50% in voting power of stock after applying certain constructive ownership rules.

For purposes of taking into account RPII, and subject to the exceptions described below, Oxbridge Reinsurance Limited will be treated as a CFC if our RPII shareholders collectively own, indirectly, 25% or more of the total combined voting power or value of their respective shares on any day during a taxable year. If Oxbridge Reinsurance Limited is a CFC for an uninterrupted period of at least 30 days during any taxable year under the special RPII rules, any U.S. Holder that owns ordinary shares on the last day of any such taxable year must include in gross income for U.S. federal income tax purposes the U.S. Holder’s allocable share of the RPII of Oxbridge Reinsurance Limited for the entire taxable year, subject to certain modifications.

RPII Exceptions. The RPII rules do not apply if:

•	direct and indirect insureds and persons related to such insureds, whether or not United States persons, are treated at all times during the taxable year as owning, directly or indirectly through foreign entities, less than 20% of the voting power and less than 20% of the value of our shares;

•	the insurance company’s RPII, determined on a gross basis, is less than 20% of such respective entity’s gross insurance income for such taxable year; or

•	certain other exceptions apply.

We anticipate that Oxbridge Reinsurance Limited falls within the RPII exceptions set forth above. However, the amount of RPII earned by it depends on a number of factors, including the identity of persons directly or indirectly insured or reinsured by it. Because some of the factors that determine the extent of RPII in any period may be beyond our control there can be no assurance that the RPII of Oxbridge Reinsurance Limited will not equal or exceed 20% of its gross insurance income in any taxable year. In addition, Oxbridge Re Holdings Limited may find it difficult to determine whether it is 20% or more owned (by either voting power or value), directly or indirectly (under complex attribution rules), by insured or reinsured persons or persons related to insured or reinsured persons.

If a U.S. Holder owns ordinary shares on the last day of the applicable taxable year, and no exception to the RPII rules applies, the U.S. Holder will be required to include its share of the RPII of Oxbridge Reinsurance Limited for the entire taxable year in the U.S. Holder’s gross income for U.S. federal income tax purposes. The amount includible will be determined as if all such RPII were distributed proportionately only to United States persons at that date, but limited by the current-year earnings and profits of Oxbridge Reinsurance Limited, and reduced by the U.S. Holder’s share, if any, of prior-year deficits in earnings and profits.

Computation of RPII. In order to determine how much RPII Oxbridge Reinsurance Limited has earned in each taxable year, we intend to obtain and rely upon information from its insureds to determine whether any of the insureds or persons related to such insureds are direct or indirect shareholders that are United States persons. We likely will not be able to determine whether any of the underlying insureds of our clients are RPII shareholders or related persons to such shareholders. Accordingly, we may not be able to determine accurately:

•	whether Oxbridge Reinsurance Limited qualifies for any RPII exception; or

•	what the gross amount of RPII earned by Oxbridge Reinsurance Limited in a given taxable year would be.

We will take reasonable steps that we believe to be advisable to obtain the necessary information to determine the availability of the RPII exceptions and the amount of insurance income that is RPII. However, we cannot assure you that we will be able to obtain all necessary information to make the determinations.

Apportionment of RPII to United States Persons. If we determine that neither the RPII 20% ownership exception nor the RPII 20% gross income exception is applicable for any taxable year, we may seek information from our shareholders as to whether direct or indirect owners of ordinary shares at the end of the year are United States persons. This information would allow us to determine and apportion RPII among the United States persons. In any such year, to the extent possible, we will inform you of the amount of RPII per share and you will be obligated to file a return reporting such amount. To the extent we are unable to determine whether a direct or indirect owner of ordinary shares is a United States person, we may assume that such owner is not a United States person for the purpose of allocating RPII, and, accordingly, increase the amount of RPII per share for shareholders whom we believe are United States persons.

The amount of RPII includible in your income, as a United States person, would be based upon the net RPII for the year after deducting related expenses such as losses, loss reserves and operating expenses and determined by multiplying the net RPII for such taxable year by a fraction equal to:

•	the total earnings and profits that would be distributed indirectly through Oxbridge Re Holdings Limited with respect to our ordinary shares if all earnings and profits of Oxbridge Reinsurance Limited were distributed on the last day of that taxable year; over

•	the total earnings and profits of Oxbridge Reinsurance Limited for that taxable year that would be distributed with respect to all shares of Oxbridge Reinsurance Limited owned, directly or indirectly through Oxbridge Re Holdings Limited, by shareholders that are United States persons.

If Oxbridge Reinsurance Limited has RPII and Oxbridge Re Holdings Limited makes a distribution of RPII to you with respect to your ordinary shares, the distribution will not be taxable to the extent such RPII has been allocated to and included in your gross income for the taxable year in which the distribution was paid or for any prior year.

Uncertainty as to Application of RPII. The courts have not interpreted the RPII provisions and there are no definitive Regulations interpreting the RPII provisions, although proposed Regulations have existed since 1991. We cannot tell you whether the IRS will adopt the proposed Regulations or what changes or clarifications might ultimately be made to the proposed Regulations. Additionally, we cannot predict whether any changes to the proposed Regulations, or any interpretation or application of RPII by the IRS, the courts or otherwise, might have retroactive effect. Accordingly, the meaning and application of the RPII provisions are uncertain. Finally, we cannot assure you that any amounts of RPII inclusions we report to you will not be subject to adjustment based upon subsequent IRS examination. We recommend that you consult with your own tax advisor as to the effects of these uncertainties.

We recommend that you consult with your own tax advisor as to the effects that the RPII provisions may have on you and your investment in our ordinary shares.

Basis Adjustments. Your tax basis in your ordinary shares will be increased by the amount of any RPII that you include in income. Similarly, your tax basis in your shares will be reduced by the amount of distributions of RPII that are excluded from income.

Information Reporting. A United States person that owns, directly or by attribution, more than 50% of the total combined voting power of all classes of a foreign corporation’s voting stock or more than 50% of the total value of shares of all classes of a foreign corporation’s stock, for an uninterrupted period of 30 days or more during the corporation’s taxable year, must file a Form 5471 with its United States income tax return. In addition, under certain circumstances, United States 10% shareholders and RPII shareholders of a CFC that own shares directly or indirectly through a foreign entity may also be required to file a Form 5471. Furthermore, United States persons that directly or indirectly acquire 10% or more of the value of shares of a foreign corporation may be required to file Form 5471 in certain circumstances even if the entity is not a CFC.

Accordingly, if Oxbridge Reinsurance Limited’s gross RPII for a taxable year constitutes 20% or more of its gross insurance income for the period, and the 20% ownership exception described above does not apply, any United States person treated as owning, directly or indirectly, any of such entity’s stock on the last day of such entity’s taxable year, will be subject to the RPII rules and will be required to file a Form 5471. In addition, if you own, directly or indirectly, more than 10% in value of our outstanding ordinary shares at any time during our taxable year, you will be required in certain circumstances to file a Form 5471 even if we are not CFCs. If we determine that for any taxable year Oxbridge Reinsurance Limited does not meet either the RPII 20% gross income or the RPII 20% ownership exceptions described above, we intend to mail to all shareholders of record, and will make available at the transfer agent with respect to the ordinary shares, Forms 5471, completed with the relevant information. However, our determination of the amount of Oxbridge Reinsurance Limited’s gross RPII for a given taxable year may not be accurate because of our inability to gather the information necessary to make such determination. Failure to file Form 5471 may result in significant penalties.

Tax-Exempt Shareholders. Under Section 512(b)(17) of the Code, a tax-exempt entity that owns, directly or indirectly through a non-U.S. entity or through attribution, any of our ordinary shares is required to treat as unrelated business taxable income, or UBTI, the portion of any deemed distribution to such shareholder of Subpart F insurance income, including RPII, if such insurance income would be treated as UBTI if derived directly by such tax-exempt shareholder. Exceptions are provided for income attributable to an insurance policy or reinsurance contract with respect to which the person, directly or indirectly, insured is:

•	the tax-exempt shareholder;

•	an affiliate of the tax-exempt shareholder which itself is exempt from tax under Section 501(a) of the Code; or

•	a director or officer of, or an individual who (directly or indirectly) performs services for, the tax-exempt shareholder or an exempt affiliate but only if the insurance covers primarily risks associated with the performance of services in connection with the tax-exempt shareholder or exempt affiliate.

Section 512(b)(17) of the Code applies to amounts included in gross income in any taxable year. Therefore, if (i) Oxbridge Reinsurance Limited’s gross RPII were to equal or exceed 20% of its gross insurance income and the 20% ownership exception for RPII did not apply, or (ii) we were otherwise treated as a CFC for a taxable year, then tax-exempt entities owning our Ordinary Shares would be required to treat a portion of our Subpart F income, including RPII, as UBTI. Additionally, a tax-exempt entity that is treated as a United States 10% shareholder or a RPII shareholder must file Form 5471 in the circumstances described above.

If you are a tax-exempt entity, we recommend that you consult with your own tax advisor as to the potential impact of Section 512(b)(17) of the Code and the UBTI provisions of the Code.

Dispositions of Ordinary Shares. Under Section 1248 of the Code, any gain from the sale or exchange by a United States 10% shareholder of shares in a CFC may be treated as a dividend to the extent of the CFC’s earnings and profits during the period that the shareholder held the shares, subject to certain adjustments. Section 953(c)(7) of the Code generally provides that Section 1248 also applies to the sale or exchange of shares by a United States person in a foreign corporation that earns RPII and is characterized as a CFC under the RPII rules if the foreign corporation would be taxed as an insurance company if it were a United States corporation. The dividend treatment applies to a United States person subject to the RPII rules regardless of whether the United States person is a United States 10% shareholder or whether the CFC meets either one of the first two RPII exceptions described above (i.e., the 20% ownership exception and the RPII 20% gross income exception). The proposed Regulations do not specifically address whether Section 1248 of the Code applies when a foreign corporation is not a CFC but the foreign corporation has an insurance company subsidiary that is a CFC for purposes of requiring United States persons to take into account RPII.

We believe that a strong argument exists that Section 1248 of the Code should not apply to dispositions of our ordinary shares in the event that Oxbridge Re Holdings Limited does not have any United States 10%

shareholders and it is not directly engaged in the insurance business. However, we cannot assure you that the IRS will interpret the proposed Regulations under Section 953 of the Code in this manner or that the U.S. Treasury will not amend such Regulations, or issue other Regulations, to provide that Section 1248 of the Code applies to dispositions of our ordinary shares.

Other U.S. Federal Income Tax Matters

Foreign Tax Credit. So long as United States persons own a majority of our ordinary shares and a substantial part of our business includes the reinsurance of United States risks, only a portion of the RPII and dividends we pay, if any, will be treated as foreign source income for purposes of computing your United States foreign tax credit limitation. This foreign source limitation also applies to any gain from your sale of our ordinary shares that is treated as a dividend under Section 1248 of the Code. It is likely that substantially all of our RPII and dividends that are foreign source income will constitute “passive” income for foreign tax credit limitation purposes. Thus, it may not be possible for you to utilize excess foreign tax credits to reduce United States tax on such income.

Because the calculation of a taxpayer’s foreign tax credit limitation is complex and is dependent on the particular taxpayer’s circumstances, we recommend that United States persons that hold our ordinary shares consult their own tax advisors with respect to these matters.

Information Reporting and Backup Withholding. In general, information reporting requirements will apply with respect to payments of dividends on the ordinary shares to a U.S. Holder, and with respect to payments to a U.S. Holder of any proceeds from a disposition of ordinary shares. In addition, a U.S. Holder may be subject to a backup withholding tax on payments with respect to the ordinary shares if the U.S. Holder fails to supply its correct taxpayer identification number in the manner required by applicable law, fails to certify that it is not subject to the backup withholding tax, or otherwise fails to comply with applicable backup withholding tax rules. Any amounts withheld from a U.S. Holder under the backup withholding provisions may be credited against the U.S. federal income tax liability of the U.S. Holder, and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Additional Information Reporting Requirements. The Hiring Incentives to Restore Employment (HIRE) Act of 2010 (P.L. 111-147) added to the Code a provision which requires a United States person that owns stock in a PFIC to perform such information reporting relating to its ownership as the IRS shall require by regulation. Regulations relating to such information reporting were promulgated in December 2013. These regulations generally apply to United States persons that directly own shares (or options to acquire shares) of a PFIC and to certain United States persons that indirectly own shares (or options to acquire shares) of a PFIC. These regulations apply to taxable years of such United States persons that end on or after December 31, 2013. Any U.S. Holder that owns ordinary shares or warrants of Oxbridge Re Holdings Limited is urged to consult its own tax advisor regarding the applicability of this information reporting requirement.

Additional Withholding Requirements. The HIRE Act also added Sections 1471 through 1474 to the Code. These provisions, known as the Foreign Account Tax Compliance Act, or FATCA, impose a withholding tax of 30% on (i) United States source interest, dividends and certain other types of income, and (ii) the gross proceeds from the sale or disposition of assets which produce such types of income, which are received by a foreign financial institution, unless such foreign financial institution enters into an agreement with the IRS to obtain certain information as to the identity of the direct and indirect owners of accounts in such institution. In addition, a withholding tax may be imposed on payments to certain non-financial foreign entities which do not obtain and provide information as to their direct and indirect owners. Although these provisions became effective by statute on January 1, 2013, withholding on United States source interest, dividends and certain other types of income will not apply until July 1, 2014 and withholding on gross proceeds will not apply until January 1, 2017. In addition, the IRS recently released Regulations which would be used by the IRS in implementing the FATCA provisions and contain a number of phased-in dates for compliance with their various provisions. It is not possible to predict the effect that these rules could have on Oxbridge Re Holdings Limited, Oxbridge Reinsurance Limited or any of their shareholders. Although we believe that we may qualify for one or more exemptions to the FATCA provisions, we will be unable to determine whether and how the FATCA provisions will apply to each of Oxbridge Re Holdings Limited or Oxbridge Reinsurance Limited and affect any of their shareholders until further guidance is promulgated.

PLAN OF DISTRIBUTION

We have engaged Capitol Securities Management, Inc. (the “placement agent”) to conduct this offering on a “best efforts, minimum/maximum” basis to offer and sell on our behalf units, with each unit consisting of one ordinary share and one warrant. The offering is being made without a firm commitment by the placement agent, which has no obligation or commitment to purchase any of our units. Our officers, directors or affiliates may purchase units in this offering, and may do so for the explicit purpose of satisfying the minimum offering amount. Any such purchases will be made for investment purposes only, and not with a view toward redistribution.

Unless sooner withdrawn or canceled by either us or the placement agent, the offering will continue until the earlier of (i) a date mutually acceptable to us and our placement agent after which the minimum offering is sold or (ii)                 , 2014 (the “Offering Termination Date”). The placement agent has agreed in accordance with the provisions of SEC Rule 15c2-4 to cause all funds received by the placement agent for the sale of the units to be promptly deposited in an escrow account maintained by SunTrust Bank, N.A. (the “Escrow Agent”) as escrow agent for the investors in the offering. The Escrow Agent will exercise signature control on the escrow account and will act based on joint instructions from our company and the placement agent. On the closing date for the offering, the net proceeds in the escrow account maintained by the Escrow Agent will be delivered to our company. If we do not complete this offering before the Offering Termination Date, all amounts will be promptly returned as described below. In the event of any dispute between our company and the placement agent, including about whether the minimum offering has been sold and whether and how funds are to be reimbursed, the escrow agent is entitled to petition a court of competent jurisdiction to resolve any such dispute.

Investors must pay in full for all units at the time of investment. Payment for the units may be made (i) by check, bank draft or money order made payable to “SunTrust Bank” and delivered to the placement agent no less than seven business days before the date of closing, or (ii) by authorization of withdrawal from securities accounts maintained with the placement agent. If payment is made by check, bank draft or money order delivered to the placement agent, the placement agent will transmit such check, bank draft or money order to the Escrow Agent by noon of the next business day following receipt. If payment is made by authorization of withdrawal from securities accounts, the funds authorized to be withdrawn from a securities account will continue to accrue interest, if any interest is to accrue on such amounts, at the contractual rates until closing or termination of the offering, but a hold will be placed on such funds, thereby making them unavailable to the purchaser until closing or termination of the offering. If a purchaser authorizes the placement agent to withdraw the amount of the purchase price from a securities account, the placement agent will do so as of the date of closing. The placement agents will inform prospective purchasers of the anticipated date of closing.

Proceeds deposited in escrow with the Escrow Agent may not be withdrawn by investors prior to the earlier of the closing of the offering or the Offering Termination Date. If the offering is withdrawn or canceled or if the minimum offering is not reached and proceeds therefrom are not received by us on or prior to the Offering Termination Date, all proceeds will be promptly returned by the Escrow Agent without interest or deduction to the persons from which they are received (within one business day) in accordance with applicable securities laws. All such proceeds will be placed in a non-interest bearing account pending such time.

Pursuant to that certain placement agreement by and between the placement agent and us, the obligations of the placement agent to solicit offers to purchase the units and of investors solicited by the placement agent to purchase our units are subject to approval of certain legal matters by counsel to the placement agent. The placement agent’s obligations under the placement agreement are subject to various conditions which are customary in transactions of this type. The placement agent reserves the right to reject orders in whole or in part for any reason or no reason.

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the placement agent may be required to make in respect of those liabilities.

The placement agent is offering the units, subject to prior sale, when, as and if issued to and accepted by it, subject to conditions contained in the placement agreement, such as the receipt by the placement agent of officers’ certificates and legal opinions. The placement agent reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part in the event (i) our representations or warranties are incorrect or misleading or we fail to fulfill our agreements with the placement agent; (ii) a material adverse change occurs affecting our business, management, property, assets, results of operations, condition or prospects; (iii) trading is suspended on any national securities exchange; (iv) war is declared; (v) a banking moratorium is declared in Virginia, New York or the U.S.; or (vi) any laws, regulations, court or administrative order or other governmental or agency act causes the placement agent to believe that our business or the U.S. securities markets will be materially adversely affected. The placement agent’s discretion in this regard is broad.

In connection with this offering, the placement agent or certain of the securities dealers may distribute prospectuses electronically. No forms of prospectus other than printed prospectuses and electronically distributed prospectuses that are printable in Adobe PDF format will be used in connection with this offering.

A managing director of the placement agent is a non-voting observer on the board of directors of HCI Group, Inc., which is our only customer in the current policy year.

Foreign Regulatory Restrictions on Purchase of our Units

We have not taken any action to permit a public offering of the units outside the United States or to permit the possession or distribution of this prospectus outside the United States. People outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of our units and the distribution of this prospectus outside the United States.

Commissions and Discounts

The placement agent has advised us that it proposes to offer the units to the public at the initial public offering price on the cover page of this prospectus. The following table shows the public offering price, the placement agent fee to be paid by us to the placement agent and the proceeds, before expenses, to us.

	Per Unit(1)	Minimum Offering	Maximum Offering
Public Offering Price
Placement Fee
Proceeds to us, before expenses

(1)	We have assumed a placement fee of 7% for all units, however, the placement agent has agreed to accept a placement fee of 2% with respect to investors introduced to the placement agent by our company. The placement agent has also agreed to pay to Skyway Advisors, LLC, a registered broker dealer, a portion of the placement agent’s fee equal to 1.20% of the gross proceeds from the offering attributable to certain members of the selling group in the offering that have been introduced to the placement agent by Skyway Advisors. Skyway Advisors is not participating in the sale or distribution of the units.

We expect our total cash expenses for this offering to be approximately $600,000, exclusive of the above placement fee. In addition, we will pay the placement agent an accountable expense allowance of 1% of the amount of the offering, or $255,000 (maximum offering), or $102,000 (minimum offering). We have paid $35,000 to the placement agent as an advance on such accountable expense allowance. We have agreed to pay an additional $35,000 advance upon the filing of the second amendment to the registration statement of which this prospectus is a part.

Discretionary Units

The placement agent will not sell any units in this offering to accounts over which it exercises discretionary authority, without first receiving written consent from those accounts.

Listing on the NASDAQ Capital Market

Our units have been approved for listing on the NASDAQ Capital Market under the symbol “OXBRU.” However, as this offering is a best-efforts offering, we expect that the NASDAQ Capital Market will be unable to admit our units for listing until the completion of the offering and, consequently, the satisfaction of NASDAQ Capital Market listing standards. If so admitted, we expect our units to begin trading on the NASDAQ Capital Market on the day following the closing of this offering. After our units are listed on the NASDAQ Capital Market, we will be subject to continued listing requirements and corporate governance standards. We expect these new rules and regulations to significantly increase our legal, accounting and financial compliance costs.

Price Stabilization, Short Positions and Penalty Bids

In order to facilitate the offering of the units, the placement agent may engage in transactions that stabilize, maintain or otherwise affect the price of the units. In order to facilitate the offering, the placement agent may, but is not required to, bid for, and purchase, units in the open market to stabilize the price of the units. These activities may raise or maintain the market price of the units above independent market levels or prevent or retard a decline in the market price of the units. The placement agent is not required to engage in these activities, and may end any of these activities at any time. We and the placement agent have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933.

LEGAL MATTERS

Certain matters as to U.S. law in connection with this offering will be passed upon for us by the law firm of Foley & Lardner LLP, Tampa, Florida. Certain legal matters in connection with this offering will be passed upon for the placement agent by the law firm of LeClairRyan, a Professional Corporation, Richmond, Virginia. The validity of the units, ordinary shares, and warrants under Cayman Islands law will be passed upon for us by Maples and Calder.

EXPERTS

The consolidated financial statements included in this prospectus have been audited by Hacker, Johnson & Smith, P.A., independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Attorneys with Foley & Lardner LLP representing Oxbridge with respect to this offering beneficially owned approximately 17,000 ordinary shares and 51,000 warrants to purchase 51,000 ordinary shares as of the date of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement (of which this prospectus is a part) under the Securities Act of 1933, as amended, relating to the securities we are offering. This prospectus does not contain all the information that is in the registration statement. Certain portions of the registration statement have been omitted as allowed by the rules and regulations of the SEC. Statements in this prospectus which summarize documents are not necessarily complete, and in each case you should refer to the copy of the document filed as an exhibit to the registration statement. For further information regarding our company and our securities, please see the registration statement and its exhibits and schedules. You may examine the registration statement free of charge (and make copies of the registration statement) at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the registration statement and other public filings and information can be obtained from the SEC’s Internet site at www.sec.gov.

Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, will file periodic reports, proxy statements, and other information with the Commission. Such periodic reports, proxy statements, and other information will be available for inspection and copying at the SEC’s Public Reference Room and Internet site referred to above. Our Internet site address is www.oxbridgere.com. Information on our Internet site does not constitute a part of this prospectus.

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARY

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Oxbridge Re Holdings Limited

Grand Cayman, Cayman Islands:

We have audited the accompanying consolidated balance sheet of Oxbridge Re Holdings Limited and Subsidiary (the “Group”) as of December 31, 2013, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for period from April 4, 2013 (date of incorporation) to December 31, 2013. These consolidated financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Group at December 31, 2013, and the consolidated results of its operations and its cash flows for the period from April 4, 2013 (date of incorporation) to December 31, 2013, in conformity with U.S. generally accepted accounting principles.

HACKER, JOHNSON & SMITH PA

Tampa, Florida

January 20, 2014

500 North Westshore Boulevard, Post Office Box 20368, Tampa, Florida 33622-0368, (813) 286-2424

A Registered Public Accounting Firm

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(Expressed in United States dollars)

December 31, 2013
Assets
Cash and cash equivalents (Note 3)	$695,215
Restricted cash and cash equivalents (Note 3)	10,117,500
Deferred policy acquisition costs	68,965
Prepayments and other receivables	64,578
Prepaid offering costs	416,540

Total assets	$11,362,798

Liabilities and shareholders’ equity
Liabilities:
Reserves for losses and loss adjustment expenses (Note 4)	$—
Loss experience refund payable	1,367,100
Unearned premiums reserve	2,036,046
Accounts payable and other liabilities	511,086

Total liabilities	3,914,232

Concentrations and commitments (Notes 8 and 9)
Shareholders’ equity:
Share capital (Note 6)	1,115
Additional paid-in capital (Note 6)	6,594,520
Retained earnings	852,931

Total shareholders’ equity	7,448,566

Total liabilities and shareholders’ equity	$11,362,798

The accompanying notes are an integral part of these consolidated financial statements.

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARY

CONSOLIDATED STATEMENT OF INCOME

(Expressed in United States dollars)

Period from April 4, 2013 (date of incorporation) to December 31, 2013
Assumed premiums (net of loss experience refund of $1,367,100)	$3,519,413
Change in unearned premiums reserve	(2,036,046)

Net premiums earned	1,483,367
Loss and loss adjustment expenses incurred (Note 4)	—
Policy acquisition costs	(96,551)

Net underwriting profit	1,386,816

Other income and expenses:
Net investment income	—
Preopening expenses and organizational costs	(145,228)
Administrative expenses	(388,657)

Total other income and expenses	(533,885)

Net income for the period	$852,931

Basic and diluted earnings per share	$0.88

The accompanying notes are an integral part of these consolidated financial statements.

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

DECEMBER 31, 2013

(Expressed in United States dollars)

	Share Capital	Additional paid-in Capital	Retained Earnings	Total
Balance at April 4, 2013	—	—	—	—
Receipt of Share capital	1,115	—		1,115
Additional paid-in capital, net of offering costs of $96,465, resulting from sale of:
Share capital		3,114,628		3,114,628
Share warrants	—	3,479,892	—	3,479,892
Net income for the period	—	—	852,931	852,931

Balance at December 31, 2013	1,115	6,594,520	852,931	7,448,566

The accompanying notes are an integral part of these consolidated financial statements.

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS

(Expressed in United States dollars)

Period from April 4, 2013 (date of incorporation) to December 31, 2013
Operating activities
Net income for the period	$852,931
Adjustments to reconcile net income to net cash used in operating activities:
Changes in operating assets and liabilities:
Restricted cash and cash equivalents	(10,117,500)
Deferred policy acquisition costs	(68,965)
Prepayments and other receivables	(64,578)
Prepaid offering costs	(416,540)
Unearned premiums reserve	2,036,046
Loss experience refund payable	1,367,100
Accounts payable and other liabilities	511,086

Net cash used in operating activities	(5,900,420)

Financing activities
Proceeds on issuance of share capital	1,115
Additional paid-in capital proceeds, net of offering costs, resulting from:
Share capital	3,114,628
Share warrants	3,479,892

Net cash provided by financing activities	6,595,635

Net change in cash and cash equivalents	695,215
Cash and cash equivalents at beginning of period	—

Cash and cash equivalents at end of period	$695,215

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$—

Cash paid for interest	$—

The accompanying notes are an integral part of these consolidated financial statements.

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and for the period from April 4, 2013 (date of incorporation) to December 31, 2013

(Expressed in United States dollars)

1. Organization

Oxbridge Re Holdings Limited (the “Company”) was incorporated on April 4, 2013 and under the laws of the Cayman Islands. The Company owns 100% equity interest in Oxbridge Reinsurance Limited (the “Subsidiary”), an entity incorporated on April 23, 2013 under the laws of the Cayman Islands and for which a Class “C” Insurer’s licence has been granted on April 29, 2013 under the provisions of the Cayman Islands Insurance Law. The Company and the Subsidiary (hereinafter collectively referred to as “the Group”) has their registered offices at P.O. Box 309, Ugland House, Grand Cayman, Cayman Islands. The Group’s fiscal year end is December 31.

The principal activity of the Group is the provision of approximately $10.1 million collateralized reinsurance to cover excess of loss catastrophe risks of Claddaugh Casualty Insurance Company, Ltd (“Claddaugh”), a related entity domiciled in Bermuda. The Group intends to increase its coverage to provide similar reinsurance arrangements to affiliated and nonaffiliated US Gulf Coast property insurers.

During the period ended December 31, 2013, the Group assumed risks under two reinsurance contracts, one of which includes retrospective provisions that adjust premiums or results in profit commissions in the event losses are minimal or zero. As a result, the Group expects to recognize liabilities payable to Claddaugh of approximately $2.3 million from June 1, 2013 through May 31, 2014 assuming no losses occur during that period. In accordance with generally accepted accounting principles, the Group will recognize a liability in the period in which the absence of loss experience obligates the Group to pay cash or other consideration under the contract. On the contrary, the Group will derecognize such liability in the period in which a loss experience arises. Such adjustments to the liability, which accrue throughout the contract term, will reduce our losses should a catastrophic loss event covered by the Group occur.

2. Significant accounting policies

The accompanying consolidated financial statements of the Group have been prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and are stated in United States dollars. All significant intercompany accounts and transactions have been eliminated in consolidation. A summary of the significant accounting and reporting policies used in preparing the accompanying consolidated financial statements is as follows:

Use of Estimates: The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as well as the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ materially from these estimates. Material estimates that are particularly susceptible to significant change in the near term are related to the reserve for losses and loss adjustment expenses and loss experience refund payable.

Cash and cash equivalents: Cash and cash equivalents are comprised of cash and short term investments with original maturities of three months or less.

Restricted cash and cash equivalents: Restricted cash and cash equivalents represent funds held in accordance with the Group’s trust agreements with the ceding reinsurer and a trustee, which requires the Group to maintain collateral in excess of the limit of liability, less unpaid premium.

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and for the period from April 4, 2013 (date of incorporation) to December 31, 2013

(Expressed in United States dollars)

2. Significant accounting policies (continued)

Deferred policy acquisition costs (“DAC”): Policy acquisition costs consists of brokerage fees, federal excise taxes and other costs related directly to the successful acquisition of new or renewal insurance contracts, and are deferred and amortized over the terms of the reinsurance agreements to which they relate. During the period ended December 31, 2013, the Group paid $116,651 to Advocate Reinsurance Partners LLC, in which a former director holds a senior partner position. The Group amortized $96,551 of policy acquisition costs during the period ended December 31, 2013, as recorded in the consolidated statement of income. The Group evaluates the recoverability of DAC by determining if the sum of future earned premiums and anticipated investment income is greater than the expected future claims and expenses. If a loss is probable on the unexpired portion of policies in force, a premium deficiency loss is recognized. At December 31, 2013, the DAC was considered fully recoverable and no premium deficiency loss was recorded.

Allowance for uncollectible receivables: Management evaluates credit quality by evaluating the exposure to individual counterparties; where warranted management also considers the credit rating or financial position, operating results and/or payment history of the counterparty. Management establishes an allowance for amounts for which collection is considered doubtful. Adjustments to previous assessments are recognized as income in the year in which they are determined. At December 31, 2013, no receivables were determined to be overdue or impaired and, accordingly, no allowance for uncollectible receivables has been established.

Reserves for losses and loss adjustment expenses: The Group determines its reserves for losses and loss adjustment expenses on the basis of the claims reported by the Group’s ceding insurers, and for losses incurred but not reported, if any, management uses the assistance of an independent actuary. The reserves for losses and loss adjustment expenses represent management’s best estimate of the ultimate settlement costs of all losses and loss adjustment expenses. Management believes that the amounts are adequate; however, the inherent impossibility of predicting future events with precision, result in uncertainty as to the amount which will ultimately be required for the settlement of losses and loss expenses, and the differences could be material. Adjustments are reflected in the consolidated statement of income in the period in which they are determined.

Premiums assumed: The Group records premiums assumed, net of loss experience refunds (See Note 1 above), as earned pro-rata over the terms of the reinsurance agreements and the unearned portion at the balance sheet date is recorded as unearned premiums reserve. A reserve is made for estimated premium deficiencies to the extent that estimated losses and loss adjustment expenses exceed related unearned premiums. Investment income is not considered in determining whether or not a deficiency exists.

Preopening and Organizational Costs: Preopening and organizational costs incurred prior to the commencement of insurance operations totaled $145,228 and were expensed as incurred.

Prepaid offering costs: Prepaid offering costs relate to the Company’s Form S-1 and planned initial public offering and such costs will be netted out of the offering proceeds upon consummation of the offering. Included within Accounts payable and other liabilities is an amount of $416,540 with respect to accrued offering costs.

Uncertain income tax positions: The authoritative US GAAP guidance on accounting for, and disclosure of, uncertainty in income tax positions requires the Group to determine whether an income tax position of the Group is more likely than not to be sustained upon examination by the relevant tax authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. For income tax positions meeting the more likely than not threshold, the tax amount recognized in the financial statements, if any, is

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and for the period from April 4, 2013 (date of incorporation) to December 31, 2013

(Expressed in United States dollars)

2. Significant accounting policies (continued)

reduced by the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant taxing authority. The application of this authoritative guidance has had no effect on the Group’s consolidated financial statements because the Group had no uncertain tax positions at December 31, 2013.

Comprehensive income: There were no elements of comprehensive income as of December 31, 2013 or during the period from April 4, 2013 (date of incorporation) through December 31, 2013.

Earnings Per share. Basic earnings per share has been computed on the basis of the weighted-average number of shares of share capital outstanding during the period. Diluted earnings per share is the same as basic earnings per share because the exercise price of the outstanding share capital warrants exceeded the fair value of the shares during the period. Weighted-average shares outstanding during the period ended December 31, 2013 were 972,540.

Recent accounting pronouncements: There have been no recent accounting pronouncements during the period ended December 31, 2013 that are of significance or potential significance to the Group.

3. Cash and cash equivalents and restricted cash and cash equivalents

December 31, 2013
Cash on deposit	$695,215
Restricted cash held in trust	10,117,500

Total	$10,812,715

Cash and cash equivalents are held by large and reputable counterparties in the United States of America and in the Cayman Islands. Restricted cash held in trust at December 31, 2013 are custodied with Bank of New York Mellon and are held in accordance with the Group’s trust agreement with the ceding reinsurer and a trustee, which requires that the Group provide collateral having a market value greater than or equal to the limit of liability less unpaid premium. At December 31, 2013, restricted cash held in trust equates to the Group’s limit of liability.

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and for the period from April 4, 2013 (date of incorporation) to December 31, 2013

(Expressed in United States dollars)

4. Reserves for losses and loss adjustment expense

Activity in the reserves for losses and loss adjustment expenses for the period ended December 31, 2013 is as follows:

2013
Balance at beginning of period	$—

Incurred losses related to:
Current year	—
Prior years	—

—
Paid losses related to:
Current year	—
Prior years	—

—

Balance at end of period	$—

There were no losses incurred during the period ended December 31, 2013.

5. Taxation

Under current Cayman Islands law, no corporate entity, including the Group, is obligated to pay taxes in the Cayman Islands on either income or capital gains. The Company and its Subsidiary have an undertaking from the Governor-in-Cabinet of the Cayman Islands, pursuant to the provisions of the Tax Concessions Law, as amended, that, in the event that the Cayman Islands enacts any legislation that imposes tax on profits, income, gains or appreciations, or any tax in the nature of estate duty or inheritance tax, such tax will not be applicable to the Company and its Subsidiary or their operations, or to the ordinary shares or related obligations, until April 23, 2033 and May 17, 2033, respectively.

6. Share capital and additional paid-in capital

December 31, 2013
Authorised: 50,000,000 shares par value of $0.001 each	$50,000

Issued and fully paid: 1,115,350 shares	$1,115

Under Cayman Islands law, the use of the additional paid-in capital is restricted, and the Group will not be allowed to pay dividends out of additional paid-in capital if such payments results in breaches of the prescribed and minimum capital requirement. See also Note 7.

On May 31, 2013, the Company completed the sale of 1,115,350 units consisting of one of the Company’s ordinary shares and three warrants. One warrant may be exercised to acquire one ordinary share at an exercise price equal to $7.50 per share on or before May 31, 2018. At any time after November 30, 2013 and before the expiration of the warrants, the Company at its option may cancel the warrants in whole or in part, provided that the closing price per ordinary share has exceeded $9.38 for at least ten

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and for the period from April 4, 2013 (date of incorporation) to December 31, 2013

(Expressed in United States dollars)

6. Share capital and additional paid-in capital (continued)

trading days within any period of twenty consecutive trading days, including the last trading day of the period. The initial private placement offering resulted in aggregate gross proceeds to the Company of approximately $6.7 million, of which $3,479,892 related to the fair value proceeds on warrants issued. The fair value of the warrants of $1.04 was determined by the Black-Scholes pricing model using the following assumptions: volatility of 48%, an expected life of 5 years, expected dividend yield of 8% and a risk-free interest rate of 1.69%. There were 3,460,050 warrants outstanding at December 31, 2013. No warrants were exercised during the period ended December 31, 2013.

On January 19, 2014, the Company’s and Subsidiary’s Board of Directors declared dividends of 12 cents per share for the 3rd and 4th quarter of the period ended December 31, 2013, respectively. Such dividends were resolved to be payable to shareholders of record as of December 31, 2013.

As of December 31, 2013, none of the Company’s retained earnings were restricted from payment of dividends to the Company’s shareholders. However, since most of the Company’s capital and retained earnings are invested the Subsidiary, a dividend from the Subsidiary would likely be required in order to fund a dividend to the Company’s shareholders and would require the approval of the Cayman Islands Monetary Authority (“CIMA”).

As such, the Group has obtained CIMA’s approval, and expects to pay dividends in February 2014.

7. Net worth for regulatory purposes

The Subsidiary is subject to a minimum and prescribed capital requirement as established by CIMA. Under the terms of its license, the Subsidiary is required to maintain a minimum and prescribed capital requirement of $500 in accordance with the Subsidiary’s approved business plan with CIMA. At December 31, 2013, the Subsidiary’s net worth of $6.5 million exceeded the minimum and prescribed capital requirement. For the period ended December 31, 2013, the Subsidiary’s net income was $1.1 million.

The Subsidiary is not required to prepare separate statutory financial statements for filing with CIMA and, there were no material differences between the Subsidiary’s GAAP capital, surplus and net income, and its statutory capital, surplus and net income as of December 31, 2013 or for the period then ended.

8. Fair value and certain risks and uncertainties

Fair values

With the exception of balances in respect of insurance contracts (which are specifically excluded from fair value disclosures under US GAAP), the carrying amounts of all financial instruments, which consists of cash and cash equivalents and restricted cash and cash equivalents approximate their fair values due to their short-term nature. The Group has no investments at December 31, 2013. The fair value of cash and restricted cash were based on level 1 inputs which consist of unadjusted quoted prices in active markets for identical assets.

Concentration of underwriting risk

All of the Group’s insurance business ultimately relates to the risks of one entity domiciled in Florida in the United States that is under common directorship; accordingly the Group’s underwriting risks are not diversified.

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and for the period from April 4, 2013 (date of incorporation) to December 31, 2013

(Expressed in United States dollars)

8. Fair value and certain risks and uncertainties (continued)

Credit risk

The Group’s cash balances are held in custody by two financial institutions in the Cayman Islands and United States of America. The Group is subject to credit risk to the extent that the financial institutions may be unable to fulfil their obligations to repay amounts owed. Management is satisfied that the Group will not suffer a material loss as a result of these concentrations.

9. Lease Commitments

The Group has an operating lease for office space located at Landmark Square, 64 Earth Close, Grand Cayman, Cayman Islands. The term of the lease is three months commencing on June 1, 2013 and thereafter, on a monthly basis. Rent expense for the period ended December 31, 2013 was $7,000. There were no lease commitments at December 31, 2013 with respect to this lease.

The Group also has an operating lease for residential space at Britannia Villas #616, Grand Cayman, Cayman Islands. The term of the lease is 13 months commencing on October 1, 2013. Rent expense for the period ended December 31, 2013 was $12,600 and lease commitments at December 31, 2013 were $42,000.

10. Condensed Financial Information of Oxbridge Re Holdings Limited

Balance Sheet at December 31, 2013 is as follows:

December 31, 2013
Assets
Cash and cash equivalents	$691,960
Investment in subsidiary	6,772,979
Prepayments and other receivables	29,198
Prepaid Offering Costs	416,540

Total assets	$7,910,677

Liabilities and shareholder’s equity
Liabilities:
Accounts payable and other liabilities	462,111

Shareholders’ equity:
Share capital	1,115
Additional paid-in capital	6,594,520
Retained earnings	852,931

Total shareholders’ equity	7,448,566

Total liabilities and shareholders’ equity	$7,910,677

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and for the period from April 4, 2013 (date of incorporation) to December 31, 2013

(Expressed in United States dollars)

10. Condensed Financial Information of Oxbridge Re Holdings Limited (continued)

Statement of Income for the period ended December 31, 2013 is as follows:

Period from April 4, 2013 (date of incorporation) to December 31, 2013
Other expenses:
Preopening expenses	$(72,614)
Administrative expenses	(175,707)

Loss before equity in earnings of subsidiary	$(248,321)
Equity in earnings of subsidiary	$1,101,252

Net income for the period	$852,931

Statement of Cash Flows for the period ended December 31, 2013 is as follows:

Operating activities
Net income for the period	$852,931
Equity in earnings of subsidiary	(1,101,252)
Adjustments to reconcile net income to net cash used in operating activities:
Changes in operating assets and liabilities:
Prepayments and other receivables	(29,198)
Prepaid Offering Costs	(416,540)
Accounts payable and other liabilities	462,111

Net cash used in operating activities	(231,948)

Net cash used in Investing activity
Investment in subsidiary	(5,671,727)

Financing activities
Proceeds on issuance of share capital	1,115
Additional paid-in capital proceeds, net of offering costs, resulting from:
Share capital	3,114,628
Share warrants	3,479,892

Net cash provided by financing activities	6,595,635

Net change in cash and cash equivalents	691,960
Cash and cash equivalents at beginning of period	—

Cash and cash equivalents at end of period	$691,960

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013 and for the period from April 4, 2013 (date of incorporation) to December 31, 2013

(Expressed in United States dollars)

11. Subsequent events

As disclosed on Note 6 of these consolidated financial statements, on January 19 2014, the Company’s and Subsidiary’s Board of Directors declared dividends of $267,684 payable to shareholders of record as of December 31, 2013.

Effective January 1, 2014, the Group entered into a property catastrophe excess reinsurance contract with an unrelated insurer domiciled in Dallas, Texas. The contract expires on March 1, 2015, and under the terms of the agreement, the Group undertakes to provide $250,000 of fully collateralized coverage, with a reinstatement of an additional $250,000 coverage.

GLOSSARY OF SELECTED INSURANCE, REINSURANCE AND FINANCIAL TERMS

Broker	An intermediary who negotiates contracts of insurance or reinsurance, receiving a commission for placement and other services rendered, between (1) a policyholder and a primary insurer, on behalf of the insured party, (2) a primary insurer and reinsurer, on behalf of the primary insurer, or (3) a reinsurer and a retrocessionaire, on behalf of the reinsurer.

Capacity	The percentage of surplus, or the dollar amount of exposure, that an insurer or reinsurer is willing or able to place at risk. Capacity may apply to a single risk, a program, a line of business or an entire book of business. Capacity may be constrained by legal restrictions, corporate restrictions, or indirect financial restrictions such as capital adequacy requirements.

Case reserves	Loss reserves, established with respect to specific, individual reported claims.

Casualty reinsurance	Reinsurance that is primarily concerned with the losses caused by injuries to third persons and their property (in other words, persons other than the policyholder) and the legal liability imposed on the policyholder resulting therefrom. Also referred to as liability reinsurance. It includes, but is not limited to workers’ compensation, automobile liability and general liability.

Catastrophe	A severe loss, typically involving multiple claimants. Common perils include earthquakes, hurricanes, tsunamis, hailstorms, severe winter weather, floods, fires, tornados, explosions, and other natural or man-made disasters. Catastrophe losses may also arise from acts of war, acts of terrorism and political instability.

Cede; cedant; ceding company	When a party reinsures some or all of its liability with another, it “cedes” business and is referred to as the “ceding company” or “cedant.”

Claim	Request by an insured or reinsured for indemnification by an insurance or reinsurance company for loss incurred from an insured peril or event.

Collateralized Reinsurance	Collateralized Reinsurance is a form of reinsurance in which the party assuming the risk is required to post collateral in order to cover any potential claim obligation. This allows non-traditional reinsurers, such as reinsurance funds, to participate in the reinsurance market.

DTC	The Depository Trust Company. DTC is a limited purpose trust company organized under New York law, a member of the US Federal Reserve System and a clearing agency registered with the SEC. DTC will act as the securities depository for the units, ordinary shares, and warrants of Oxbridge Re Holdings Limited.

Excess of loss reinsurance	Reinsurance which indemnifies the reinsured against that portion of losses and loss adjustment expenses incurred on the underlying policies in excess of a specified dollar or percentage loss ratio amount. Also known as non-proportional reinsurance.

Exclusions	A listing of specific types of coverage or loss that are not covered by a given treaty contract.

Financial strength rating	The opinions of rating agencies regarding the financial ability of an insurance or reinsurance company to meet its financial obligations under its policies.

Frequency	The number of claims occurring during a given coverage period.

Gross premiums written	Total premiums for assumed reinsurance during a given period.

Incurred but not reported (IBNR)	Reserves for estimated loss and loss adjustment expenses that have been incurred by insureds and reinsureds but not yet reported to the insurer or reinsurer, including unknown future developments on loss and loss adjustment expenses which are known to the insurer or reinsurer.

Lead	In an insurance market, the brokers find takers for insurance risks on the market and establish the policy terms with a leading underwriter, who also takes on a substantial share of the risk. The broker then looks for further cover providers, known as following underwriters, who accede to the terms established and accept a share of the risk. When a leading underwriter establishes the policy terms, it is called to “lead.”

Loss adjustment expenses	The expenses of settling claims, including legal and other fees and the portion of general expenses allocated to claim settlement costs. Also known as claim adjustment expenses.

Net premiums earned	The portion of net premiums written during or prior to a given period that was actually recognized as income during such period.

Premiums; written, earned and unearned	Premiums represent the cost of insurance that is paid by the cedant or insurer to the insurer or the reinsurer. Written represents the complete amount of premiums received, and earned represents the amount recognized as income. Unearned is the difference between written and earned premiums.

Property catastrophe reinsurance	Property catastrophe reinsurance contracts are typically “all risk” in nature, meaning that they protect against losses from earthquakes and hurricanes, as well as other natural and man-made catastrophes such as tornados, fires, winter storms, and floods (where the contract specifically provides for coverage). Losses on these contracts typically stem from direct property damage and business interruption.

Proportional reinsurance	Reinsurance whereby the reinsurer shares losses in the same proportion as its shares of premiums and policy amounts.

Quota share reinsurance	Reinsurance arrangement in which the insurer, or cedant, automatically transfers, and the reinsurer accepts, a stated proportion of every risk within a defined type of business written by the insurer. For this, the reinsurer receives an equal proportion of the premiums. The ceding insurer receives a commission, based on the amount of the premiums ceded, which is intended to reimburse the insurer for the costs of writing and administering the business. The reinsurer is dependent on the ceding company’s ability in underwriting, pricing and claims administration.

Reinsurance	An arrangement in which an insurance company, the reinsurer, agrees to indemnify another insurance or reinsurance company, commonly referred to as the ceding company or cedant, for all or a portion of the insurance or reinsurance risks underwritten by the ceding company under one or more policies. Reinsurance does not legally discharge the primary insurer from its liability with respect to its obligations to the insured.

Retention	Specific amount of loss that the ceding company retains above which the reinsurance limit applies.

Retrocession; retrocessional coverage	A transaction whereby a reinsurer cedes to another reinsurer, commonly referred to as the retrocessionaire, all or part of the reinsurance that the first reinsurer has assumed. Retrocessional reinsurance does not legally discharge the ceding reinsurer from its liability with respect to its obligations to the reinsured.

Short-tail	Insurance product where the ultimate losses are typically known and settled quickly, usually within a few years.

Submission	An unprocessed application for (i) reinsurance coverage forwarded to a reinsurer by a prospective ceding insurer or by a broker or intermediary on behalf of such prospective ceding insurer or (ii) retrocessional coverage forwarded to a retrocessionaire by a prospective ceding reinsurer or by a broker or intermediary on behalf of such prospective ceding reinsurer.

Treaty reinsurance	The reinsurance of a specified type or category of risks defined in a reinsurance agreement (a “treaty”) between the primary insurer or other reinsured and a reinsurer. Typically, in treaty reinsurance, the primary insurer or reinsured is obligated to offer and the reinsurer is obligated to accept a specified portion of all of that type or category of risk originally written by the primary insurer or reinsured. A treaty is generally valid for a period of one year and contains common contract terms along with a specific risk definition, data on limit and retention, and provisions for premium and duration.

Underwriter	An employee of an insurance or reinsurance company who examines, accepts or rejects risks and classifies accepted risks in order to charge an appropriate premium for each accepted risk.

Underwriting	The insurer’s or reinsurer’s process of reviewing applications submitted for insurance or reinsurance coverage, deciding whether to accept all or part of the coverage requested and determining the applicable premiums.

Unearned premium	The portion of premiums written that is allocable to the unexpired portion of the policy term.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Dealer Prospectus Delivery Obligation

Until                 , 2014, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Oxbridge Re Holdings Limited

Maximum of 4,250,000 Units

Minimum of 1,700,000 Units

Each Unit Consisting of One Ordinary Share and One Warrant

Prospectus

Capitol Securities Management, Inc.

Henley & Company LLC

IAA Financial, LLC

International Assets Advisory, LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than placement agent fees and expenses, payable by the registrant in connection with this offering. All amounts are estimates, except for the Securities and Exchange Commission registration fee and the FINRA filing fee. All of these costs and expenses will be borne by the registrant.

Securities and Exchange Commission filing fee	$7,391	(1)
FINRA filing fee	4,325
NASDAQ Capital Market	5,000
Transfer agent, warrant agent and Registrar expenses and fees	10,000
Printing and engraving expenses	25,000
Accountants’ fees and expenses	5,000
Legal fees and expenses	530,000
Miscellaneous	13,284

Total	$600,000

(1)	Rounded up to nearest whole number.

Item 14.	Indemnification of Directors and Officers.

Our Articles provide that every director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former director and former officer of the Company (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or willful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or willful default of such Indemnified Person. No person shall be found to have committed actual fraud or willful default under the Articles unless or until a court of competent jurisdiction shall have made a finding to that effect.

In addition, pursuant to the Articles, the Company will advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any such advance of expenses, the Indemnified Person must execute an undertaking to repay the advanced amount to the Company if it is determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification. If it is determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

The directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

Item 15.	Recent Sales of Unregistered Securities

Since our incorporation in April 2013, we have issued the following securities which were not registered under the Securities Act of 1933.

1. In May 2013 and June 2013, we sold a total of $6,692,100 of investment units, with each investment unit consisting of one ordinary share and three warrants (each representing the right to purchase one additional ordinary share), to a group of accredited investors. The price of each investment unit was $6.00. As a result of our sale of such investment units, we issued 1,115,350 ordinary shares and 3,346,050 warrants to purchase 3,346,050 ordinary shares to such accredited investors. Of the 1,115,350 ordinary shares issued, an aggregate of 420,000 ordinary shares were issued to our directors and executive officers and their immediate family members and affiliates. In addition, of the 3,346,050 warrants issued, an aggregate of 1,260,000 warrants were issued to our directors and executive officers and their immediate family members and affiliates. The warrants are exercisable until May 31, 2018 at an exercise price of $7.50 per ordinary share.

We claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transaction described in paragraph 1 by virtue of Section 4(2) of the Securities Act and by virtue of Rule 506 of Regulation D. Such sales and issuances did not involve any public offering, were made without general solicitation or advertising and each purchaser was an accredited investor with access to all relevant information necessary to evaluate the investment and represented to us that the shares were being acquired for investment.

No underwriters were employed in the above transaction.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits. A list of the exhibits filed herewith is contained in the Exhibit Index below and is incorporated in this Item 16 by reference.

(b) Financial Statement Schedules. No financial schedules are provided because the information called for is not applicable or is shown in the financial statements or notes thereto.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to provide to the placement agent at the closing specified in the sales agency agreement certificates (or book-entry receipts) in such denominations and registered in such names as required by the placement agent to permit prompt deliver to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedant, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in George Town, Cayman Islands, on February 18, 2014.

OXBRIDGE RE HOLDINGS LIMITED

By:	/s/ Sanjay Madhu
Sanjay Madhu Chief Executive Officer and President (Principal Executive Officer)

Signature	Title	Date

/s/ Sanjay Madhu Sanjay Madhu	President, Chief Executive Officer, and Director (Principal Executive Officer)	February 18, 2014

/s/ Wrendon Timothy Wrendon Timothy	Financial Controller and Secretary (Principal Accounting Officer and Principal Financial Officer)	February 18, 2014

* Paresh Patel	Director	February 18, 2014

* Mayur Patel	Director	February 18, 2014

* Krishna Persaud	Director	February 18, 2014

* Allan Martin	Director	February 18, 2014

* Ray Cabillot	Director	February 18, 2014

*By:	/s/ Wrendon Timothy
Wrendon Timothy Attorney-in-fact

S-1

EXHIBIT INDEX

Exhibit Number	Document Description

1.1**	Form of Sales Agency Agreement.

3.1	Second Amended and Restated Memorandum and Articles of Association of Oxbridge Re Holdings Limited.

4.1	Form of Warrant Agreement between Oxbridge Re Holdings Limited and Broadridge Corporate Issuer Solutions, Inc.

4.2**	Form of Warrant Agreement issued to investors in May/June 2013 Private Placement.

4.3	Form of Amendment Letter for warrants issued in May/June 2013 Private Placement.

5.1	Opinion of Maples and Calder.

10.1**	Excess of Loss Retrocession Contract, effective on June 1, 2013, between Oxbridge Reinsurance Limited and Claddaugh Casualty Insurance Company, Ltd.

10.2**	Excess of Loss Retrocession Contract, effective on June 1, 2013, between Oxbridge Reinsurance Limited and Claddaugh Casualty Insurance Company, Ltd.

10.3**	Executive Employment Agreement, dated July 18, 2013, by and between Oxbridge Re Holdings Limited and Sanjay Madhu.

10.4**	Offer of Employment from Oxbridge Re Holdings Limited to Wrendon Timothy, executed on August 1, 2013.

10.5**	License Agreement, dated May 23, 2013, between IPH Limited and Oxbridge Re Holdings Limited.

10.6**	Underwriting Advisory Agreement, dated January 19, 2014, between Resonant Consultants, Ltd. and Oxbridge Re Holdings Limited.

10.7**	Form of Escrow Agreement among Capital Securities Management, Inc., Oxbridge Re Holdings Limited and SunTrust Bank, N. A.

10.8**	Form of Lock – Up Agreement.

10.9	Lease between Harbour View Investments Ltd. and Oxbridge Re Holdings Ltd.

21.1**	Subsidiaries of the Registrant.

23.1	Consent of Maples and Calder (contained in Exhibit 5.1).

23.2	Consent of Hacker, Johnson & Smith, PA.

24.1**	Power of Attorney (included on signature pages of initial filing).

*	To be filed by amendment.
**	Previously filed.